     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 3, 1997
                      REGISTRATION STATEMENT NO. 333-______
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               ------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                              ---------------------

                          MOLTEN METAL TECHNOLOGY, INC.
             (Exact name of Registrant as specified in its charter)

          DELAWARE                            8731                      52-1659959
(State or other jurisdiction        (Primary Standard Industrial    (I.R.S. Employer
of incorporation or organization)    Classification Code Number)    Identification No.)

                             400-2 TOTTEN POND ROAD
                          WALTHAM, MASSACHUSETTS 02154
                                 (617) 487-9700

   (Address, including zip code, and telephone number, including area code of
                   Registrant's principal executive offices)

                       -----------------------------------

                              WILLIAM M. HANEY, III
                     CHAIRMAN OF THE BOARD OF DIRECTORS AND
                             CHIEF EXECUTIVE OFFICER
                          MOLTEN METAL TECHNOLOGY, INC.
                             400-2 Totten Pond Road
                          Waltham, Massachusetts 02154
                                 (617) 487-9700

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                          ----------------------------

                                 with a copy to:

                              ETHAN E. JACKS, ESQ.
                       VICE PRESIDENT AND GENERAL COUNSEL
                          MOLTEN METAL TECHNOLOGY, INC.
                             400-2 Totten Pond Road
                          Waltham, Massachusetts 02154
                                 (617) 487-9700

                          ----------------------------

 Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

                          ----------------------------

     IF ANY OF THE SECURITIES BEING REGISTERED ON THIS FORM ARE TO BE OFFERED ON A DELAYED OR CONTINUOUS BASIS PURSUANT TO RULE 415 UNDER THE SECURITIES ACT OF 1933, OTHER THAN SECURITIES OFFERED ONLY IN CONNECTION WITH DIVIDEND OR INTEREST REINVESTMENT PLANS, CHECK THE FOLLOWING BOX. [X]

     IF THIS FORM IS FILED TO REGISTER ADDITIONAL SECURITIES FOR AN OFFERING PURSUANT TO RULE 462(b) UNDER THE SECURITIES ACT, PLEASE CHECK THE FOLLOWING BOX AND LIST THE SECURITIES ACT REGISTRATION STATEMENT NUMBER OF THE EARLIER EFFECTIVE REGISTRATION STATEMENT FOR THE SAME OFFERING. [_] ________________

     IF THIS FORM IS A POST-EFFECTIVE AMENDMENT FILED PURSUANT TO RULE 462(c) UNDER THE SECURITIES ACT, PLEASE CHECK THE FOLLOWING BOX AND LIST THE SECURITIES ACT REGISTRATION STATEMENT NUMBER OF THE EARLIER EFFECTIVE REGISTRATION STATEMENT FOR THE SAME OFFERING. [_] _______

     IF DELIVERY OF THE PROSPECTUS IS EXPECTED TO BE MADE PURSUANT TO RULE 434, PLEASE CHECK THE FOLLOWING BOX. [_]


                                           CALCULATION OF REGISTRATION FEE
---------------------------------------------------------------------------------------------------------------------
Title of Each Class of                            Proposed Maximum        Proposed Maximum
   Securities to be          Amount to be        Offering Price per      Aggregate Offering          Amount of
      Registered            Registered (1)            Share (2)              Price (2)         Registration Fee (2)
---------------------------------------------------------------------------------------------------------------------

Common Stock, par value
$.01 per share (3)(4)          6,861,064                $5.50               $37,735,852             $11,435.11
---------------------------------------------------------------------------------------------------------------------

Common Stock, par value
$.01 per share  (4)(5)           566,000                $5.50               $ 3,113,000             $   943.33
---------------------------------------------------------------------------------------------------------------------

Total                          7,427,064                                    $40,848,852             $12,378.44
---------------------------------------------------------------------------------------------------------------------

(1) Based on an estimate of the maximum number of shares of Common Stock of the Registrant issuable in connection with the conversion of the Series A Preferred Stock and the exercise of the warrant as described herein.

(2) Estimated pursuant to Rule 457(c) solely for the purpose of calculating the registration fee, based on the average of the high and low sale prices of the Registrant's Common Stock on October 1, 1997, as reported on the Nasdaq National Market.

(3) Represents shares of Common Stock issuable upon the conversion of the Registrant's Series A Convertible Participating Preferred Stock. For the purpose of estimating the number of shares of Common Stock issuable upon such conversion, the calculation of the number of shares being offered is based on an estimate of 200% of the shares of Common Stock currently issuable at a conversion price of $5.83, which price is 110% of $5.30, the average of the closing bid prices of the Common Stock on the Nasdaq National Market for the five consecutive trading days ending September 5, 1997, the last trading day prior to the issuance date of the Series A Convertible Participating Preferred Stock.

(4) In addition to the estimated number of shares set forth in the table, the amount to be registered includes a presently indeterminate number of shares issuable in connection with the conversion of the convertible securities and the exercise of the warrants as described herein or otherwise in respect of such securities as such number may be adjusted as a result of stock splits, stock dividends and antidilution provisions (including floating rate conversion prices) in accordance with Rule 416.

(5) Represents shares of Common Stock issuable upon the exercise of a warrant to purchase shares of the Registrant's Common Stock.


                             ----------------------


THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                   SUBJECT TO COMPLETION DATED OCTOBER 3, 1997

                                                                    PROSPECTUS
                                7,427,064 SHARES

                         [MOLTEN METAL TECHNOLOGY LOGO]

                                  COMMON STOCK

                            -------------------------

     This Prospectus relates to the following shares of common stock, par value $.01 per share (the "Common Stock"), of Molten Metal Technology, Inc. ("MMT" or the "Company"): (1) up to 6,861,064 shares of Common Stock issuable to the holders of the Company's Series A Convertible Participating Preferred Stock, par value $.01 per share (the "Series A Preferred Stock"), upon conversion thereof (which amount represents an estimate of 200% of the maximum number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock, based upon the average closing bid price for a share of Common Stock for the five trading days ending September 5, 1997, the last trading day prior to the issuance date of the Series A Preferred Stock); and (2) 566,000 shares of Common Stock issuable to GEM Ventures Ltd. ("GEM") upon the exercise of warrants (the "Warrants"), which warrants are currently vested and exercisable.

     The holders of the Series A Preferred Stock are sometimes referred to in this Prospectus as the "Holders," the Holders and GEM are sometimes referred to collectively in this Prospectus as the "Selling Stockholders," and the shares of Common Stock to be sold by the Selling Stockholders pursuant to this Prospectus are sometimes referred to as the "Shares."

     The exact number of shares of Common Stock to be issued by the Company to the Holders cannot be ascertained as of the date of this Prospectus and, if such number of shares differs from the number of shares stated in this Prospectus, the exact number of shares will be stated in a supplement or supplements to this Prospectus to be filed with the Securities and Exchange Commission promptly after the determination of said number and prior to any resale of such additional shares of Common Stock by any of the Holders. See "Description of Capital Stock--Preferred Stock" and "--Warrants" below for a description of the Series A Preferred Stock and the Warrants.

     The Series A Preferred Stock was issued and sold on September 8, 1997 (the "Original Offering") to the initial Holders in transactions exempt from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), pursuant to Regulation D thereunder. The Registration Statement of which this Prospectus is a part has been filed with the Securities and Exchange Commission pursuant to a registration rights agreement dated as of September 5, 1997 (the "Registration Rights Agreement") between the Company and the initial Holders, entered into in connection with the Original Offering.

     The Common Stock is traded on the Nasdaq National Market under the symbol "MLTN." On September 30, 1997, the last reported sale price of the Common Stock on the Nasdaq National Market was $5.50 per share.

     The Shares may be sold by the Selling Stockholders from time to time directly to purchasers or through agents, underwriters or dealers. See "Plan of Distribution." If required, the names of any such agents or underwriters involved in the sale of the Shares in respect of which this Prospectus is being delivered and the applicable agent's commission, dealer's purchase price or underwriter's discount, if any, will be set forth in an accompanying supplement to this Prospectus. The Selling Stockholders and broker-dealers, agents or underwriters which participate in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any commission received by them and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. See "Plan of Distribution."

     The Company will receive the proceeds from the exercise of the Warrants, but will not receive any proceeds from the sale by the Selling Stockholders of the Shares offered hereby. The Selling Stockholders will pay all underwriting discounts and selling commissions, if any, applicable to the sale of the Shares, but will not bear any of the expenses related to this registration. All of such expenses will be borne by the Company.

     See "Risk Factors" for a description of certain risks involved in an investment in the Shares.

                               ------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

              The date of this Prospectus is ______________, 1997.

                              AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 5th Street, N.W., Washington, D.C. 20549, as well as at the following regional offices: 7 World Trade Center, Suite 1300, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the Commission at 450 5th Street, N.W., Washington, D.C. 20549. In addition, the Company is required to file electronic versions of these documents with the Commission through the Commission's Electronic Data Gathering, Analysis, and Retrieval (EDGAR) system. The Commission maintains a World Wide Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance, reference is made to the copy of such contract or other document, if any, filed as an exhibit to the Registration Statement on Form S-1 of which this Prospectus is a part, each such statement being qualified in all respects by such reference.

     The Company has agreed to distribute to each initial Holder of the Shares copies of the Company's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, proxy statements, and press releases until such initial Holder sells or transfers its Shares.

     No person has been authorized to give any information or to make any representation not contained in this Prospectus, and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or any Selling Stockholder. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby to any person in any jurisdiction in which it is unlawful to make any such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall in any circumstances create any implication that there has been no change in the affairs of the Company since the date hereof.

     The information contained herein is subject to completion or amendment. A Registration Statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the Registration Statement becomes effective. This Prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

                                  RISK FACTORS

     An investment in the Shares offered by this Prospectus involves a high degree of risk. Accordingly, prospective investors should consider carefully the following risk factors, in addition to the other information concerning the Company and its business contained in this Prospectus, before purchasing the Shares offered hereby.

     Uncertainty of Future Profitability. The Company's results of operations have varied significantly in the past and may continue to vary significantly in the future. The Company had a net loss of approximately $61.2 million for the year ended December 31, 1996 and net a loss of approximately $49.3 million for the six months ended June 30, 1997. Other than 1995, the Company has had losses in each of the years since its incorporation. Losses have resulted principally from costs incurred in connection with research and development activities and from costs associated with the Company's administrative and marketing activities. A significant portion of the Company's revenues for the year ended December 31, 1996 consisted of technology transfer and success fees from M4 Environmental L.P. ("M4"), the Company's former joint venture with Lockheed Martin Corporation ("LMC") (approximately $13.1 million in 1996). As a result of a restructuring completed in June 1997, M4 is now a wholly owned subsidiary of the Company, and MMT does not expect any future revenues consisting of technology transfer and success fees from M4. During 1997, MMT will earn limited revenue from the operations of M4.

     The Company's future profitability is dependent upon its ability to successfully commercialize its CEP technology and to find alternative sources of revenue. There can be no assurance that the Company will generate sufficient revenue to achieve profitability.

     Uncertainty of Market Acceptance. The Company's Catalytic Extraction Processing ("CEP") technology is a new technology for which there is no established market. There can be no assurance that feedstock generators will view the Company's CEP process as an economically and environmentally acceptable means of disposing of their hazardous and non-hazardous wastes and industrial by-products, which could result in the Company experiencing difficulty in selling its CEP systems. Moreover, there can be no assurance that the economic terms under which generators may be willing to use the Company's CEP process will be profitable to the Company. In addition, a particular generator may be subject to environmental regulation unique to its location which may affect its ability to use CEP.

     Limited Commercial Operations. The Company has limited experience operating CEP systems on a commercial basis. There can be no assurance that the Company will be able to operate CEP systems on a sustained basis in commercial-scale use or that such systems can be operated profitably. In addition, the Company may experience problems associated with the engineering, construction and scale-up of its CEP systems, including cost overruns and start-up delays resulting from technical or mechanical problems or unfavorable conditions in the equipment or labor market.

     The Company has limited experience developing and constructing commercial CEP plants. In addition, the Company's "first of a kind" CEP plants have required larger capital expenditures and a longer period to develop and construct than originally anticipated by the Company. If the Company is not able to develop and construct CEP plants, particularly "second of a kind" plants, on time and under budget, this would have a material adverse effect on the Company's ability to successfully sell CEP plants to customers and to obtain financing for the development and construction of CEP plants.

     Reliance on Environmental Regulation. Federal, state and local environmental legislation and regulations require substantial expenditures and impose liabilities for noncompliance. Environmental laws and regulations are, and will continue to be, a principal factor affecting demand for the systems and services being developed or offered by the Company. The level of enforcement activities by federal, state and local environmental protection agencies and changes in regulations will also affect demand. Any changes in these regulations which increase compliance standards may require MMT to change or improve the CEP technology to meet more stringent regulatory requirements. To the extent that the burdens of complying with such laws and regulations may be eased, the demand for the Company's services could be materially adversely affected. In addition, international environmental regulations and enforcement of such regulations vary by country and are subject to changes which may adversely affect the Company's operations and its ability to commercialize its CEP technology internationally.

     Dependence on Disposal Facilities. The Company's CEP technology may not be successful in recovering materials in a form that is commercially usable or saleable. The Company also could be materially adversely affected by a decrease in the demand for the recovered materials. Some materials produced using CEP may have little to no commercial value, and may be considered wastes. Such waste may be classified as a hazardous or low-level radioactive waste (and may need to be handled as such) under current United States environmental regulations. In addition, such waste may need to be disposed of at specially permitted disposal facilities. In order to utilize such facilities, any waste produced by CEP must meet the acceptance criteria of the particular facility. Fees for disposal of wastes at such facilities, and the methods for calculating such fees, are subject to change. The Company's ability to operate its CEP systems profitably may be adversely affected by increases in such fees or changes in the methods of calculating such fees. The Company expects that the volume of residual waste streams produced from the processing of radioactive wastes with Quantum-CEP(R) will be greater than those produced from otheR applications of CEP.

     Availability of Markets for Recovered Materials. CEP has been designed to perform Elemental Recycling. There can be no assurance, however, that the Company's CEP process will be successful in recovering materials in a form that is commercially usable or saleable or that the Company would not be materially adversely affected by a decrease in the demand for the recovered materials.

     Potential Environmental Liability. The Company's business exposes it to the risk that harmful substances such as hazardous or toxic wastes or radioactive materials will escape into the environment and cause substantial damages or injuries. The Company's ownership or operation of CEP systems expose it to possible liability for investigation and clean-up costs under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and the Resource Conservation and Recovery Act of 1976, as amended ("RCRA") and to possible liability under RCRA for violations of requirements applicable to the generation, transportation, treatment, storage and disposal of hazardous waste. In addition, the Company may be exposed to certain environmental risks resulting from the actions of its customers. Although the Company maintains general liability insurance, this insurance is subject to coverage limits and generally excludes coverage for losses or liabilities relating to environmental damage or pollution. The Company has obtained nuclear insurance for its Quantum-CEP(R) operations in Oak Ridge, Tennessee and environmental impairment liability insurance for these operations and its research and development facility in Fall River, Massachusetts in compliance with applicable state and federal regulatory standards. Although the Company has developed plans to conduct its operations prudently and to structure its relationships with customers and contractors in a manner so as to minimize its exposure to environmental risks, the Company could be materially adversely affected by a claim that is not covered or is only partially covered by insurance.

     Regulatory Status of Operations. The Company and its customers operate in a highly regulated environment and certain of the operations at the Company's CEP facilities will be required to have federal, state and local government permits and approvals. Any of these permits or approvals may be subject to denial, revocation or modification under various circumstances. Failure to obtain or comply with the conditions of permits or approvals may adversely affect the introduction or operation of the Company's CEP systems and may subject the Company to penalties. The Company's ability to satisfy permitting requirements for a particular CEP system does not assure that permitting requirements for other CEP systems will be more easily satisfied, if at all. In addition, if new environmental legislation or regulations are enacted or existing legislation or regulations are amended or are interpreted or enforced differently, the Company or its customers may be required to obtain additional operating permits or approvals. There can be no assurance that the Company will meet all of the applicable regulatory requirements.

     Future Capital Needs. The Company will require substantial funds to construct the commercial CEP systems that it anticipates it will own and operate, and to continue its development activities. The amount and timing of the Company's expenditures and the Company's future capital requirements could vary significantly and will depend on certain factors, many of which are not within the Company's control, including customers' decisions to finance, own and operate their CEP systems; the terms of any collaborative arrangements entered into by the Company; the progress of the Company's development of CEP; the nature and timing of permits required for CEP systems; and the availability of alternative sources of financing. The Company is currently contemplating a $20 million tax-exempt bond financing for its Quantum - CEP(R) facility in Oak Ridge, Tennessee. There can be no assurance that such financing or any other financing will be available or, if available, that it will be on favorable terms. Failure to obtain necessary financing would have a materially adverse impact on the Company's ability to own and operate certain initial CEP facilities and to continue its development activities.

     Dependence on Certain Customers. During the years ended December 31, 1996 and 1995, revenue from M4 accounted for approximately 87% and 69%, respectively, of the Company's total revenue, and revenue from the U.S. Department of Energy ("DOE") accounted for approximately 13% and 30%, respectively, of the Company's total revenue. This revenue was generated primarily by engineering and construction services, R&D and consulting services and technology transfer and success fees. The Company does not expect to be receiving substantial revenues from M4 or the Department of Energy in 1997 and expects that most of its revenues in 1997 will come from waste processing services. The Company's future profitability is dependent upon its ability to commercialize successfully its CEP technology and to find alternative sources of revenue. There can be no assurance that the Company will generate sufficient revenue to achieve profitability.

     Reliance on Subcontractors. The Company relies principally on subcontractors to build CEP system components and to assemble and install such systems. The Company's ability to deliver high quality systems on time will depend upon the reliability and performance of its subcontractors. The failure of a subcontractor to meet delivery schedules could cause the Company to default on its obligations to its customers. In addition, the Company's reliance on subcontractors for manufacturing, assembly and installation places a significant part of the Company's quality control responsibilities on these subcontractors. There can be no assurance that the Company will be able to continue to contract for the level of quality control required by the Company's customers.

     Risks of "Fixed-Price" Contracts. The Company expects that a majority of its contracts will be performed on a "fixed-price" basis. In a fixed-price contract, the Company bears the full risk of cost overruns caused by estimates that differ from actual costs incurred or manufacturing delays during the course of the contract. If manufacturing or installation costs for a particular project exceed anticipated levels, gross margins would be materially adversely affected, and the Company could experience losses on such contracts.

     Risks of International Sales. The Company expects that a significant portion of its revenues will come from sales of CEP systems overseas. International sales and operations may be limited or disrupted by the imposition of government controls, export license requirements, trade restrictions, changes in tariffs, difficulties in staffing, the transport of machinery, managing international operations and other factors. Regulatory compliance requirements differ among foreign countries and are also different from those established in the United States. If the Company's customers are unable to obtain the necessary foreign regulatory approvals on a timely basis, the Company's international sales could be materially adversely affected. Additionally, the Company's business may be materially adversely affected by fluctuations in currency exchange rates as well as increases in duty rates, difficulties in obtaining export licenses, ability to maintain or increase prices and competition. Since the bulk of expenses in connection with international contracts are often incurred in United States dollars, the Company may be subject to exchange rate risk. If the Company has significant international sales in the future denominated in foreign currencies, the Company may purchase hedging instruments to mitigate the exchange risk on these contracts.

     Dependence on Collaborative Relationships. The Company's future success may depend, in part, on its collaborative relationships.

     Risks of Government Contracting. The Company's existing government contracts can generally be canceled, delayed or modified at the sole option of the government and are generally subject to annual funding limitations and public sector financing constraints. The Company believes that any future government contracts will be structured similarly. In addition, under the terms of future government contracts, if any, the Company may be required to grant the federal government greater rights with respect to the Company's intellectual property than the Company would grant private parties. As a result of engaging in the government contracting business, the Company is subject to audits and investigation by government agencies. See "Pending Litigation and Investigations." The Company also faces the risks associated with government contracting, which could include substantial civil and criminal fines and penalties. In addition to potential damage to the Company's business reputation, the failure by the Company to comply with the terms of any of its government contracts could result in the Company's suspension or debarment from future government contracts for a significant period of time. All of the foregoing risks associated with government contracting also may apply to M4 with respect to its government contracts.

         Pending Litigation and Investigations. Five purported class action securities suits against the Company and certain of its present and former directors and officers are pending in the United States District Court for the District of Massachusetts. In addition, the Company is in the process of providing information in connection with investigations being conducted by the DOE, the Subcommittee on Oversight and Investigations of the U.S. House of Representatives Committee on Commerce and the U.S. Senate Committee on Governmental Affairs. See "Business--Legal Proceedings."

     Competition. The Company anticipates that the initial market for CEP will be the hazardous and non-hazardous waste and industrial by-products treatment and disposal market, which is characterized by several large companies and numerous small companies. Existing technologies may prove more cost-effective than CEP, or new technologies which are superior to those of the Company may be developed. In addition, the Company and its customers will compete with other producers of raw materials and recycled products for the sale of products recovered from the CEP process. Many of the Company's competitors are large companies with substantially greater financial resources than the Company. To the extent these competitors offer comparable services or products at lower prices or of higher quality, or more cost-effective waste disposal alternatives, the Company's ability to compete effectively could be adversely affected.

     Unpredictability of Patent Protection and Proprietary Technology. The Company's success depends, in part, on its ability to obtain additional patents, protect the patents which it owns, maintain trade secret protection and operate without infringing on the proprietary rights of third parties. There can be no assurance that any of the Company's pending patent applications will be approved, that the Company will develop additional proprietary processes that are patentable, that any patents issued or licensed to the Company will provide the Company with competitive advantages or will not be challenged by third parties or that the patents of others will not have an adverse effect on the ability of the Company to conduct its business. Furthermore, there can be no assurance that others will not independently develop similar or superior technologies, duplicate any of the Company's processes or design around the patented processes developed by the Company. It is possible the Company may need to acquire licenses to, or to contest the validity of, issued or pending patents of third parties relating to the Company's technology. There can be no assurance that any license under such patents would be made available to the Company on acceptable terms, if at all, or that the Company would prevail in any such contest. In addition, the Company could incur substantial costs in defending itself in suits brought against the Company on its patents or in bringing suits against other parties.

     In addition to patent protection, the Company also relies on trade secrets, proprietary know-how and technology which it seeks to protect, in part, by confidentiality agreements with its collaborators, employees and consultants. There can be no assurance that these agreements will not be breached, that the Company would have adequate remedies for any breach or that the Company's trade secrets and proprietary know-how will not otherwise become known or be independently discovered by others.

     Dependence on Key Management and Qualified Personnel. The Company is highly dependent upon the efforts of its senior management and scientific staff. The Company maintains key man insurance in the amount of $1.0 million on the lives of each of William M. Haney, III, Chairman of the Board of Directors and Chief Executive Officer, and Dr. Christopher J. Nagel, Chief Technical Officer. The Company is the sole beneficiary of these policies, but the proceeds of such policies may not be adequate to compensate the Company for the loss of either individual. The loss of the services of one or more of these individuals may have a material adverse effect upon the Company. The Company's future success will depend in large part upon its ability to attract and retain further highly skilled scientific, managerial, manufacturing and marketing personnel. The Company faces competition for hiring such personnel from other companies, research and academic institutions, government entities and other organizations. With the exception of William M. Haney, III, the Company does not have any employment agreements with any of its executive officers for a specific time. There can be no assurance that the Company will continue to be successful in attracting and retaining such personnel.

     Effect Of Conversion of Series A Preferred Stock. Based on the fixed conversion price of $5.83 per share at September 8, 1997, the outstanding Series A Preferred Stock is convertible into 3,430,532 shares of Common Stock. However, this amount may prove to be significantly greater in light of a variety of factors, including a decrease in the average market price for the Common Stock. See "Description of Securities--Series A Preferred Stock." Purchasers of Common Stock may therefore experience substantial dilution of their investment in the event that the holders of the Series A Preferred Stock elect to convert their holdings of such stock into shares of Common Stock. For the life of the Series A Preferred Stock, the holders thereof have been given the opportunity to profit from a rise in the market price of the Common Stock, with a resulting dilution in the interest of holders of Common Stock. The terms on which the Company will be able to obtain additional capital during the life of the Series A Preferred Stock may be adversely affected by the terms of the Series A Preferred Stock. In addition, holders of the Series A Preferred Stock may have an incentive to exercise their rights at a time when the Company would be better able to obtain any needed capital by a new offering of securities on terms more favorable to the Company than those provided in the Series A Preferred Stock.

     Volatility of Share Price. There has been a history of volatility in the market prices for securities of emerging growth companies such as the Company, which volatility often has been unrelated to or disproportionately impacted by the operating performance of such companies. There can be no assurance that the market for the Common Stock will not be subject to similar fluctuations. Factors such as announcements of technological developments, sales of waste treatment or disposal systems or status of collaborative agreements of the Company or its competitors, government regulatory action, public concern as to the safety of products developed by the Company, patent or proprietary rights developments and market conditions in general could have a significant impact on the future market price of the Company's securities, including the Common Stock.

                                   THE COMPANY

     The Company is an environmental technology company engaged in the commercialization and continued development of its innovative, proprietary processing technology known as Catalytic Extraction Processing ("CEP"). The Company has its principal executive offices at 400-2 Totten Pond Road, Waltham, MA 02154. The telephone number of said offices is (617) 487-9700.

                                 USE OF PROCEEDS

     The Company will receive the proceeds from the exercise of the Warrants, but will not receive any proceeds from the sale by the Selling Stockholders of the Shares offered hereby. The Selling Stockholders will pay all underwriting discounts and selling commissions, if any, applicable to the sale of the Shares, but will not bear any of the expenses related to this registration. All of such expenses will be borne by the Company.

                           PRICE RANGE OF COMMON STOCK

     Since February 10, 1993, the first day of trading for the Common Stock, the Common Stock has traded on the Nasdaq National Market under the symbol "MLTN." The following table sets forth, for the periods indicated, the high and low sale prices per share of the Common Stock as reported by the Nasdaq National Market.

                                                                                HIGH         LOW
                                                                                PRICE       PRICE
                                                                                -----       -----
 YEAR ENDING DECEMBER 31, 1995
       First Quarter ..................................................         $19.25      $13.75
       Second Quarter .................................................         $26.25      $15.75
       Third Quarter ..................................................         $33.25      $21.00
       Fourth Quarter .................................................         $41.25      $27.50

 YEAR ENDING DECEMBER 31, 1996
       First Quarter ..................................................         $40.25      $29.75
       Second Quarter..................................................         $36.50      $28.00
       Third Quarter...................................................         $34.63      $21.75
       Fourth Quarter..................................................         $33.25      $ 9.25

 YEAR ENDING DECEMBER 31, 1997
       First Quarter ..................................................         $13.13     $  8.38
       Second Quarter .................................................         $ 9.25     $  4.25
       Third Quarter (through September 30, 1997) .....................         $ 8.00     $  4.75

         On September 30, 1997, the last sale price of the Common Stock, as reported by the Nasdaq National Market, was $5.50 per share. As of September 30, 1997, there were 966 holders of record of the Common Stock.

                                 DIVIDEND POLICY

     The Company has never declared or paid cash dividends on its Common Stock and does not anticipate doing so in the foreseeable future.

                                 CAPITALIZATION

     The following table sets forth the current portion of long-term debt and the capitalization of the Company as of June 30, 1997. The as adjusted capitalization gives effect to the issuance of 800 shares of Series A Preferred Stock and the net proceeds therefrom as if it occurred on June 30, 1997.

                                                                                  JUNE 30, 1997
                                                                      ------------------------------------

                                                                          ACTUAL              AS ADJUSTED
                                                                      -------------          -------------

Current portion of long-term debt .................................   $   1,792,949          $   1,792,949
Long-term debt, excluding current portion .........................     202,750,000            202,750,000

Stockholders' equity:
 Preferred stock, $.01 par value, 3,000 shares authorized
  Series A convertible preferred stock, $.01 par value,
  800 shares designated, issued and outstanding on an as
  adjusted basis at June 30, 1997 .................................              --             11,531,241
 Common stock, $.01 par value, 100,000,000 shares authorized;
  23,713,380 shares issued and 23,602,980 outstanding .............         237,134                237,134
 Additional paid-in capital .......................................     163,545,308            170,594,067
 Valuation allowance for short-term investments ...................          33,128                 33,128
 Accumulated deficit ..............................................    (147,159,078)          (147,159,078)
                                                                      -------------          -------------
                                                                         16,656,492             35,236,492

Less:  Treasury stock, 110,400 shares at cost .....................      (1,251,319)            (1,251,319)
Less:  Deferred compensation ......................................      (1,044,493)            (1,044,493)
                                                                      -------------          -------------
        Total stockholders' equity ................................      14,360,680             32,940,680
                                                                      -------------          -------------

                 Total capitalization .............................   $ 218,903,629          $ 237,483,629
                                                                      =============          =============

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following table sets forth selected financial information of the Company for the six months ended June 30, 1997 and the 5 years ended December 31, 1996.



                                                  YEAR ENDED DECEMBER 31,                            SIX MONTHS ENDED JUNE 30,
                          ------------------------------------------------------------------------   --------------------------
                              1996           1995           1994           1993           1992            1997         1996
                          ------------   ------------   ------------   ------------   ------------   ------------   -----------
STATEMENT OF OPERATIONS
  DATA
Revenue.................  $ 63,511,190   $ 44,181,398   $ 14,398,829   $  4,721,953   $  2,526,327   $ 11,534,041   $40,227,629
Operating expenses:
  Cost of revenue.......    50,478,630     34,901,904     11,057,163      2,205,316      2,172,399     19,002,303    30,718,193
  Research and
    development.........    26,183,268     10,986,234     14,417,327     10,837,484      4,208,319     15,547,991     9,327,001
  Selling, general and
    administrative......    18,708,514      2,877,371      7,132,256      5,661,953      4,133,270     14,663,727     4,629,218
                          ------------   ------------   ------------   ------------   ------------   ------------   -----------
                            95,370,412     48,765,509     32,606,746     18,704,753     10,513,988     49,214,021    44,674,412
Equity income (loss)
  from affiliate........   (31,612,891)       834,294             --             --             --     (9,740,565)    2,676,036
                          ------------   ------------   ------------   ------------   ------------   ------------   -----------
Loss from operations....   (63,472,113)    (3,749,817)   (18,207,917)   (13,982,800)    (7,987,661)   (47,420,545)   (1,770,747)

Interest income.........     8,812,303      5,559,690      4,376,403      1,861,077        400,559      2,480,617     3,585,378
Interest expense........    (6,521,654)    (1,455,084)      (737,741)      (160,233)       (15,972)    (4,398,739)   (2,107,699)
                          ------------   ------------   ------------   ------------   ------------   ------------   -----------
  Net income (loss).....  $(61,181,464)  $    354,789   $(14,569,255)  $(12,281,956)  $ (7,603,074)  $(49,338,667)  $  (293,068)
                          ============   ============   ============   ============   ============   ============   ===========
  Net income (loss) per
    share...............  $      (2.62)  $       0.01   $      (0.67)  $      (0.69)  $      (0.59)  $      (2.09)  $     (0.01)
                          ============   ============   ============   ============   ============   ============   ===========
Weighted average common
  shares outstanding....    23,313,243     24,710,423     21,904,213     17,811,830     12,843,220     23,591,090    23,098,323
                          ============   ============   ============   ============   ============   ============   ===========
Supplementary net loss
  per share (1).........                                               $      (0.67)  $      (0.52)
                                                                       ============   ============
Supplementary weighted
  average common shares
  outstanding...........                                                 18,293,320     14,509,887
                                                                       ============   ============


                                                        DECEMBER 31,                                                  JUNE 30,
                          ------------------------------------------------------------------------                 -------------
                              1996           1995           1994           1993           1992                          1997
                          ------------   ------------   ------------   ------------   ------------                 -------------
BALANCE SHEET DATA
Cash, cash equivalents
  and short-term
  investments..........   $129,067,763   $ 86,276,250   $100,196,475   $104,423,037   $  2,234,110                 $  44,555,231
Working capital........    108,630,338     89,306,823     95,318,381    103,689,795        (72,876)                   22,873,660
Total assets...........    272,745,249    153,336,001    135,541,524    123,628,053     11,523,176                   261,059,240
Long-term liabilities,
  less current
  maturities (2).......    173,597,488     26,818,466     24,549,733      3,625,427      3,538,531                   206,519,807
Convertible preferred
  stock................             --             --             --             --         72,727                            --
Accumulated deficit....    (97,820,411)   (36,638,947)   (36,993,736)   (22,424,481)   (10,142,525)                 (147,159,078)
Stockholders' equity...     63,511,832    109,908,656    102,135,257    116,333,308      5,264,679                    14,360,680

---------------
(1) Supplementary net loss per share information for the years ended December 31, 1993 and 1992 is presented to reflect the conversion of preferred stock as if it occurred on the later of the first day of the period or the date of issuance of the preferred stock.

(2) Includes (i) deferred revenue of $1,900,000 at December 31, 1992, (ii) payments due under a technology purchase agreement of $1,385,889 at June 30, 1997 and December 31, 1996 and $1,474,586 at December 31, 1995, 1994, 1993
    and 1992, (iii) deferred income of $2,383,918 at June 30, 1997, $2,437,500 at December 31, 1996 and $2,459,918 at December 31, 1995 and (iv) $5,020,765
    of accumulated losses of affiliate in excess of investment at December 31, 1996.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS

Quarters and Six Months Ended June 30, 1997 and 1996

Revenues for the second quarter of 1997 decreased to $6,561,000 from $17,854,000 in the second quarter of 1996 and decreased to $11,534,000 for the first half of 1997 from $40,228,000 for the first half of 1996. The following table compares sources of revenue for the quarters and six months ended June 30, 1997 and 1996:

                                                      QUARTER ENDED JUNE 30,
                                                      ----------------------

                                                      1997                1996
                                                      ----                ----
Waste services                                    $ 5,093,000         $      --
Equipment sales                                       486,000                --
Engineering and construction                          663,000           9,241,000
R&D and consulting                                    319,000           4,863,000
Technology transfer and success fees                     --             3,750,000
                                                  -----------         -----------
                                                  $ 6,561,000         $17,854,000
                                                  ===========         ===========

                                                      SIX MONTHS ENDED JUNE 30,
                                                      -------------------------

                                                      1997                1996
                                                      ----                ----
Waste services                                    $ 9,038,000         $      --
Equipment sales                                     1,193,000                --
Engineering and construction                          784,000          25,725,000
R&D and consulting                                    519,000           7,003,000
Technology transfer and success fees                     --             7,500,000
                                                  -----------         -----------
                                                  $11,534,000         $40,228,000
                                                  ===========         ===========

Waste services revenue is from processing, managing and handling radioactive wastes through the Company's nuclear waste services division based in Oak Ridge, Tennessee. The first quarter of 1997 marked the commercial start-up of the Company's Quantum-CEP(R) (or Q-CEP(R)) Facility in Oak Ridge, Tennessee ("Q-CEP Facility") and the commencement OF commercial CEP operations. The Company also began operations of its newly acquired waste service business from The Scientific Ecology Group, Inc. ("SEG") and VECTRA Technologies, Inc. ("VECTRA"). The Company expects that revenue from plant operations will continue to increase in future periods as operations at the Q-CEP Facility ramp up and as commercial operations commence at additional facilities in Oak Ridge, Tennessee and Bay City, Texas.

Equipment sales are from the sale of waste storage and processing equipment for commercial low-level radioactive waste. The sales are a result of operations related to the acquisitions from SEG and VECTRA which occurred in December 1996 and January 1997, respectively.

During the six months ended June 30, 1996, the Company recognized $25.7 million in revenue related to the engineering, design and construction of M4's Technology Center. During the six months ended June 30, 1997, engineering and construction revenue related solely to the engineering, design and construction of an initial CEP system for the joint venture with Nichimen Corporation ("Nichimen") and NKK Plant Engineering Corporation ("NKP") for the processing of fly ash in Japan. The Company expects engineering and construction revenue to increase in the next few quarters due to increased activities related to engineering, design and construction of the initial CEP system for the joint venture with Nichimen and NKP and for a demonstration CEP unit for the DOE's tanked waste site in Hanford, Washington.

During the six months ended June 30, 1996, the Company recognized revenue related to research and development and consulting contracts with M4 and the US government. During the six months ended June 30, 1997, the Company recorded no such revenue from M4 or the US government. The Company expects to continue with research and development projects, some of which will be funded by third parties and some of which will be funded from the Company's working capital. The Company anticipates that the amount of both internally and externally funded research and development will decrease over the next year.

There were no technology transfer and success fees for the first six months of 1997. Technology transfer and success fees for 1996 resulted from the recognition of a portion of the original $14 million license fee from M4 and from plant start-up fees from M4. Part of the Company's strategy is to license its technology under arrangements which provide for up-front technology transfer fees, ongoing tolling fees, license fees or royalties and the Company expects such revenues to increase in future periods over the first half of 1997.

The existence and timing of revenues related to the Company's commercial operations will depend on a number of factors, including the ability of the Company and its affiliates to successfully market, permit and build CEP systems on a timely and economic basis for their target markets, customer acceptance of the technology, and competition from other companies in the Company's target markets, and no assurances can be made in this regard.

Cost of revenues for the second quarter of 1997 decreased to $11,043,000 from $14,395,000 in the second quarter of 1996 and decreased to $19,002,000 for the first half of 1997 from $30,718,000 for the first half of 1996. The decreases are primarily attributable to a reduction in cost reimbursement contracts for R&D and engineering and construction activities.

R&D expenses for the second quarter of 1997 increased to $6,416,000 from $4,619,000 in the second quarter of 1996 and increased to $15,548,000 for the first half of 1997 from $9,327,000 for the first half of 1996. The increases reflect a lower absorption of R&D expenses into cost of revenue due to a reduction in cost reimbursement contracts. The Company expects that R&D costs will decrease during the remainder of 1997 as efforts become more directed toward commercial operations. SG&A expenses for the second quarter of 1997 increased to $7,724,000 from $2,211,000 in the second quarter of 1996 and increased to $14,664,000 for the first half of 1997 from $4,629,000 for the first half of 1996. The increases reflect a lower absorption of SG&A expenses into cost of revenue due to a reduction in cost reimbursement contracts. The Company is making efforts to decrease SG&A expenses in future periods. The classification of expenses between cost of revenue, R&D and SG&A will depend on the number and amount of future cost reimbursement contracts and the related absorption of R&D and SG&A expenses into cost of revenue.

Prior to the restructuring of M4 in June 1997 described below, the Company accounted for its investment in M4 using the equity method. The Company recorded an equity loss of $6,063,000 for the second quarter of 1997 compared to equity income of $2,307,000 for the second quarter of 1996 and equity loss of $9,741,000 for the first half of 1997 compared to equity income of $2,676,000 for the first half of 1996. Under the M4 limited partnership agreement, the Company and Lockheed Martin Corporation ("LMC") shared equally in M4's revenues and other income and all expenses were allocated to LMC until the capital accounts of the Company and LMC became equal. During 1996, the Company's and LMC's capital accounts were not equal and the Company recorded its share of revenues and other income from M4 without recognizing any expenses from M4. This resulted in the Company having equity income from M4 during the first half of 1996. In the fourth quarter of 1996, the Company's and LMC's capital accounts became equal and the Company began to share in the recognition of expenses from M4. On March 26, 1997, the Company and LMC agreed to fund the operations of M4 in a manner consistent with how the funding would occur after the restructuring took place. The Company recognized revenue and expenses of M4 in line with how the funding occurred and, as a result, recorded equity losses in the second quarter of 1997.

Interest income for the second quarter of 1997 decreased to $909,000 from $2,231,000 in the second quarter of 1996 and decreased to $2,481,000 for the first half of 1997 from $3,585,000 for the first half of 1996. The decreases are due to the use of cash and short-term investments to fund commercial operations and investment activities, including expenditures for fixed assets. The Company expects interest income to decline in the coming year as cash and short-term investments are used to fund initial commercial operations and continued investment activities, including expenditures for fixed assets. Interest expense for the second quarter of 1997 increased to $2,090,000 from $1,675,000 in the second quarter of 1996 and increased to $4,399,000 for the first half of 1997 from $2,108,000 for the first half of 1996. The increases are due to interest on the Company's 5 1/2% Convertible Subordinated NoteS due 2006 issued in May 1996.

Inflation is not expected to have a material effect on future results of operations.

The Company's results of operations have varied significantly in the past and may continue to vary significantly in the future. The Company's future profitability is dependent upon its ability to commercialize successfully its CEP technology and to find alternative sources of revenue. There can be no assurance that the Company will generate sufficient revenue to achieve profitability.

In February 1997, Financial Accounting Standards No. 128 "Earnings Per Share" ("FAS 128") was issued by the Financial Accounting Standards Board. FAS 128 specifies modifications to the calculation of earnings per share from that currently used by the Company. Under FAS 128, "basic earnings per share" will be calculated based upon the weighted average number of common shares actually outstanding, and "diluted earnings per share" will be calculated based upon the weighted average number of common shares outstanding and other potential common shares (stock options, warrants and convertible debt) if they are dilutive. FAS 128 is effective for the Company's fourth quarter of 1997 and will be adopted at that time. Had the Company determined earnings per share in accordance with FAS 128, basic earnings (loss) per share and diluted earnings (loss) per share for the quarters ended June 30, 1997 and 1996 would not have been materially different from the net income (loss) per share reported by the Company.

Years Ended December 31, 1996 and 1995

Revenue was approximately $63.5 million for 1996 compared with $44.2 million for 1995. The following table compares sources of revenue for the years ended December 31, 1996 and 1995:

                                                  YEAR ENDED DECEMBER 31,
                                                  -----------------------
                                                 1996                1995
                                                 ----                ----
Engineering and construction                 $37,796,000         $20,242,000
R&D and consulting                            12,632,000          14,939,000
Technology transfer and success fees          13,083,000           9,000,000
                                             -----------         -----------
                                             $63,511,000         $44,181,000
                                             ===========         ===========

Engineering and construction revenue is from services provided to M4 for the engineering, design and construction of the M4 Technology Center. The increase in 1996 over 1995 is a result of billings to M4 during the peak period of construction and start-up of the M4 Technology Center. Overall, the Company expects engineering and construction revenue to decline until it enters into definitive contracts to construct commercial CEP systems for customers that will be financially responsible, in whole or in part, for the construction of such systems. In June 1997, the Company and LMC entered into definitive agreements to restructure their relationship with respect to M4's market. Although the Company may earn revenue in the future pursuant to the new agreements with LMC, the Company will earn limited additional revenue from the operations of M4 in 1997. Additionally, there is uncertainty as to the amounts and timing of revenue, if any, that may be earned by the Company in the future under the new agreements with LMC.

R&D and consulting revenue decreased in 1996 from 1995 due to a reduction in billings under a cost sharing contract with the United States Department of Energy (the "DOE"). During 1996, the Company recorded $8 million in revenue for the reimbursement of R&D costs incurred under the cost sharing contract with the DOE compared to approximately $13.2 million for 1995. The decrease is a result of the Company reaching the funded contract value during the third quarter of 1996 and not entering into any arrangements providing for additional funding from the DOE. The Company expects to continue with research and development projects, some of which will be funded by third parties and some of which will be funded from the Company's working capital. The Company anticipates that the amount of both internally and externally funded research and development will decrease over the next year.

Technology transfer and success fees increased in 1996 over 1995 due to $5 million of revenue recognized for the sale of a license to M4 for the Japanese chemical weapons market. During 1996, the Company recognized the remaining $4 million of the original $14 million license fee from M4. This license fee was being recognized over a two year period that began in August 1994. Also during 1996, the Company recognized $4 million of plant start-up fees from M4. Under the terms of the M4 limited partnership agreement, the Company was entitled to a fee of $2 million upon the start-up of each of the first three CEP plants developed by M4. As of June 30, 1996, the Company had earned each of these three success fees. Part of the Company's strategy is to license its technology under arrangements which provide for up-front technology transfer fees, ongoing tolling fees, license fees or royalties and the Company expects such revenues to increase in future periods.

As commercial operations commence at the Company's facilities in Oak Ridge, Tennessee and Bay City, Texas, the Company expects to generate revenue from processing and recycling wastes. The Company expects that revenue from plant operations will be a significant portion of its total revenue in future periods. During 1996, however, the Company did not receive any revenue from plant operations. The existence and timing of revenues related to the Company's commercial operations will depend on a number of factors, including the ability of the Company and its affiliates to successfully market, permit and build CEP systems on a timely and economic basis for their target markets, customer acceptance of the technology, and competition from other companies in the Company's target markets, and no assurances can be made in this regard.

During 1996, revenue from M4 and DOE accounted for approximately 87% and 13% of revenue, respectively. The Company anticipates that during 1997 it will earn limited revenue from the operations of M4. In addition, other than the NICE3 grant described below in "Business-U.S. Government Market--United States Department of Energy," the Company does not anticipate receiving research and development funding from the DOE in 1997.

Certain billings by the Company to M4 for engineering and construction, research and development and consulting services were disputed by M4 and were not paid by M4. The Company has investigated the circumstances of these disputes and has determined that the Company's quarterly results of operations should be restated for the periods ended June 30, 1996 and September 30, 1996. Revenue of $2.593 million has been reversed in the quarter ended June 30, 1996 because of a dispute regarding the obligation underlying billings in that amount for that quarter. Revenue of $481,000 has been reversed and a charge to bad debt expense in the amount of $1.484 million has been recorded in the quarter ended September 30, 1996 to reflect the doubtful collection, because of an additional dispute arising prior to the close of the Company's third quarter accounts, of billings for $1.965 million for the third and prior quarters. The Company is not pursuing collection of these disputed amounts. The Company has amended its prior filings on Form 10-Q for the quarters ended June 30, 1996 and September 30, 1996 to reflect these adjustments. In the opinion of management, all adjustments necessary to revise the quarterly financial statements have been recorded. Following is a summary of the unaudited quarterly results of operations for these quarters:

                                                       Quarter Ended
        As Previously Reported:              JUNE 30, 1996       SEPTEMBER 30, 1996
                                             -------------       ------------------
        Revenue                               $20,447,000          $15,557,000
        Income (loss) from operations           1,529,000           (3,886,000)
        Net income (loss)                       2,084,000           (3,308,000)
        Net income (loss) per share           $      0.08          $     (0.14)

                                                       Quarter Ended
        As Restated:                         JUNE 30, 1996       SEPTEMBER 30, 1996
                                             -------------       ------------------
        Revenue                               $17,854,000          $15,076,000
        Loss from operations                   (1,064,000)          (5,851,000)
        Net loss                                 (509,000)          (5,273,000)
        Net loss per share                    $     (0.02)         $     (0.22)

Cost of revenue for 1996 increased to $50.5 from $34.9 million for 1995. The increase is primarily attributable to an increase in engineering and construction activities in connection with the development of CEP systems for M4 and the deferral of income related to intercompany profit on the sale of assets to M4. The Company expects cost of revenue to increase in future periods as commercial operations commence at its facilities in Oak Ridge, Tennessee and Bay City, Texas.

Research and development expenses increased to $26.2 million in 1996 from $11.0 million in 1995. The increase reflects an increase in costs associated with the continued development of CEP and internally funded CEP demonstrations. The Company expects that R&D costs will decrease in the next year as efforts become more concentrated on commercial operations. SG&A expenses for 1996 increased to $18.7 million from $2.9 million in 1995. The increase reflects the hiring of additional personnel, the expansion of corporate infrastructure and a lower absorption of SG&A expenses into cost of revenue due to a reduction in cost reimbursement contracts. The Company is making efforts to decrease SG&A expenses in future periods. The classification of expenses between cost of revenue, R&D and SG&A will depend in part on the number and amount of future cost reimbursement contracts and the related absorption of R&D and SG&A expenses into cost of revenue.

The Company with respect to M4 recorded an equity loss of $31.6 million in 1996 compared to equity income of $834,000 in 1995. Under the M4 limited partnership agreement, the Company and LMC share equally in M4's revenues and other income and all expenses are allocated to LMC until the capital accounts of the Company and LMC are equal. Thereafter, as long as the capital accounts of the Company and LMC are equal, the Company and

LMC share the profits and losses of M4 equally. During 1995, the Company's and LMC's capital accounts were not equal and the Company recorded its share of revenues and other income from M4 without recognizing any expenses from M4. This resulted in the Company having equity income from M4 in 1995. In the fourth quarter of 1996, the Company's and LMC's capital accounts became equal and the Company began to share in the recognition of expenses from M4. Because of substantial losses at M4 in the fourth quarter of 1996, the Company recorded $40.9 million in expenses from M4, resulting in a net equity loss from its investment in M4 of $31.6 million in 1996. A substantial portion of the losses at M4 are the result of impairment charges totaling approximately $60.9 million primarily relating to the M4 Technology Center.

Interest income for 1996 increased to $8.8 million from $5.6 million in 1995. The increase is due to interest earned on the net proceeds from the issuance of convertible debt in May 1996. The Company expects interest income to decline in the coming year as cash and short-term investments are used to fund initial commercial operations and continued investment activities, including expenditures for fixed assets. Interest expense for 1996 increased to $6.5 million from $1.5 million in 1995. The increase is due to interest on the convertible debt issued in May 1996. Interest expense is expected to increase in 1997 due to a full year of interest on the convertible debt issued in May 1996 and other potential debt financing.

In April 1997, the Company's Board of Directors appointed a committee of three outside directors to review matters concerning the Company's financial statements for the year ended December 31, 1996 and the allegations in the securities class actions described below in "Business--Legal Proceedings." The committee has completed its review of matters affecting the presentation of the Company's financial statements, including the restatement discussed in Note 17 to the financial statements.

Years Ended December 31, 1995 and 1994

Revenue was approximately $44.2 million for 1995 compared with $14.4 million for 1994. The increase is primarily attributable to an increase in engineering and construction activities in connection with the development of CEP systems for M4, an increase in license fees from M4 and an increase in customer-funded activities under TDPs. The increase in 1995 TDP revenue over 1994 is a result of revenue earned under a cost-sharing contract with the U.S. government.

During 1995, revenue from M4 and the DOE accounted for approximately 69% and 30% of revenue, respectively.

Cost of revenue was approximately $34.9 million for 1995 compared with $11.1 million for 1994. The increase is primarily attributable to an increase in engineering and construction activities in connection with the development of CEP systems for M4 and an increase in costs related to cost-sharing contracts with the U.S. government.

Research and development expenses decreased to $11.0 million for 1995 from $14.4 million for 1994. The decrease is a result of increased customer funding resulting in an increase in research and development expenses being included in cost of revenue. Selling, general and administrative expenses decreased to $2.9 million for 1995 from $7.1 million for 1994. The decrease is a result of increased customer funding resulting in an increase in selling, general and administrative expenses being included in cost of revenue.

Interest income increased to $5.6 million in 1995 from $4.4 million in 1995, reflecting a full year of interest earned on the net proceeds from debt financings in 1994. Interest expense increased to $1.5 million for 1995 from $.7 million for 1994, reflecting a full year of interest expense on a $21 million tax-exempt bond financing received during 1994. Equity income from affiliate increased to $.8 million in 1995 from $0 in 1994 reflecting the Company's share of revenue and other income earned by M4.

LIQUIDITY AND CAPITAL RESOURCES

At June 30, 1997, the Company had cash, cash equivalents and short-term investments totaling $44.6 million compared to $129.1 million at December 31, 1996. The decrease was primarily a result of cash used in operations and for the acquisition of fixed assets. At December 31, 1996, the Company had cash, cash equivalents and short-term investments totaling $129.1 million compared to $86.3 million at December 31, 1995. The increase was primarily a result of the net proceeds from the issuance of the Company's 5 1/2% Convertible Subordinated Notes Due 2006. The increase was offset by cash used in operations and for the acquisition of fixed assets. During 1997, the Company expects to incur significant additional expenditures related to the engineering, construction and start-up of commercial CEP systems owned by itself and through joint ventures. The Company expects that its total capital expenditures for 1997 will be approximately $83 million.

On September 8, 1997, the Company completed a private placement with a group of institutional investors (the "Private Placement") whereby the Company sold shares of Series A Preferred Stock for an aggregate purchase price of $20.4 million. The Series A Preferred Stock is convertible into shares of Common Stock on the basis described below. In connection with the Private Placement, the Company paid cash in the amount of $900,000 to GEM Advisors, Inc. as a placement fee ($400,000 of which was funded by the purchasers of the Series A Preferred Stock) and issued a warrant (the "Warrant") to GEM Ventures Ltd. ("GEM Ventures") exercisable for 566,000 shares of Common Stock at an exercise price of $6.625 per share. In addition, the Company paid advisory fees of $350,000 to each of Oppenheimer & Co. and Lazard Freres & Co. in connection with the Private Placement. The Company intends to use the proceeds from the Private Placement primarily to support the start-up of its Bay City CEP Facility and to complete the construction of its first commercial plant for the municipal waste market in Japan.

The Series A Preferred Stock has a stated value of $25,000 per share and has an annual premium accruing at five percent. The Series A Preferred Stock is non-voting, is subject to voluntary conversion at the option of the holders at any time commencing 120 days after September 8, 1997, and will automatically convert into Common Stock on September 8, 2000. The conversion price per share will be the lower of (i) a fixed price (the "Fixed Price") of $5.83 (110% of the average closing bid prices of the Company's Common Stock over the five trading days ending September 5, 1997), or (ii) a variable price (the "Variable Price") equal to 85% of the average of the closing bid prices of the Common Stock for the five trading days immediately preceding a notice of conversion. However, during the first year after closing, any holder of Series A Preferred Stock who converts any Series A Preferred Stock based on the Variable Price and sells the underlying shares of Common Stock will pay a legend removal fee to the Company, initially in the amount of 8% and decreasing over time to 0% by September 1998.

The conversion price of the Series A Preferred Stock is subject to possible upward performance adjustments. If, at the time of conversion, the closing bid price of the Common Stock has increased by more than 40% over the original Fixed Price, the Fixed Price will be automatically increased to equal:

                                        C
                                -----------------
                                [(C/F) + (1.4)]/2

Where: C = the average of the closing bid prices of the Common Stock for the five trading days immediately preceding a notice of conversion; and

       F = the original Fixed Price ($5.83 per share).

The Series A Preferred Stock is subject to optional redemption by the Company for cash at any time at an amount equal to 140% of the stated value of the Series A Preferred Stock and for Common Stock provided that the closing bid price of the Common Stock for the twenty trading days preceding such redemption has exceeded 140% of the original Fixed Price. The Series A Preferred Stock is subject to redemption upon the occurrence of certain events specified in the Certificate of Designations, Preferences and Rights for the Series A Preferred Stock filed as an exhibit to the Company's Current Report on Form 8-K dated September 11, 1997. In certain circumstances, the Company may elect to pay a penalty to the Holders in lieu of redemption. See "Description of Capital Stock
- Preferred Stock - Series A Preferred Stock."

During December 1996, MMT of Tennessee Inc., a wholly-owned subsidiary of the Company ("MMT Tennessee") signed a series of agreements to become the full owner of the Q-CEP facility it had jointly owned with SEG in Oak Ridge, Tennessee and to acquire certain assets used for handling and processing radioactive "wet waste." SEG was a wholly-owned subsidiary of Westinghouse Electric Corporation ("Westinghouse"). The Q-CEP facility is designed to process radioactive ion exchange resins from nuclear power plants. Pursuant to those agreements, MMT Tennessee acquired SEG's interest in the Q-CEP facility and certain assets of SEG and Westinghouse used in the "wet waste" business. These assets include contracts, equipment, services and personnel for processing radioactive waste streams at the Q-CEP facility. The purchase price for these assets was $31 million in cash, which was based on the parties' mutual agreement as to the fair market value of the assets being acquired. In connection with the asset purchase, MMT Tennessee obtained a non-compete agreement with SEG and Westinghouse which was valued based upon its estimated economic benefit to MMT Tennessee and is being amortized on a straight-line basis over the 5 year life of the agreement. The excess cost over the net assets acquired is being amortized on a straight-line basis over a period of ten years.

In June 1997, the Company and LMC executed an agreement to restructure their relationship with respect to the commercialization of CEP and other technologies for the government and other waste markets. The objective of the restructuring was to enable MMT and LMC to access target markets more efficiently by eliminating many of the organizational redundancies associated with the prior M4 structure. LMC and MMT believe that the restructuring also will enable them to better leverage LMC's expertise in systems integration and MMT's ability to provide its CEP technology to target markets. LMC and MMT are now free to pursue projects formerly governed by the previous joint venture agreements, subject to the requirements established by the new arrangements. The restructuring entailed five principal changes in the companies' relationship: (1) LMC has the exclusive right to lead and pursue contracts for the Hanford radioactive tanked waste cleanup project described below, and MMT will provide directly to LMC certain construction and development services with respect to Q-CEP, (2) the Company and LMC formed a new limited liability company to be their exclusive vehicle to deliver processing services to customers in the chemical demilitarization market worldwide, (3) MMT has the exclusive right to lead and pursue worldwide opportunities for processing DUF6, (4) the Company has become the sole owner of M4, which will continue to own and operate its primary remaining asset, the M4 Technology Center, and (5) the Retech division of M4, which provides plasma arc technology, was transferred to LMC.

As part of the LMC team for the Hanford tanked waste cleanup project, LMC agreed to purchase and MMT has agreed to deliver a pilot-scale, demonstration Q-CEP plant to LMC in 1997 for a fixed price of $5 million. This plant will be used to process surrogate Hanford tank waste. Additionally, LMC has agreed to fund certain development work with respect to Q-CEP for possible application to the Hanford project. LMC has informed the DOE that LMC currently intends to propose an alternative technology, vitrification, as its baseline processing technology for Phase 1B of the Hanford contract. However, in connection with the development work to be performed by MMT, LMC and MMT have agreed to develop a technology insertion plan for the possible inclusion of Q-CEP in the Hanford project if such development work is successful. LMC has informed the DOE of the development of this technology insertion plan and its intent to use such plan to include Q-CEP in the Hanford project if MMT's development work is successful. If the LMC team is awarded a contract under Phase 1B of the Hanford cleanup program and Q-CEP is used in the Phase 1B performance, LMC has agreed to pay MMT a fee of $15 million. $5 million of this fee will be payable on award of the contract and the remaining $10 million will be payable upon timely delivery and acceptance of a CEP production plant pursuant to terms to be agreed upon by LMC and MMT. MMT also is entitled to an on-going royalty of 3.5% of all revenues generated from the processing of waste in equipment supplied by MMT under the Hanford contract. There can be no assurances that LMC will include Q-CEP in any proposal for any Phase 1B contract or that LMC will submit a bid for Phase 1B. There also can be no assurances that DOE will award a Phase 1B contract to the LMC team or that, even if it does so, Q-CEP will prove to be satisfactory to the DOE for processing the Hanford waste.

The limited liability company (the "LLC") formed by the Company and LMC has exclusive worldwide rights to commercialize CEP for the chemical weapons demilitarization market. The LLC is owned 50/50 by subsidiaries of LMC and the Company, and each of them will share 50/50 in the ownership, funding, profits and losses with respect to each project undertaken by the LLC, unless otherwise agreed by the parties. The Company is entitled to success fees of up to an aggregate of $25 million in connection with the successful deployment of CEP systems to process chemical weapons, each success fee to be paid from revenues generated by the CEP plant to which it relates. An additional $3.5 million fee will be payable to MMT out of the LLC's cash flow from operations upon MMT's successful technical demonstration of the processing of Japanese chemical weapons surrogates using CEP. The LLC has an initial term of five years. In connection with the formation of the LLC, MMT granted the LLC an exclusive license (including the right to sublicense to qualified third parties) to design, construct, own and operate CEP plants for the processing of chemical weapons. Each of the LLC and LMC have agreed to assign to the Company all intellectual property rights related to CEP which they may develop during the term of the agreement.

As sole owner of M4, the Company is responsible for the operations of the M4 Technology Center, and is entitled to all revenues from such operations. Under the terms of the restructuring agreement, the $38 million aggregate principal amount of bonds issued by the Industrial Development Board of Oak Ridge relating to the M4 Technology Center remain outstanding, LMC's guarantee of these bonds remains in place, and each of LMC and the Company is responsible for 50% of the principal, interest and other costs relating to these bonds.

In addition to the changes described above, the Company and LMC have agreed that the Company will have the exclusive right to lead and pursue worldwide opportunities for processing DUF6. LMC has agreed not to pursue this market for five years except that, at the request of MMT, LMC will consider participating in this market jointly with MMT on a case-by-case basis, subject to mutual agreement of the parties.

LMC and the Company also have established a strategic alliance committee, in the form of a limited liability company governed by three directors from each company, to review and monitor the relationships created by the restructuring and to evaluate new market opportunities within the DOE and DoD markets. Prior to pursuing any such opportunity alone, each of LMC and MMT will be obligated to first offer such opportunity to the other party by presenting it to the strategic alliance committee. The committee would determine whether such opportunity would be pursued jointly by the parties and the terms thereof. If the committee does not elect to pursue the opportunity jointly, either party would be free to pursue it alone.

In connection with the restructuring, (i) LMC terminated its line of credit with M4 and deemed the approximately $15.8 million aggregate principal and accrued interest outstanding thereunder to have been paid in full, and (ii) the Company contributed outstanding accounts receivable of $14.6 million to M4's capital. LMC and the Company will generally share equally in substantially all of the costs of the restructuring.

Effective on June 16, 1997, M4 became a wholly owned subsidiary of the Company. Accordingly, use of the equity method of accounting for the Company's investment in M4 ceased as of that date and M4 was consolidated with the Company for financial reporting purposes from that date forward. As a result of the restructuring, the Company assumed liabilities of $51,147,612 and obtained assets of $45,133,064 which consisted primarily of receivables from LMC and fixed and intangible assets. As of December 31, 1996, M4 had not earned any revenues related to the Hanford radioactive tanked waste cleanup project, nor had M4 earned any revenues from the processing of chemical weapons or DUF6. As of December 31, 1996, M4 had earned limited revenues from testing and development work performed at the M4 Technology Center and from testing and development work related to the chemical demilitarization and DUF6 markets. The Retech division of M4 was the major source of revenue for M4 since its contribution to M4 in April 1996.

In periods prior to the restructuring, the Company provided M4 with construction services. For items that were capitalized by M4, the Company deferred the portion of the gross profit representing the Company's designated ownership interest related to such sales. The deferred income was being recognized by the Company as the related assets were depreciated by M4. The deferred income balance at June 16, 1997 related to assets that, as a result of the restructuring, are now owned by the Company has been offset against the carrying value of such assets.

In 1996, the Company sold the rights to the Japanese chemical weapons market to M4 and deferred the portion of the gross profit representing the Company's designated ownership interest. As a result of the restructuring, these rights are now held by the new limited liability company which will pursue the worldwide chemical weapons market. Accordingly, the deferred income related to the sale of the rights to the Japanese chemical weapons market will be recognized as a reduction of cost of revenue as the rights are amortized by this limited liability company.

The net amount of funding due from LMC under the restructuring agreements is recorded as short-term and long-term receivables of $6,292,000 and $19,000,000, respectively.

On January 29, 1997, MMT Tennessee acquired certain low-level radioactive waste processing assets of VECTRA, a spent nuclear fuel and radioactive waste services company located in San Ramon, California. MMT Tennessee paid $3.9 million in cash for the VECTRA waste-handling assets, which include machinery, equipment, spare parts, intellectual property and customer contracts

The Company is currently constructing a CEP facility in Bay City, Texas (the "Bay City CEP Facility") that is designed to service the industrial hazardous waste market. During the year ended December 31, 1996 and the six months ended June 30, 1997, the Company spent approximately $12.6 million and $28 million, respectively, for the engineering, construction and permitting of this facility.

As of December 31, 1996, accounts receivable from affiliate (billed and unbilled, in the aggregate) decreased by approximately $9.1 million from December 31, 1995 as a result of the reclassification of certain amounts due from M4 to accumulated losses of affiliate in excess of investment in light of the treatment of these receivables in connection with the M4 restructuring.

As of December 31, 1996, other assets increased by approximately $5 million from December 31, 1995 due to costs incurred for issuance of the Company's 5 1/2% Convertible Subordinated Notes Due 2006. As of December 31, 1996, prepaid expenses increased by approximately $4.0 million from December 31, 1995 due to increases in prepayments to suppliers, accrued interest receivable and spare parts. Restricted cash decreased by approximately $4.8 million from 1995 to 1996 due to expenditures of funds reserved for qualified spending relating to a tax-exempt bond financing for the Fall River Facility. The Company's investment in M4 decreased by approximately $5.9 million from December 31, 1995, resulting in accumulated losses of affiliate in excess of investment of approximately $5.0 million, primarily due to the recognition of the Company's share of M4's expenses, including the effect of a reduction in the carrying value of M4's long-lived assets.

As of December 31, 1996, deferred revenue from affiliate decreased by approximately $4 million from December 31, 1995 due to the recognition of technology transfer fees from M4 as revenue in 1996.

In May 1996, the Company issued $143,750,000 of Convertible Subordinated Notes Due 2006 (the "Notes"). The Notes have a term of ten years and are payable in full on May 1, 2006. The Notes bear interest at the rate of 5.50% per year payable semi-annually. The Notes are convertible, at the option of the holder, into shares of the Company's common stock at an initial conversion price of $38.75 per share. Beginning in May 1999, the Notes become redeemable at the option of the Company at an initial redemption price of 102.75% of the principal amount plus any accrued interest. Upon a change of control (as defined in the Indenture relating to the Notes) or in the event the Company's common stock is neither listed on a U.S. national securities exchange nor approved for trading on an established automated over-the-counter U.S. trading market, each holder of the Notes will have the right to require the Company to repurchase all or a portion of such holder's Notes at price equal to 100% of the principal amount plus any accrued interest. The Notes are subordinated in right of payment to the Company's other existing debt.

In 1994, the Company completed a tax-exempt bond financing in connection with the Fall River Facility. Pursuant to the financing, the Company entered into a loan agreement with the Massachusetts Industrial Finance Agency, which issued $21 million aggregate principal amount of Solid Waste Disposal Facility Revenue Bonds. The bonds are payable in annual sinking fund installments beginning in 1998 and ending in 2014 and bear interest at 8.25% per annum payable semi-annually.

In October 1996, the Board of Directors authorized the Company to repurchase up to 2,000,000 shares of its common stock. Under this authorization, 40,000 shares were repurchased by the Company in 1996 for $483,000, and 70,400 shares were repurchased by the Company in 1997 for $769,000. The Company does not anticipate repurchasing additional shares in the foreseeable future.

In March 1996, the Company entered into a new lease for the Company's corporate headquarters. In September 1996, the Company entered into a new lease for additional space in the same office park as the Company's corporate headquarters. Each of these leases is for seven years, and future minimum lease payments of approximately $22.8 million in the aggregate are due on a monthly basis throughout the seven-year term. The Company does not currently intend to occupy the second building and is in the process of negotiating subleases for such space. Currently, more than 95% of this building has been subleased at rents in excess of the rent which the Company is required to pay. The Company has accrued $613,000 for anticipated losses relating to this lease, net of expected sublease income, at June 30, 1997. In connection with the restructuring of M4, the Company assumed a lease for approximately 42,000 square feet of office space that it does not intend to occupy. The Company has accrued $2.6 million for anticipated losses relating to this lease. The lease requires payments on a monthly basis throughout the term of the lease which expires in 2002. The Company has subleased approximately 15,000 square feet of this space and intends to sublease the remainder of such space.

The Company incurred a net loss of $49.3 million for the six months ended June 30, 1997. The Company's current business plan indicates that the Company will require additional financing to be used for the completion of its planned capital expenditures through the end of 1997, including the completion of the Bay City CEP Facility, and to continue its research, development and other efforts necessary to commercialize its CEP technology. Accordingly, the Company intends to raise additional financing during 1997, and has retained several investment banking firms to assist it in these efforts. As described above, in September 1997 the Company raised $20.4 million in gross proceeds from the sale of shares of Series A Preferred Stock. The Company currently is contemplating a tax-exempt bond financing for MMT Tennessee, which owns and operates the Q-CEP facility in Oak Ridge, Tennessee and the wet waste assets acquired from SEG and VECTRA. In order to complete this financing, the Company will be required to receive from the State of Tennessee, where the Q-CEP Facility is located, a reservation of the total amount of tax-exempt private-activity bonds permitted under federal tax rules to be issued by the State of Tennessee in 1997. The Company has received such a reservation in the amount of $20 million from the State of Tennessee for this financing. The Company believes that the completion of the Series A Preferred Stock financing will facilitate the completion of a bond financing for MMT Tennessee as described above. If the Company does not complete this bond financing or obtain additional financing during 1997, it would have a materially adverse effect on the Company's operations. The amount, timing and effect on liquidity of capital expenditures, including equity contributions to joint ventures, to be made by the Company in connection with the development of commercial CEP systems will depend on a number of factors, including the number of systems to be developed, the timing of the development of such CEP systems, the terms of the development arrangements with the Company's customers and partners and the extent to which the Company is able to obtain financing for such CEP systems.

The Company has provided a full valuation allowance for deferred tax assets because the realization of the future benefits from these deferred tax assets cannot be reasonably assured. The amount of the deferred tax assets considered realizable is subject to change based on estimates of taxable income during future periods. If the Company achieves sustained profitability, these deferred tax assets would be available to offset future income taxes, subject to potential limitations relating to ownership changes.

FORWARD-LOOKING STATEMENTS AND RISK FACTORS

     Certain statements contained in this Prospectus regarding future events or the future financial performance of the Company are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements include statements concerning the Company's growth strategies, anticipated trends in the Company's business, receipt of research and development funding, anticipated capital expenditures, anticipated revenues from license fees and commercial operations, continued operations and start-up of operations at the Company's and M4's CEP facilities, construction and operation of the Company's CEP facilities, including the Bay City CEP Facility and the CEP facility to be delivered to the Company's joint venture in Japan, expected sales of CEP systems by the Company and its partners, regulatory acceptance of the Company's CEP technology, the Company's plans to obtain additional financing, and expectations regarding the future performance of the Company's relationship with LMC. These forward-looking statements are based largely on the Company's expectations and are subject to a number of risks and uncertainties, many of which are beyond the Company's control. Accordingly, actual results could differ materially from those contemplated by these forward-looking statements. Among the risks and uncertainties which could affect actual results are that potential customers will not accept the Company's CEP technology as an economically and environmentally acceptable means of disposing of wastes and by-products; that the Company will not be able to build its CEP plants on time and under budget; that the Company will not be able to commercially operate CEP plants on a sustained basis and profitable basis; and that the Company will not be able to obtain required funding on satisfactory terms or at all.

     Additional factors which may cause actual results to differ are described in "Risk Factors" above, as well as the Company's Annual Report on Form 10-K for the year ended December 31, 1996, including Exhibit 99.1 thereto, and the Company's other filings with the Securities and Exchange Commission and are incorporated herein by reference.

                                    BUSINESS

TECHNOLOGY OVERVIEW

     The Company is an environmental technology company engaged in the commercialization and continued development of its innovative, proprietary processing technology known as Catalytic Extraction Processing ("CEP"). The core of CEP is a molten metal bath operating at temperatures in excess of 2,000[degree]F into which feedstocks And selected chemicals ("reactants") can be introduced. The catalytic and solvent effect of the molten metal bath causes feedstocks to break down into their constituent elements and dissolve into the molten metal. The addition of various selected chemicals to the molten metal allows feedstocks to reform and be recovered as different materials ("Elemental Recycling(TM)") which generally can be re-used as a raw material by the feedstock generator or can be sold to other users. The CEP system largely consists of process, instrument and control components currently used widely in the metallurgical and chemical industries.

     MMT believes that a wide variety of chemical intermediates, by-products and wastes, both organic and inorganic, can be processed by CEP. Liquids, gases or solids can be introduced into the CEP system through either bottom or top addition. Within the CEP system, the elemental constituents of the feedstock and reactants separate and can be recovered from three distinct phases: (i) gases which rise above the molten metal bath; (ii) molten ceramic products which form a separate layer on top of the liquid metal; and (iii) metallic elements which dissolve and collect in the liquid metal bath.

     Recovered products can be re-used as raw materials in the production process or sold to other industrial customers. For example, it is expected that many gaseous components can be used as fuels or chemical feedstocks; many ceramic materials can be recovered and used as specialty chemicals, ceramic substitutes or abrasives; and most metallic components can be removed and granulated or cast as ingots for sale.

     The Company currently is developing various applications for its CEP1 technology to process particular classes of hazardous wastes and industrial by-products. Each application uses a molten metal bath to separate waste compounds into their elemental constituents and reconfigure the elements into potential gaseous, ceramic, and metal products. MMT has developed Quantum-CEP(R) (or Q-CEP(R)) to process radioactive wastes and "mixed wastes" (containing both radioactive and hazardous constituents). Quantum-CEP breaks down hazardous and toxic materials, while separating and containing radioactive elements in a stable, self-shielding form suitable for storage or final disposal. This can result in a substantial reduction in the volume of radioactive materials requiring storage or disposal. In addition, certain of the resulting non-radioactive materials have the potential to be recycled into products or re-used in Q-CEP plant operations. Through acquisition and internal development, the Company also is developing additional technologies that can be used to process various types of wastes. These technologies include the methods and equipment for handling and processing radioactive liquids and resins that the Company acquired in December 1996 and January 1997 from Scientific Ecology Group, Inc. and VECTRA Technologies, Inc.

MARKET OVERVIEW

     Currently, the most common methods of treatment and disposal of hazardous and non-hazardous wastes and industrial by-products include landfilling, deep-well injection, incineration, plasma, vitrification and other thermal treatment methods, on-site containment (including industrial lagoons) and release into the environment. Most of these methods have transportation, treatment and safety risks. In addition, certain of these treatment and disposal methods result in production of residual waste that may require further treatment prior to disposal. As a result, many of these methods are being met with increasing public resistance and more stringent regulations, which may lead to an increased cost of compliance.

     MMT believes the primary factors that create demand for CEP (other than Q-CEP) include the need for prospective customers to comply with environmental regulations in a cost-effective manner and the ability of CEP to process hazardous and non-hazardous wastes and industrial by-products and generally to recover products for re-use or sale. With respect to Quantum-CEP, MMT believes that the primary factors that create demand include customers' regulatory compliance concerns and the ability of Quantum-CEP to reduce the volume of radioactive materials. Also in the case of mixed wastes, MMT believes that the recovery of materials which can potentially be

----------

1 References to "CEP" within this document refer to both the core CEP technology and its various related applications.

re-used or recycled creates demand for Q-CEP in this market. In addition, compared to conventional treatment methods, MMT believes that CEP can be utilized in a manner which minimizes or eliminates the creation of residual waste, thereby reducing the costs and risks associated with residual waste disposal.

MMT Target Markets

     For the initial commercialization of CEP, MMT has identified three markets where it believes CEP offers the greatest immediate value and meets pressing customer needs: (i) commercial low-level radioactive waste and mixed waste; (ii) U.S. government waste; and (iii) industrial hazardous waste. In each of these markets, MMT or M4 Environmental L.P. (the Company's former joint venture with Lockheed Martin Corporation) ("M4")) has constructed or is constructing "first-of-a-kind" commercial CEP systems.

     In the commercial low-level radioactive waste sector, MMT estimates that over three million cubic feet (approximately 150 million pounds) of waste is generated annually in the United States by more than 1,300 generators, including nuclear power plants and medical and research facilities. These generators seek technological solutions to effectively process their waste into a weight- and volume-reduced, stable, self-shielding form, suitable for long-term storage or disposal. This volume reduction reduces these generators' disposal costs and lengthens the useful life of current and future radioactive waste repositories. The Company expects that international markets also will provide additional opportunities for radioactive waste management. The commercial mixed waste market in the United States is characterized by a broad range of small volume waste streams that vary widely in composition. Most of these wastes are generated from the operations of nuclear power plants. MMT estimates that these nuclear utilities have stored in excess of 700,000 pounds of mixed waste, and generate an additional 200,000 to 300,000 pounds of mixed waste annually.

     In the government market, MMT estimates that the United States Department of Energy ("DOE") and the United States Department of Defense ("DoD") together spend nearly $8 billion annually on waste management and cleanup programs, making the U.S. government the world's largest consumer of environmental goods and services. Wastes requiring treatment at over 30 DOE sites include mixed wastes, waste from the demilitarization of nuclear weapons, and wastes generated during the remediation of large-scale decontamination and decommissioning projects. The major focus of the DoD environmental restoration effort is on munitions demilitarization, destruction of chemical weapons, and remediation of sites contaminated with these priority wastes. Another government entity, the United States Enrichment Corporation ("USEC"), annually produces approximately 15 million kilograms of depleted uranium hexafluoride ("DUF6"), a by-product generated through the conversion of uranium isotopes into highly enriched uranium. In addition, the DOE currently has approximately 500 million kilograms of DUF6 in storage.

     The industrial waste sector includes hazardous wastes as well as non-hazardous wastes and byproducts. Based on data obtained from the United States Environmental Protection Agency ("EPA"), MMT estimates that over 250 million tons of waste generated annually in the United States are classified as hazardous or toxic under the Resource Conservation and Recovery Act of 1976, as amended ("RCRA"), or the Toxic Substance Control Act ("TSCA"). Target markets for CEP include wastes from the chemical and petrochemical industries, the metal processing and mining industries, wastes currently processed by hazardous and municipal waste incinerators and post-consumer plastics.

COMMERCIALIZATION AND SALES STRATEGY

     In order to accelerate the commercialization of CEP, MMT intends to own and operate, by itself or through joint ventures, its initial commercial CEP facilities. Over the longer term, MMT intends to sell plants directly to customers, which they would operate. In addition to selling plants, the Company intends to license its technology under arrangements which provide for any or all of the following: (i) market rights license fees; (ii) technology transfer fees; (iii) ongoing tolling and license fees based upon the volume of feedstocks processed or the sale of recovered products; (iv) service fees for project development, design, engineering, and construction management; and (v) supply of critical or proprietary CEP components.

     The Company's strategy is to address the demand for a cost-effective method of processing waste materials while maintaining environmental standards. Although the CEP systems installed or being installed at each of the Company's first two commercial facilities and at the M4 Technology Center in Oak Ridge, Tennessee are central sites to which wastes and feedstocks are shipped for processing, it is the Company's intent to install CEP systems


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


on-site at customers' industrial facilities in order to (i) integrate systems on-site to enable existing facilities to comply with recycling exemptions applicable to materials that are reclaimed and returned to the manufacturing process that generated such materials ("closed-loop recycling") and (ii) reduce certain costs and potential liabilities associated with existing treatment methods, including transportation and off-site disposal. The Company's business strategy includes maintaining collaborative arrangements with industry leaders to aid in the technical development, sales, marketing, design and engineering of CEP systems. In addition, the Company's commercialization and sales strategy includes identifying industrial market leaders as initial customer prospects and performing Technical Development Programs ("TDPs") to demonstrate CEP's commercial applicability to a variety of customers and waste streams. Such activities are intended to keep the technical development of CEP focused on market opportunities.

     The Company believes that its commercialization and sales strategy must be flexible to adapt to a number of factors that may change over time as the market for CEP systems and any competing technologies evolve. These factors include, but are not limited to, the relative attractiveness of target markets based on the customer demand for CEP systems within each of the Company's target markets as compared to applicable competing methods of recycling, treatment or disposal; any changes in environmental regulations and their effect on the Company's operations and various target markets; and the ability of the Company to successfully permit and build CEP systems on a timely basis within its target markets. Accordingly, the Company anticipates that its commercialization and sales strategy may change over time.

COMMERCIAL DEVELOPMENTS

     Since 1995, the Company has made substantial progress toward constructing and initiating commercial operations at CEP plants in its three primary markets. As described below, (i) the Company is processing radioactive ion exchange resins at its Quantum-CEP facility in Oak Ridge, Tennessee; (ii) MMT, either directly or through M4, has built and tested commercial, pilot or bench-scale CEP systems for processing a broad range of wastes, including DUF6, chemical weapons, radioactive wastes, hazardous wastes, and mixed wastes for the DOE, DoD, USEC and commercial customers; and (iii) in the industrial hazardous waste market, the Company is constructing a commercial-scale system to process chlorinated organic wastes and other hazardous wastes at a Hoechst Celanese Corporation chemical plant in Bay City, Texas, and the Company is constructing a demonstration-scale facility to process fly ash produced by Japanese municipal solid waste incinerators.

     The Company also has entered into letters of intent relating to the development of additional CEP systems for commercial use both in the Company's three primary markets and in other market segments. During 1997, the Company will continue operating and developing the CEP systems described below and will seek to enter into new agreements to develop additional CEP systems. However, there can be no assurance as to the successful and timely development of these CEP systems or the successful negotiation of definitive agreements based on the existing letters of intent. The Company expects that any sales of such CEP systems will be made after the Company has demonstrated the successful operation of its other commercial facilities.

Commercial Radioactive Waste Market

     MMT's Q-CEP facility in Oak Ridge, Tennessee began processing radioactive ion exchange resins in December 1996, and began commercial operations in January 1997. This facility is designed to process up to 130,000 cubic feet per year of radioactive ion exchange resins from nuclear power plants. Prior to December 1996, the facility was jointly owned and financed by MMT and Scientific Ecology Group, Inc. ("SEG"), previously a wholly-owned subsidiary of Westinghouse Electric Corporation ("Westinghouse"). SEG has since been acquired by GTS Duratek, Inc. In December 1996, MMT of Tennessee Inc., a wholly-owned subsidiary of the Company ("MMT Tennessee"), purchased SEG's interest in the Q-CEP facility as well as certain assets used for handling and processing radioactive liquids and resins ("wet waste") for $31 million in cash. These assets include contracts, equipment, services and personnel for processing radioactive wastes at the Q-CEP facility. In connection with that transaction, the agreements that had been signed by MMT, SEG and Westinghouse in 1994 were terminated. SEG and GTS Duratek, Inc. continue to be obligated under noncompetition covenants which generally provide that during the five year period ending December 2001, they will not compete with MMT in the processing of ion exchange resins in North America, subject to certain exceptions.

     In January 1997, MMT Tennessee acquired from VECTRA Technologies, Inc. ("VECTRA") certain contracts, equipment and personnel used for handling and processing radioactive wet waste for $3.9 million in cash.

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

MMT Tennessee will continue to own and operate the Q-CEP facility and the Company's radioactive waste services business. These services consist of managing and handling radioactive wet waste on-site at nuclear power plants, providing equipment such as casks for transportation and storage of radioactive waste, and processing the waste using Q-CEP or other processing methods such as reverse osmosis, demineralization and solidification.

     The acquisitions of SEG's and VECTRA's wet waste business have allowed MMT Tennessee to significantly expand its radioactive waste processing services. In conjunction with the Q-CEP facility, MMT Tennessee's wet waste business is able to offer processing for a wide variety of radioactive liquids and resins produced by U.S. nuclear power plants. As of September 30, 1997, MMT Tennessee had contracts or purchase orders in place to provide radioactive processing services to 23 nuclear utilities, including 14 contracts to process radioactive ion exchange resins. In July 1997, the Company announced that MMT Tennessee had begun work on a $3.6 million contract with Niagara Mohawk Power Corporation to process radioactive ion exchange resins and a similar contract with SEG representing up to $3.3 million in revenue.

U.S. Government Market

     LOCKHEED MARTIN CORPORATION. In August 1994, the Company entered into a series of related agreements with Martin Marietta Corporation to form M4 Environmental L.P. ("M4"). Martin Marietta has since merged into Lockheed Martin Corporation ("LMC"), with LMC as the surviving entity. Pursuant to these agreements, the Company and LMC formed M4, a 50/50 Delaware limited partnership, to commercialize CEP to service the environmental remediation, waste management, decontamination and decommissioning needs of the DoD, the DOE, and USEC. In April 1996, MMT and LMC expanded M4 through the acquisition by M4 of the Retech division of Lockheed Environmental Systems & Technologies Co., a wholly-owned subsidiary of LMC. The Retech division designs and manufactures metallurgical equipment and waste processing systems that utilize a plasma technology. In March 1997, MMT and LMC entered into a letter of intent to restructure MMT's and LMC's relationship with respect to M4's market. This restructuring, which was completed in June 1997, is described below. During 1996, revenue from M4 accounted for approximately 87% of the Company's total revenue. This revenue was generated as the result of sales of goods and services to M4, as well as technology transfer and success fees. As a result of the restructuring described below, M4 has become a wholly-owned subsidiary of MMT and its revenues will be consolidated with MMT's. Accordingly, MMT's revenues from M4 in 1997 primarily will be generated through M4's operations, including the provision of processing services and funded research and development for third parties, rather than from M4 purchasing goods and services from MMT. The Company does not anticipate that these M4 operations will account for a substantial portion of its revenue for 1997.

          M4 Technology Center. In February 1995, M4 began construction of its Technology Center in Oak Ridge, Tennessee (the "M4 Technology Center"). In October 1995, M4 began operating its first CEP system, a demonstration facility for DUF6, at the M4 Technology Center. In December 1995, M4 began operating its first commercial mixed waste CEP facility. The second mixed waste system, which is substantially larger than the first system, began commercial operations in August 1997.

          Hanford Tanked Waste Cleanup. In September 1996, the Company announced that the DOE had awarded a contract to a technical team led by LMC to employ technologies including Q-CEP for Phase 1A of the contract for the cleanup of the tanked waste site in Hanford, Washington. The Hanford site contains approximately 56 million gallons of highly radioactive waste stored in 177 tanks. The DOE awarded two prime contracts for Phase 1A of the cleanup. The LMC team includes Numatec, Fluor Daniel, Duke Engineering and Services, Babcock & Wilcox, Nukem Nuclear Technologies, Los Alamos Technical Associates, AEA Technology, OHM Remediation Services, and M4. Phase 1A of the program covers the first 20 months of the program and includes a $27 million award to each team to prove the efficacy of their processes. Phase 1B covers waste processing of less than 10% of the stockpile at Hanford over a five to seven year period. This project is further described below under "--Restructuring of MMT/LMC Relationship -Hanford Project.".

          Commercial Mixed Waste. In December 1995, MMT and M4 entered into an agreement to expand M4's processing rights to include mixed wastes generated by commercial customers in the United States. In March 1996, M4 entered into its first agreement to process commercial mixed waste with Duke Power Company. Under this agreement, M4 will process various types of mixed waste, including various freon wastes and sludges, batteries and halogenated solvents. Since then, M4 also has entered into agreements with IES Utilities Inc., Baltimore Gas & Electric Company and PECO Energy Company to process such companies' commercial mixed waste. Mixed wastes from these companies are being or will be processed using Q-CEP systems at the M4 Technology Center.

          DOE Mixed Waste. In August 1996, M4 entered into an approximately $700,000 contract with the DOE to conduct proof-of-process studies using Q-CEP on a DOE mixed waste stream. Under the terms of the cost share contract, the DOE will pay 67% of the cost and M4 will pay the remaining 33%. M4 completed these tests in January 1997 and provided the results to the DOE in April 1997.

          DUF6 Market. In May 1995, M4 entered into a contract with USEC to construct the DUF6 demonstration unit located at the M4 Technology Center. M4 provided results from the demonstration program to USEC in June 1996. As a result of the M4 restructuring described below, MMT has assumed responsibility for negotiations with USEC. The Company expects that any agreement with USEC would provide that the Company or M4 would be primarily responsible for the design and construction of a commercial-scale processing system, and that USEC would agree to furnish DUF6 for processing under a multi-year supply agreement. In July 1997, President Clinton signed an order commencing the privatization of USEC. In connection with the anticipated privatization, the transaction structure which the Company and USEC had been negotiating may no longer be feasible because it is unclear whether USEC will retain control over the DUF6 which it was expected to supply to the Company under the supply agreement described above. Accordingly, MMT is reviewing alternatives for this market, including selling or licensing the technology to be used to process DUF6. There can be no assurances that the Company's negotiations with USEC will be completed successfully or that the Company or M4 and USEC will enter into an agreement to construct a DUF6 processing plant or an agreement to supply and process DUF6, or that the Company will be able to enter into other acceptable arrangements for this market.

          Chemical Weapons Demilitarization. In 1995, CEP was one of three commercial, non-incineration technologies selected by the United States Army from a list of 23 competing technologies for review of their ability to destroy bulk chemical warfare agents (i.e., VX nerve and mustard agents) stored at the Newport Chemical Activity in Indiana and the Aberdeen Proving Ground in Maryland. During 1996, M4 worked with MMT, Bechtel National, Inc., Fluor Daniel, Inc., and Battelle Memorial Institute to perform bench-scale testing of a CEP unit located at a Battelle facility. The tests demonstrated that CEP could achieve greater than or equal to 99.9999999% destruction removal efficiency
(DRE) on VX nerve agent and greater than or equal to 99.999999% DRE on mustard agent, which in each case exceeded the Army's DRE requirement of 99.9999%.

     In November 1996, the Army recommended that neutralization followed by post-treatment, a technology sponsored by the Army, be piloted. Neutralization involves mixing bulk chemical agents with dilutive chemicals in order to neutralize the chemical agents. The remaining material, typically comprising more than twice the volume of original chemical agent, must then be treated and disposed.

     In September 1996, MMT, LMC and M4 entered into an agreement which expanded M4's CEP license to include the demilitarization of Japanese chemical weapons. In return for the expansion of the license, MMT received a $5 million initial payment. Under the terms of this agreement, MMT also would receive an additional $3.5 million upon completion of a technical demonstration by MMT of the processing of one or more munitions shells containing surrogates of Japanese chemical weapons. Under the terms of a letter of intent with LMC for the M4 restructuring described below, the new limited liability company to be formed by MMT and LMC would assume M4's rights and obligations under this license. Payment of the foregoing $3.5 million would be made from the limited liability company's revenues.

     Also during 1996, M4 and Mitsubishi Corporation entered into a memorandum of agreement to use CEP as the principal technology for destroying bulk chemical agents located at small burial sites in northern China. The bulk agents along with thousands of buried agent munitions were left by the Japanese Imperial Army in China following World War II. Mitsubishi is the leading Japanese company being considered to spearhead the cleanup of Japanese chemical weapons left in China. To date, no request for proposals have been issued by the Japanese government for the cleanup of such chemical weapons, and there can be no assurances that, if such request for proposal is issued, Mitsubishi will be awarded a contract for such cleanup.

          Restructuring of MMT/LMC Relationship. In June 1997, the Company and LMC completed a restructuring of their relationship with respect to the commercialization of CEP and other technologies for the government and other waste markets. The objective of the restructuring was to enable MMT and LMC to access target markets more efficiently by eliminating many of the organizational redundancies associated with the prior M4 structure. LMC and MMT believe that the restructuring also will enable them to better leverage LMC's expertise in systems integration and MMT's ability to provide its CEP technology to target markets. Following the completion of the restructuring, LMC and MMT are each free to pursue projects formerly governed by the previous joint venture agreements, subject to the requirements established by the new arrangements. The restructuring entailed five principal changes in the companies' relationship: (1) LMC has the exclusive right to lead and pursue contracts for the Hanford radioactive tanked waste cleanup project described above, and MMT will provide directly to LMC certain construction and development services with respect to Q-CEP, (2) the Company and LMC formed a new limited liability company to be their exclusive vehicle to deliver processing services to customers in the chemical demilitarization market worldwide, (3) MMT has the exclusive right to lead and pursue worldwide opportunities for processing DUF6, (4) the Company has become the sole owner of M4, which will continue to own and operate its primary remaining asset, the M4 Technology Center, and (5) the Retech division of M4, which provides plasma arc technology, was transferred to LMC.

     As part of the LMC team for the Hanford tanked waste cleanup project, LMC agreed to purchase and MMT agreed to deliver a pilot-scale, demonstration Q-CEP plant to LMC in 1997 for a fixed price of $5 million. This plant will be used to process surrogate Hanford tank waste. Additionally, LMC has agreed to fund certain development work with respect to Q-CEP for possible application to the Hanford project. LMC has informed the DOE that LMC currently intends to propose an alternative technology, vitrification, as its baseline processing technology for Phase 1B of the Hanford contract. However, in connection with the development work to be performed by MMT, LMC and MMT have agreed to develop a technology insertion plan for the possible inclusion of Q-CEP in the Hanford project if such development work is successful. LMC has informed the DOE of the development of this technology insertion plan and LMC's intent to use such plan to include Q-CEP in the Hanford project if MMT's development work is successful. If the LMC team is awarded a contract under Phase 1B of the Hanford cleanup program and Q-CEP is used in the Phase 1B performance, LMC has agreed to pay MMT a fee of $15 million. $5 million of this fee will be payable on award of the contract and the remaining $10 million will be payable upon timely delivery and acceptance of a CEP production plant pursuant to terms to be agreed upon by LMC and MMT. MMT also is entitled to an on-going royalty of 3.5% of all revenues generated from the processing of waste in equipment supplied by MMT under the Hanford contract. There can be no assurances that LMC will include Q-CEP in any proposal for any Phase 1B contract or that LMC will submit a bid for Phase 1B. There also can be no assurances that DOE will award a Phase 1B contract to the LMC team or that, even if it does so, Q-CEP will prove to be satisfactory to the DOE for processing the Hanford waste.

     The limited liability company (the "LLC") formed by the Company and LMC has exclusive worldwide rights to commercialize CEP for the chemical weapons demilitarization market. The LLC is owned 50/50 by subsidiaries of LMC and the Company, and each of them will share 50/50 in the ownership, funding, profits and losses with respect to each project undertaken by the LLC, unless otherwise agreed by the parties. The Company is entitled to success fees of up to an aggregate of $25 million in connection with the successful deployment of CEP systems to process chemical weapons, each success fee to be paid from revenues generated by the CEP plant to which it relates. An additional $3.5 million fee will be payable to MMT out of the LLC's cash flow from operations upon MMT's successful technical demonstration of the processing of Japanese chemical weapons surrogates using CEP. The LLC has an initial term of five years. In connection with the formation of the LLC, MMT granted the LLC an exclusive license (including the right to sublicense to qualified third parties) to design, construct, own and operate CEP plants for the processing of chemical weapons. Each of the LLC and LMC have agreed to assign to the Company all intellectual property rights related to CEP which they may develop during the term of the agreement. Based upon the choice of technology for the first chemical demilitarization project presented to the LLC and MMT's analysis of the economic benefits realizable from such project, MMT has agreed to waive its right to participate in such project through the LLC. However, LMC has confirmed to MMT that LMC intends to use CEP in two other expected chemical demilitarization projects which would be performed by the LLC.

     As sole owner of M4, the Company is responsible for the future operations of the M4 Technology Center, and is entitled to all future revenues from such operations. The $38 million aggregate principal amount of bonds issued by the Industrial Development Board of Oak Ridge relating to the M4 Technology Center remain outstanding, LMC's guarantee of these bonds remains in place, and each of LMC and the Company is responsible for 50% of the principal, interest and other costs relating to these bonds.

     In addition to the changes described above, the Company and LMC have agreed that the Company will have the exclusive right to lead and pursue worldwide opportunities for processing DUF6. LMC has agreed not to pursue this market for five years except that, at the request of MMT, LMC will consider participating in this market jointly with MMT on a case-by-case basis, subject to mutual agreement of the parties.

     LMC and the Company also have established a strategic alliance committee, in the form of a limited liability company governed by three directors from each company, to review and monitor the relationships created by the restructuring and to evaluate new market opportunities within the DOE and DoD markets. Prior to pursuing any such opportunity alone, each of LMC and MMT will be obligated to first offer such opportunity to the other party by presenting it to the strategic alliance committee. The committee would determine whether such opportunity would be pursued jointly by the parties and the terms thereof. If the committee does not elect to pursue the opportunity jointly, either party would be free to pursue it alone.

     In connection with the restructuring, (i) LMC terminated its line of credit with M4 and deemed the approximately $15.8 million aggregate principal and accrued interest outstanding thereunder to have been paid in full, and (ii) the Company contributed outstanding accounts receivable of $14.6 million to M4's capital. LMC and the Company will generally share equally in substantially all of the costs of the restructuring.

     As of December 31, 1996, M4 had not earned any revenues related to the Hanford radioactive tanked waste cleanup project, nor had M4 earned any revenues from the processing of chemical weapons or DUF6. As of December 31, 1996, M4 had earned limited revenues from testing and development work performed at the M4 Technology Center and from testing and development work related to the chemical demilitarization and DUF6 markets. The Retech division of M4 was the major source of revenue for M4 since its contribution to M4 in April 1996.

     UNITED STATES DEPARTMENT OF ENERGY. In April 1997, the DOE chose the CEP system that MMT is building at a Hoechst Celanese Corporation chemical plant in Bay City, Texas to receive a $425,000 grant through the DOE's National Industrial Competitiveness through Energy, Economics and Environment (NICE3) Program. The program is designed to help innovative technologies with energy, economic, and/or environmental benefits move into full commercialization. MMT's proposal was one of 13 chosen by the DOE out of nearly 70 proposals in a competitive solicitation process. An independent, third party technical team reviewed each proposal in a three-phase process. The grant will be paid through a cost-share contract, pursuant to which the DOE would contribute 40% up to the $425,000 ceiling. Receipt of this grant is conditioned upon the negotiation of such a contract with the DOE or the Texas Natural Resource Conservation Commission which will be administering the grant. There can be no assurances that MMT will be able to successfully negotiate such contract.

     In September 1992, MMT submitted a three-phased proposal under the DOE's Planned Research and Development Announcement ("PRDA") program. On January 19, 1993, MMT received a favorable determination regarding a $1.2 million cost-sharing contract for a portion of the proposed PRDA program. The terms of the contract were finalized in September 1993. Under the contract, MMT has conducted trials and related activities at its research, development, testing and demonstration facility in Fall River, Massachusetts to demonstrate the applicability of CEP to contaminated scrap metals. In November 1993, the DOE requested that the Company provide a proposal to enhance certain aspects of the existing statement of work to provide for delivery of a more comprehensive final report of technical results. This resulted in additional DOE funding of $9 million, bringing the DOE's total contribution to $10.2 million. In February 1995, the DOE issued a unilateral change order to increase the funding for an undetermined amount with an initial ceiling of $5 million. In June 1995, the DOE extended its contract for demonstrating CEP and increased its funding by an additional $10 million, to a total of $25.2 million. In February 1996, the DOE modified the contract funding for an undetermined amount with an initial ceiling of $2 million. Additional funding through the end of 1996 brought the total enhancement to $8 million for that year, and increased the DOE's total contribution to $33.2 million. Activities under this contract have been completed. MMT has contributed a total of $22.3 million in connection with the cost-sharing contract. During 1996, revenue from the DOE accounted for approximately 13% of the Company's total revenue. Other than the NICE3 grant described above, the Company does not anticipate receiving research and development funding from the DOE in 1997.

     UNITED STATES DEPARTMENT OF DEFENSE. In September 1996, the U.S. Air Force Center for Environmental Excellence awarded approximately $480,000 to M4 to conduct treatability studies on a broad range of hazardous wastes. The wastes subject to the treatability studies represent approximately 84%, by volume, of the wastes generated in Air Force operations. In March 1997, the contract was amended to add treatability studies for two additional hazardous waste streams. The contract amount was increased by approximately $333,000 in connection with this modification. The studies are expected to be completed during the contract period, currently ending December 31, 1997. In December 1996, an additional $100,000 award was made under this contract with respect to the processing of oils for the U.S. Navy which are contaminated with polychlorinated biphenyls ("PCBs"). This processing work is expected be completed by the end of 1997.

     In September 1994, the U.S. Army Armament, Research, Development, and Engineering Center at Picatinny Arsenal, New Jersey awarded the Company $420,000 to fund demonstration of CEP's applicability to conventional weapons components. Trials under this contract demonstrated that the processing of conventional munitions, smoke and dye agents and propellants in the CEP system resulted in the destruction of the hazardous constituents to high environmental standards and the partitioning of the elements into recoverable materials. Activities under this contract were successfully completed in 1996.

     The Company's existing government contracts can generally be canceled, delayed or modified at the sole option of the government and are generally subject to annual funding limitations and public sector financing constraints. The Company believes that any future government contracts will be structured similarly. In addition, under the terms of future government contracts, if any, the Company may be required to grant the federal government greater rights with respect to the Company's intellectual property than the Company would grant private parties. As a result of engaging in the government contracting business, the Company is subject to audits and investigation by government agencies. As described below under "Business--Legal Proceedings," the Company currently is responding to subpoenas or requests for information issued by the Office of Inspector General of the DOE, the DOE, the Subcommittee on Oversight and Investigations of the U.S. House of Representatives Committee on Commerce, and the U.S. Senate Committee on Governmental Affairs. The Company also faces the risks associated with government contracting, which could include substantial civil and criminal fines and penalties. In addition to potential damage to the Company's business reputation, the failure by the Company to comply with the terms of any of its government contracts could result in the Company's suspension or debarment from future government contracts for a significant period of time. All of the foregoing risks associated with government contracting may also apply to M4 with respect to its government contracts.

Industrial Hazardous Waste Market

     Hoechst Celanese Corporation. Pursuant to agreements signed in May 1995 with Hoechst Celanese Corporation ("HCC"), one of the largest U.S. based chemical companies, MMT is constructing a CEP facility (the "Bay City CEP Facility") at HCC's Bay City, Texas chemical plant. This facility will be financed, owned and operated by MMT or a wholly-owned subsidiary of MMT. The CEP system being installed at the Bay City CEP Facility will have an initial capacity to process up to approximately 30,000 tons of feedstocks from HCC's Texas plants and third-party generators, although this system currently is permitted to process only 15,000 tons per year. Any increase in the amount of feedstocks which can be processed in this CEP system is contingent upon sufficient commercial interest, and application for and receipt of all necessary regulatory, community and other approvals. The project site is being designed to support potential additional future expansion of the Bay City CEP Facility. The facility will produce synthesis gas, an industrial feedstock to be used by HCC in its chemical processing, and aqueous hydrochloric acid for sale to third parties. The Company expects to begin processing customers' waste at this facility in the second half of 1997, but there can be no assurances as to the successful or timely deployment of this facility.

     MMT has signed one agreement and three letters of intent with four other major chemical manufacturers to process feedstocks from their existing operations at the Bay City CEP Facility. The agreement and letters of intent cover an aggregate of up to approximately 20,000 tons of feedstocks per year. The Company also has entered into a ten-year contract with a major hydrochloric acid distributor under which the distributor will purchase 85 to 100 percent of the hydrochloric acid produced at the Bay City CEP Facility, provided that such acid meets agreed specifications. Under the terms of their letters of intent, two of the chemical manufacturers have agreed to purchase hydrochloric acid produced from the processing of their feedstocks at the Bay City Facility, provided that such acid meets agreed specifications. Pursuant to the agreements with HCC mentioned above, HCC has agreed to purchase all of the synthesis gas produced at the Bay City CEP Facility, provided that the gas meets agreed specifications. There can be no assurances that the Company will enter into binding agreements to process feedstocks based on the letters of intent or that the Company will be able to produce hydrochloric acid or synthesis gas meeting the required specifications.

     Nichimen Corporation and NKK Plant Engineering Corporation. In February 1996, MMT, Nichimen Corporation, one of Japan's major trading companies, and NKK Plant Engineering Corporation, one of Japan's largest engineering providers of municipal waste systems ("NKP"), signed a letter of intent to form a joint venture to process fly ash produced by Japanese municipal solid waste incinerators. A definitive agreement to form this joint venture was executed in October 1996 by the Company, Nichimen and NKP. The agreement grants the joint venture


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

the exclusive right to introduce CEP to the Japanese municipal incinerator ash market. The joint venture will employ MMT's proprietary Cerex-CEP technology to process and recycle incinerator ash to recover ceramic and metal products. Under the agreement, the Company owns 49% of the joint venture and each of Nichimen and NKP own 25.5% of the joint venture. The joint venture was formed as a Japanese limited liability company and capitalized with approximately $1 million, contributed by each partner in proportion to their ownership interest. The funds necessary to purchase and operate the initial CEP system described below will be loaned to the joint venture by each partner in proportion to their ownership interest. In addition, if agreed by all of the partners, each partner has agreed to guarantee the joint venture's working capital requirements, up to a maximum of $2 million.

     In consideration for the grant of the exclusive license to the joint venture, the Company will receive a two percent royalty on all revenues, and will receive a $12.5 million licensing fee, to be paid from the joint venture's profits. Each of the joint venture, Nichimen and NKP have agreed to assign to the Company all intellectual property rights related to CEP which they may develop during the term of the agreement. The Company has agreed to provide research and development and certain other technical services to the joint venture and its customers and to sell certain CEP components to the joint venture and its customers, at specified rates.

     The joint venture agreement has a term of ten years, unless extended by the mutual agreement of the partners. The agreement may be terminated by any partner if the joint venture sustains more than $14,500,000 in losses.

     The Company and the joint venture have entered into an agreement pursuant to which the joint venture will purchase an initial CEP system from MMT. The CEP system is to be delivered in the first quarter of 1998 for a fixed price of $7.9 million. Final payment for such system will be contingent upon the successful completion of a performance test once the system has been installed in Japan. The parties expect that the joint venture will purchase a minimum of 29 CEP systems from the Company over the first ten years of the joint venture's operations, including the initial CEP system. There can be no assurances that the joint venture will order any additional CEP systems from MMT or that such systems, if ordered and delivered to Japan, will be able to successfully process and recycle incinerator ash.

     Celanese Mexicana, S.A. de C.V. In January 1996, MMT and Celanese Mexicana, S.A. de C.V. ("CelMex"), Mexico's largest private sector chemical company, signed a letter of intent to construct a CEP system to process and recycle manufacturing wastes at CelMex's chemical production facility in Veracruz, Mexico. The proposed CEP system will be designed to process wastes produced by CelMex and other Mexican companies. CelMex will purchase the synthesis gas produced by the CEP system as a raw material in its chemical manufacturing processes. Under the letter of intent, CelMex would provide the site and infrastructure for the CEP system and MMT would construct, own and operate the facility. Development of the CEP system pursuant to this letter of intent is subject to a number of conditions, including the negotiation and execution of definitive agreements. There can be no assurances that the parties will be able to negotiate mutually acceptable agreements to develop the proposed facility. In addition, MMT may sell all or a portion of its equity interest in this facility and intends to obtain third party financing for the construction of this facility. If MMT is unable to sell such equity interest or obtain such financing on acceptable terms, it may elect not to proceed with the development of this facility. Although MMT is continuing discussions with CelMex and potential equity investors for this facility, MMT does not expect to develop this facility until after the Bay City CEP Facility has begun operations.

COMMERCIAL DEVELOPMENTS -- ONGOING RELATIONSHIPS

     Since the Company's formation it has entered into several strategic alliances with companies that have specialized expertise. The Company believes that these relationships assist the Company in its planned commercialization of CEP, either by assisting the Company in marketing to particular industry groups, or by providing key services in connection with the Company's development and application of its CEP technology, such as assistance with obtaining insurance or project finance, or the provision of engineering and construction expertise. The Company may enter into similar long-term relationships in the future.

     Uhde GmbH. In February 1996, MMT entered into a non-exclusive sales representative and services agreement with Uhde GmbH. Uhde, based in Dortmund, Germany, is one of the world's leading engineering and construction companies. Under the agreement, MMT and Uhde will collaborate to market CEP to Uhde's worldwide customer base. Uhde has committed to identify and sell a minimum of nine CEP projects outside the United States over a four-year period. If Uhde fails to meet these minimum requirements, MMT has the right to terminate the agreement. Uhde will provide facility engineering and design site construction, equipment installation and project management, and MMT will provide marketing assistance, CEP system design and fabrication, operator training and


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

ongoing operational support, as needed, to Uhde's customers. Uhde and MMT have agreed to focus their joint efforts on addressing a wide range of markets including chlorinated organic chemical wastes, chemical weapons demilitarization projects, post-consumer plastics and electronic components, municipal waste water treatment sludges and waste incinerator ash. To date, Uhde has not sold any CEP projects and there can be no assurances that it will be able to do so in the future.

     The Electric Power Research Institute ("EPRI"). In November 1995, MMT entered into an agreement with EPRI to support the application of CEP. Over the five-year term of the agreement, EPRI, in conjunction with numerous utilities and their process industry customers, plans to develop collaborative programs for CEP demonstrations. EPRI will fund up to $25 million in matching research grants made to member utilities working with industrial process customers in their service areas to demonstrate CEP. In exchange for this commitment, EPRI received a warrant to purchase up to 100,000 shares of MMT common stock at an initial exercise price of $23.375. The warrant will vest in increments upon the closing of contracts for CEP plants for which EPRI has provided minimum levels of funding and upon customer acceptance of such plants. To date, none of the EPRI warrants have vested. The Company expects that the EPRI relationship will assist the Company in marketing its CEP technology to utilities and process industry customers.

     American Re-Insurance Company and Am-Re Services. In May 1993, MMT entered into a set of related agreements with American Re-Insurance Company and its affiliate, Am-Re Services, Inc. In addition, MMT was obligated to perform certain services for Am-Re Services through December 31, 1993. Pursuant to these agreements, American Re-Insurance Company purchased 438,885 shares of MMT common stock for $5.0 million and Am-Re Services agreed to provide services to MMT relating to obtaining environmental impairment liability insurance and project financing for the first five commercial CEP facilities to be developed by MMT. In exchange for these services, Am-Re Services was granted warrants to purchase an aggregate of 375,000 shares of common stock at prices ranging from $12.25 per share to $18.37 per share. To date, 70,000 of these warrants have vested in connection with the Company obtaining environmental impairment liability insurance for the Q-CEP Facility and the Bay City CEP Facility. The Company expects that, as it develops additional CEP plants, Am-Re Services will provide assistance to the Company related to obtaining environmental impairment liability insurance and project financing for such CEP plants.

     Fluor Daniel. Since September 1992, MMT and Fluor Daniel, Inc. or Fluor Daniel Environmental Services, Inc. ("Fluor Daniel"), an international engineering and construction firm, have been parties to a series of agreements pursuant to which Fluor Daniel has provided engineering and construction services, feasibility studies, designs, cost estimations and other services in support of CEP plants and potential CEP applications. During 1994 and 1995, Fluor Daniel invested $5.2 million payable by MMT for such services in MMT common stock. Fluor Daniel and MMT previously had been parties to an agreement which required MMT to use Fluor Daniel for engineering and construction services for CEP plants being built by MMT. In August 1996, Fluor Daniel and MMT amended this agreement to provide that Fluor Daniel would provide such services to MMT on a case-by-case basis, at each party's mutual discretion. During 1996, Fluor Daniel provided substantial engineering and construction services to MMT for the Bay City CEP Facility and the M4 Technology Center.

TECHNOLOGICAL DEMONSTRATIONS AND TESTING OF CEP

     In order to further demonstrate CEP's Elemental Recycling capability on a variety of prospective customer feedstocks, MMT has constructed an 86,000 square foot research, development, testing and demonstration facility in Fall River, Massachusetts that is equipped with several commercial-scale CEP systems (the "Fall River Facility"). Since February 1993, through internally and customer-funded TDPs, the Company has demonstrated CEP's ability to break down feedstocks and recover products in laboratory, bench-scale, pilot-scale and commercial-scale trials in its Fall River Facility. These tests and demonstrations on feedstock samples representative of those of prospective customers have shown the safety and reliability of CEP for a wide range of chemical components and physical forms.

     CEP and its underlying technologies have been demonstrated in tests on many materials from simple compounds, such as paraffins and alcohols, to complex materials containing toxic metals, alkali metals, halides, cyanides, fluorinated species and polyaromatic hydrocarbons (including PCBs). These demonstrations have included wastes that are classified as hazardous or toxic under RCRA (including chemical weapons agents), low level radioactive wastes, mixed wastes, and surrogate hazardous wastes in the form of gases, liquids, slurries,


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




suspensions, pumpable sludges, and solids. MMT has successfully completed customer-sponsored trials in which numerous customer-established success criteria for closed-loop recycling were met or surpassed.

     The Company's technological demonstrations are complemented by additional external research programs, some of which are conducted by members of MMT's Technical Advisory Board.

     In addition to the operating demonstrations described above, MMT has developed physical models and computer simulations that are used to model CEP systems functions such as feed addition, molecular dissolution, refractory wear, vitreous material characteristics and reactor design. Prior to running experimental trials on particular feedstock, MMT uses such models to predict capital and operating costs and system performance.

     To date, the testing of CEP largely has been limited to trials conducted under controlled testing conditions. Certain commercial-scale tests of CEP have been conducted and the Company has developed computer simulations which it uses to model and predict various CEP system functions. The Company currently is operating its Q-CEP facility in Oak Ridge, Tennessee and M4 has operated one mixed waste system at the M4 Technology Center, and is conducting start-up operations and testing on a second, larger mixed waste system. However, no demonstration has yet been made that a commercial CEP system, once installed and operated by MMT or M4 or at a customer's location, will process feedstocks and recover commodity and specialty products of commercial quality and in significant quantities.

     The Company is continuing its research and development efforts to further enhance the functionality of its CEP systems, especially in areas such as removal of ceramic product from the CEP reactor and the addition of large solid feeds to the CEP reactor, with the goal of making CEP systems more efficient for processing a wide range of wastes and waste forms and making CEP systems more cost-effective. The Company expects that broad deployment of CEP into certain of its target markets will require additional enhancements and functionalities that are currently being further developed by MMT. MMT's ability to successfully sell CEP systems for a wide range of waste streams and waste forms in such markets could be materially adversely affected if the Company is unable to adequately develop such additional enhancements and functionalities. During the fiscal years ended December 31, 1996, 1995 and 1994, the Company spent $37.5 million, $25.3 million and $25.2 million, respectively, on research and development, of which $26.2 million, $11.0 million and $14.4 million, respectively, was funded by the Company.

The Fall River Facility

     The primary use of MMT's Fall River Facility is to perform TDPs that demonstrate CEP's Elemental Recycling capability on a variety of feedstocks, including samples of customers' materials. MMT believes that the Fall River Facility serves to further the development of CEP technology and MMT's associated intellectual property estate and assists in facilitating favorable customer and regulatory acceptance of the process. The Fall River Facility also is used to conduct training programs for MMT employees and customers.

     The 86,000 square foot Fall River Facility contains a 48,000 square foot recycling area which includes a materials preparation area, feedstock storage, raw material storage, recovered material storage and a test laboratory. The Fall River Facility houses commercial-, pilot- and bench-scale CEP units which are used for treatability and feasibility studies, and also houses physical models of CEP units. These models are used to analyze injection patterns and to simulate flow dynamics and various reaction patterns within the molten metal bath.

Recoverable Products

     Laboratory, bench-scale, pilot-scale and commercial-scale trials, including trials conducted at the Company's Fall River Facility, have demonstrated that CEP has the potential, through Elemental Recycling, to recover commodity and specialty products, such as industrial gases, ceramics and metals, from feedstocks. MMT's test results from demonstration and treatability trials have shown that greater than 90% of the feedstocks processed in these trials was able to be recycled into products. Based upon these test results and commercial specifications for CEP products, the Massachusetts Department of Environmental Protection has issued MMT recycling certifications for CEP of heterogeneous inorganic and organic waste streams, including RCRA-listed waste streams. Based on the elemental composition of particular feedstocks, MMT has demonstrated that CEP systems can be customized to make specific products by adding different reactants or by varying the composition of the molten metal bath. CEP is


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



designed to permit recovered products to be re-used as raw materials by the feedstock generator in potential closed-loop applications or to be sold to other industrial customers.

     Some materials produced using CEP may have little to no commercial value, and may be considered wastes. Certain of such wastes may be classified as hazardous wastes (and may need to be handled as such) under current United States environmental regulations. Based on experimental trials with hazardous waste streams, MMT anticipates that the volume of any such unsaleable materials will be a small portion of the initial feedstock volume and will be substantially less than the residual waste (including ash) generated by alternative technologies.

     With respect to radioactive wastes, the Company expects that the volume of reusable products generated from processing such wastes with Q-CEP will be lower compared with other applications of CEP and expects that the volume of residual waste streams will be greater. Any such residual waste which is classified as a low-level radioactive waste will need to be handled as such under current United States environmental regulations. Operations at MMT's Q-CEP facility in Oak Ridge, Tennessee, as well as experimental trials have shown, however, that Q-CEP substantially decreases the volume of such radioactive wastes and contains the radioactive elements in a stable, self-shielding form.

INTELLECTUAL PROPERTY AND PROPRIETARY TECHNOLOGY

     MMT has a comprehensive program for the protection of its intellectual property. This program includes, among other things: established procedures including notebooks and forms for documenting, evidencing and disclosing all MMT inventions to management; an Intellectual Property/Patent Management Team which meets regularly to discuss intellectual property issues; a system for continuously monitoring patents issued to, and patent applications filed by, relevant third parties; a program of seminars for employees on intellectual property topics; a recognized intellectual property law firm on retainer; a senior in-house patent counsel; a patent administrator and other personnel dedicated to assisting in the preparation and prosecution of MMT's patents; personnel policies and agreements requiring disclosure by employees of all inventions and protection of confidential information; and agreements with all technical and scientific employees providing for the assignment of inventions made by such employees to MMT.

     As of September 30, 1997, MMT owned 136 United States and foreign patents, and had pending an additional approximately 150 United States, Japanese, European and other foreign national patent applications relating to CEP. MMT also has many invention disclosures describing inventions by employees, many of which could be the basis for future patent applications.

     MMT's intellectual property estate also contains a number of sophisticated computer models used to predict the thermodynamic, kinetic and physical transport properties of the CEP system, including tuyere injection, multiphase jet flow and turbulent diffusion, equilibrium partitioning and kinetic limitations, product formation and system design. Some of such computer models include components which are the subject of non-exclusive licenses from computer software vendors. MMT's computer models are used to identify optimal designs and operating conditions for specific processing applications. MMT has demonstrated the accuracy of many of these computer models through actual experimentation.

     To protect its trade secrets and other unpatented proprietary information in its product development activities, MMT's employees, consultants and contractors are required to enter into agreements providing for confidentiality and MMT's ownership of such trade secrets and other unpatented proprietary information originated by them while in MMT's employ.

     There can be no assurance that any patents will issue on any of MMT's patent applications or that any patents will provide meaningful protection against infringement of the Company's technology. There also can be no assurance that any of MMT's confidential non-disclosure agreements will provide meaningful protection of MMT's confidential or proprietary information in the case of unauthorized use or disclosure.

     The Company has ten service marks or trademarks registered, and several applications to register, with the U.S. Patent and Trademark Office for terms used in conjunction with MMT's services in material processing, hazardous and non-hazardous waste treatment, and resource recovery. Registered marks include:
MMT(R), The Elemental Solution(R), Elemental Solution(R), MMT Catalytic Extraction Processing(R), Molten Metal Technology (and

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


design)(R), Quantum-CEP(R), Q-CEP(R), and the design of certain MMT logos. Applications for service marks or trademarks include: Hyco-CEP(TM) AND Cerex-CEP(TM).

ENVIRONMENTAL MATTERS

Environmental Laws and Regulations Creating a Market for CEP

     Various environmental protection laws have been enacted and amended during recent decades in response to public concern over the environment. MMT's operations and those of its customers are subject to these evolving laws and the implementing regulations. MMT believes that the obligations to comply with the requirements of these laws contribute to the demand for its services.

     The environmental legislation and policy which the Company believes are potentially applicable to CEP operations in the United States include RCRA, TSCA, the Federal Water Pollution Control Act of 1972, the Clean Air Act of 1970, as amended, the Hazardous and Solid Waste Amendments of 1984, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Superfund Amendments and Reauthorization Act of 1986, and the Pollution Prevention Act of 1990, and various state analogs to these federal laws. Additional provisions which may be applicable to Quantum-CEP technology include the Atomic Energy Act of 1954, the Federal Facility Compliance Act of 1992, the Low-Level Radioactive Waste Policy Amendments Act of 1985, the United States Department of Energy Orders, Policy and Guidance, the Nuclear Regulatory Commission Regulatory Policy and Guidance, and their state analogs. These provisions regulate the management and disposal of radioactive, hazardous and non-hazardous wastes, control the discharge of pollutants and radionuclides into the air, land and water, provide for the investigation and remediation of contaminated land and groundwater resources and establish a pollution prevention program. Many of these laws have international counterparts, particularly in Europe and elsewhere in North America.

Environmental Permitting Implications

     To maximize the market acceptance of CEP technology, MMT has chosen to focus certain initial project efforts on the development of systems whose feedstocks and designs are most likely to qualify for exemptions or favorable regulatory treatment. These projects involve: (i) systems for processing feedstocks that are not classified as hazardous wastes and are not subject to RCRA permitting requirements; (ii) systems that handle feedstocks in a manner that may qualify such materials for exclusions from RCRA regulation (e.g., a closed-loop process whereby secondary materials will be returned to the original manufacturing process in which they were generated or processing of waste materials as feedstocks to manufacture valuable products); (iii) systems that may qualify for an exemption from RCRA permitting requirements (e.g., systems involving bona fide recycling of hazardous wastes); (iv) systems that provide for significant volume reduction and stable final form for low-level radioactive waste to allow for increased disposal capacity or a more manageable form for storage, or both; and (v) systems that provide for volume reduction, stable final form and recycling for mixed waste streams. MMT also would consider use of CEP as part of the treatment train in previously permitted RCRA treatment facilities for which MMT believes that only a permit modification would be required.

     The permitting burden on a facility utilizing CEP will depend on the nature of the feedstock (including whether it is classified as a solid waste or hazardous waste), the configuration of the process at the particular facility, the manner in which product is recovered from the waste and the type of waste residuals created by the process.

BDAT Equivalency Determinations

     Pursuant to EPA environmental regulations, the processing of hazardous waste that is to be disposed of on or in land must be accomplished using the Best Demonstrated Available Technology ("BDAT"). In April 1996, EPA issued a BDAT equivalency determination for CEP for all RCRA-listed waste streams which were previously required to be incinerated prior to being land disposed. As a result, generators are permitted to meet their BDAT requirement by using CEP for these waste streams. In connection with a July 1995 equivalency determination for chlorinated organic wastes, the EPA noted that dioxin, a toxic and harmful substance, was not detected at targeted regulatory levels in CEP demonstrations. The Company believes that the EPA's BDAT equivalency determinations confirmed that CEP is fundamentally different from incineration, and further confirms that use of CEP supports the EPA's efforts to minimize cross-media contamination (transfer of contaminants to air, soil and water from wastes) and to reduce the quantity of residuals for land disposal.


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


Research Facility License

     On February 27, 1995, the Massachusetts Department of Environmental Protection (the "MADEP") issued a Research Facility License for recycling activities (the "License") that regulates hazardous waste recycling research activities at the Fall River Facility. The License became effective on March 20, 1995, and replaced the original R&D Recycling Permit for the Fall River Facility, which was issued in September 1993. The License has a term of five years.

     Under the terms of the License and the Demonstration Permit for solid wastes issued in September 1993 (the "Permit"), most solid and hazardous wastes, including RCRA-listed hazardous wastes, may be stored and processed at the Fall River Facility, subject to limits and conditions specified in the License and the Permit. The License requires MMT to provide a notice to the MADEP, the Fall River Fire Department and the Fall River Board of Health at least 14 days prior to conducting hazardous waste recycling demonstrations greater than 250 kilograms/day. This notice must contain a summary of applicable treatability study data and other information. The Permit requires review and approval by the MADEP prior to solid waste recycling demonstrations.

     In November 1995, the EPA granted an approval to allow the Company to perform testing on wastes containing PCBs pursuant to the EPA's authority under TSCA. Also, in November 1995, the MADEP modified certain of the permits for the Fall River Facility to allow the Company to store and process PCBs. MMT operates the Fall River Facility pursuant to all necessary permits as well as an Agreement with the City of Fall River (the "Fall River Agreement"), which first became effective on March 17, 1993. In April 1995, the Fall River Agreement was modified and amended to reflect the requirements of the License. In November 1995, the Fall River Agreement was further amended to add provisions related to the processing of PCBs.

Permits for Commercial Facilities

     With respect to the first commercial facilities constructed or under construction by the Company, the Company and M4 have been successful in obtaining the permits necessary to construct and operate these facilities. In February 1996, the Texas Natural Resource Conservation Commission ("TNRCC") determined that CEP is distinct from incineration and other combustion and thermal treatment processes, and approved CEP as a RCRA-exempt recycling technology. This approval means that CEP plants in Texas would not need to obtain RCRA permits prior to the construction or operation of CEP plant. In September 1996, the Louisiana Department of Environmental Quality provided a regulatory determination to a prospective customer of MMT indicating that an on-site CEP unit installed at the customer's facility would be exempt from RCRA permitting requirements and Toxic Release Inventory (TRI) emissions reporting.

     In January 1997, MMT received approval from the TNRCC to receive a class of secondary materials for processing at the Bay City CEP Facility as non-RCRA regulated materials. This approval means that feedstocks fitting the characteristics approved by TNRCC for processing will not be treated as hazardous materials under RCRA and will be exempt from TRI emissions reporting. This regulatory designation should streamline processing of materials at the facility and should provide a competitive advantage to customers utilizing the facility for management of their secondary materials.

     In the case of the Quantum-CEP facility constructed by MMT and SEG, the Tennessee Department of Environment and Conservation ("TDEC") issued to SEG an air permit in May 1995 (amended in October 1995) which allowed the installation and initial operation of the CEP equipment and related air pollution control devices at the facility. In addition, in November 1995, SEG received a radioactive materials license from TDEC that allows the possession, use and storage of radioactive materials at the Quantum-CEP facility. This license was transferred to MMT Tennessee in December 1996 in connection with the acquisition of SEG's interest in the Q-CEP facility.

     In September 1995, TDEC issued an air permit to M4 which allowed the installation and initial operation of the CEP systems at the M4 Technology Center. In addition, in November 1995, TDEC issued a radioactive materials license to M4 that allows the possession, use and storage of radioactive materials at the M4 Technology Center. TDEC also issued an approval in December 1996 allowing the processing and recycling of mixed waste organic liquids and sludges in connection with the mixed waste processing activities being performed by M4 for the DOE and commercial customers.


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COMPETITION

     MMT defines the market for its CEP technology as the recycling, processing and volume reduction of certain radioactive, hazardous and non-hazardous wastes and industrial by-products. MMT is aware of some competition from companies recycling hazardous wastes, but its primary competition comes from companies that provide radioactive and hazardous waste treatment and disposal services. The predominant waste treatment and disposal methods include landfilling, deep-well injection, incineration, plasma, vitrification, or other thermal treatment methods, on-site containment (including industrial lagoons), and release into the environment. The hazardous waste treatment and disposal industries are fragmented and characterized by a number of large and small companies. Competition is based primarily on cost, regulatory and permit restrictions, technical performance, dependability and environmental integrity. The Company believes that CEP will be able to compete favorably on the basis of these factors. Many technology developers also have begun to focus on the government markets as new opportunities continue to evolve. Some of these technologies may also be applied to the commercial radioactive waste and hazardous waste markets. The government is evaluating a wide variety of technologies, with the objective of identifying alternatives that offer benefits over conventional methods, such as incineration. Many of MMT's competitors have substantially greater financial and technical resources than MMT.

     For most waste streams, CEP is designed to provide recovery of products and re-use by generators or sale of such products to other commercial and government customers. CEP's potential cost advantage over conventional waste treatment and disposal methods is dependent, in part, on such re-use or sale. MMT anticipates that the price of such products will be established on the basis of competition with other large or small producers of raw materials and recycled products which may have greater financial resources and experience in connection with the production and marketing of such materials and products than MMT or its customers.

EMPLOYEES

     As of September 30, 1997, the Company had 455 full-time employees. The Company believes that it has been successful in attracting experienced and capable process development, engineering, operations and management personnel. The Company's growth and expansion plans depend in large part upon its ability to continue to attract and retain highly skilled scientific, managerial, manufacturing, operations and marketing personnel.

     All of the Company's employees have entered into agreements with the Company requiring them not to disclose the Company's proprietary information, assigning to the Company all rights to inventions made during their employment and prohibiting them from competing with the Company.

     None of the Company's employees is covered by collective bargaining agreements. The Company considers relations with its employees to be good.

     In August 1997, the Company announced that it would eliminate 57 positions, primarily at the Company's corporate headquarters in Waltham, Massachusetts, and at the Fall River Facility. Thirty-two jobs were eliminated immediately and the remaining 25 will be phased out by the end of the year. Most of the eliminations were from MMT's research and development, engineering and administration areas. In May 1997, the Company announced that it had eliminated 77 positions (out of approximately 530), primarily at the Company's corporate headquarters in Waltham, Massachusetts, and at the Fall River Facility. Most of the eliminations were from MMT's design and development area. In November 1996, the Company announced that it had eliminated 58 (out of 480) positions, primarily at the Company's corporate headquarters in Waltham, Massachusetts. Most of the eliminations were staff positions from finance and administration, sales and marketing, and government and regulatory affairs. The Company intends to continue hiring to fill positions that are critical to meeting the Company's technology delivery schedule.

PROPERTIES

     The Company currently leases approximately 77,000 square feet of office space in Waltham, Massachusetts, that it uses as its corporate headquarters, under a seven-year lease expiring in 2003. This lease has a five-year extension option. The Company also has entered into a lease for an additional approximately 77,000 square feet of office space in the same office park in Waltham. This lease also has a seven year term with a five year extension option. The Company currently does not intend to occupy this additional space and is in the process of subleasing it to third parties. Currently, more than 95% of this building has been subleased at rents in excess of the rent which the Company is required to pay, and the Company is negotiating subleases for the remaining space. The Company also has subleased its prior corporate headquarters in Waltham through the duration of the lease term. In addition, the Company has smaller offices in Washington D.C., Oak Ridge, Tennessee, Houston, Texas, Bay City, Texas and Denver, Colorado that are leased on a short-term basis.

     The Company has a ten-year lease expiring in 2004 with the Greater Fall River Development Corporation for the Fall River Facility located on ten acres of land in Fall River, Massachusetts. The lease includes three ten year extension options, exercisable at the option of the Company. The Fall River Facility has approximately 86,000 square feet of usable space, of which approximately 34,000 square feet is used for office and training and the remainder for research and development operations, warehousing and laboratories. The Company also has leased approximately 19,800 square feet of office, storage and warehouse space near the Fall River Facility. In July 1996, the Company purchased approximately five acres of land adjacent to the Fall River Facility. This land could be used for potential future expansion of the Fall River Facility.

     The Company has a lease with Hoechst Celanese Chemical Group, Inc. for the land on which the Bay City CEP Facility is being constructed. The lease has a term of ten years from the date that the facility begins commercial operation. The lease will be automatically extended for as long as MMT maintains the permits necessary to operate the facility and produces synthesis gas meeting agreed specifications.

     M4 leases approximately 42,000 square feet of office space in Oak Ridge, Tennessee, under a lease expiring in 2002. This lease has a five-year extension option. M4 currently does not intend to occupy this space and has subleased approximately 15,000 square feet of such space to a third party. M4 also has a seven-year lease expiring in 2002 for the M4 Technology Center in Oak Ridge, Tennessee. The lease has seven one year, two five year and one six year extension options, all of which are exercisable at M4's option. The M4 Technology Center is situated upon approximately 10 acres of land and has approximately 93,000 square feet of usable space, of which approximately 24,000 square feet is used for offices and the remainder for commercial and research and development operations, warehousing and laboratories.

     In connection with the acquisition of SEG's interest in the Q-CEP facility in Oak Ridge, Tennessee, MMT Tennessee purchased the approximately six acre parcel upon which the facility is located. MMT Tennessee also is occupying an office building located adjacent to the Q-CEP facility pursuant to a license which was acquired from SEG. This license has a one year term, expiring in January 1998, but MMT Tennessee has the right to negotiate a longer term lease for the building. During the one year period ending in December 1997, MMT Tennessee also has the right to occupy and use a portion of SEG's facility in Kingston, Tennessee for the conduct of certain wet waste processing activities. Thereafter, MMT Tennessee may move the personnel and equipment used for such activities to the Q-CEP facility site or may attempt to negotiate an extension to the one year occupancy period.

     As part of the acquisition of wet waste processing assets from VECTRA, MMT Tennessee acquired a maintenance facility located on approximately 16 acres of land in Columbia, South Carolina. MMT Tennessee will continue to operate this facility in connection with the wet waste business.

LEGAL PROCEEDINGS

     In February and March 1997, purchasers of the Company's common stock filed five purported class action suits against the Company and certain of its present and former directors and executive officers in the United States District Court for the District of Massachusetts. The first suit, filed on February 12, 1997, and the fifth suit, filed on March 28, 1997, name the Company and Messrs. William M. Haney, III, Christopher J. Nagel, Benjamin T. Downs, Victor E. Gatto, Jr., Ian C. Yates, John T. Preston and Maurice F. Strong as defendants. The other three suits, filed on February 13, February 20, and February 27, 1997, each name the Company and Messrs. Haney, Nagel, Preston and Strong as defendants. The complaints variously allege that the Company and the individual defendants made false and misleading statements concerning the development and commercialization of CEP and the availability of research and development funding from the DOE, and disseminated financial statements not prepared in accordance with generally accepted accounting principles, in violation of
Section 10(b) of the Securities Exchange Act of 1934 and state law. The complaints variously assert that the alleged false or misleading statements were made to inflate the price of the Company's common stock in order to facilitate its March 1996 offering of convertible subordinated notes, to reduce the number of shares contributed to M4 to match an investment by M4's co-owner, to enhance the value of stock or options held by the individual defendants, and to increase the price of stock sold by the individual defendants. Each of the suits seeks compensatory damages for alleged losses during the class periods (September

26, 1995 through October 21, 1996 in the first suit, March 28, 1995 through October 18, 1996 in three of the suits, and September 26, 1995 through October 20, 1996 in the fifth suit) as well as fees and costs. The suits are at an early procedural stage. While the Company has not yet filed answers to the complaints, the Company expects to move to dismiss and otherwise to deny liability. However, the ultimate outcome of the litigation cannot be determined at present.

     In April 1997, the Company and M4 received subpoenas from the Office of the Inspector General ("OIG") of the Department of Energy (the "DOE") requesting various Company and M4 records. In June 1997, the Company received a letter from DOE, asking the Company to help DOE respond to a request that DOE had received from the U.S. House of Representatives Committee on Commerce (the "House Committee") by providing Company records. In July 1997, the Company received a letter from the Subcommittee on Oversight and Investigations of the House Committee, requesting that the Company provide the Subcommittee with information and records in connection with and ongoing investigation of the Office of Science and Technology of the DOE. The Company is voluntarily complying with each of these requests. In August 1997, the Company received a subpoena from the U.S. Senate Committee on Governmental Affairs (the "Senate Committee") seeking the production of various Company records. William M. Haney, III, the President and Chief Executive Officer of the Company, has received a similar subpoena from the Senate Committee. The Company and Mr. Haney are in the process of responding to these subpoenas. In connection with the foregoing requests for information and the Senate Committee and OIG subpoenas, employees and former employees of the Company have been interviewed by representatives of several government agencies. The Company expects to be providing information and records to the DOE, the House Committee and the Senate Committee for the immediate future. Any of these organizations may also conduct further interviews with current and former Company employees. In addition, the House Committee and/or the Senate Committee may hold hearings at which current and former employees of the Company may be asked to testify.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

       The executive officers and directors of the Company are as follows:


Name                                    Age                      Office Held                         Director/Officer
----                                    ---                      -----------                               Since
                                                                                                           -----
William M. Haney, III                    35          Chairman of the Board of Directors,                   1989
                                                     President and Chief Executive Officer

Christopher J. Nagel, Sc.D.              39          Chief Technical Officer and Director                  1989


Marie J. Langlois (1)                    55                      Director                                  1997

Peter A. Lewis (1)(2)                    66                      Director                                  1993

John T. Preston (1)(2)                   47                      Director                                  1989

Maurice F. Strong                        68                      Director                                  1992

Robert A. Swanson                        49                      Director                                  1992

Eugene Berman                            55          Vice President of Regulatory, Legal and               1992
                                                     External Affairs

F. Gordon Bitter                         54          Chief Financial Officer                               1997

Benjamin T. Downs                        34          Executive Vice President of Corporate                 1990
                                                     Development

David Hoey                               37          Vice President, Business Development                  1996

Ethan E. Jacks                           43          Vice President and General Counsel                    1991

Katharyn F. Santoro                      43          Vice President of Human Resources                     1994

Charles W. Shaver                        38          Chief Operating Officer                               1996

------------

(1) Currently a member of the Audit Committee.
(2) Currently a member of the Compensation Committee.


     WILLIAM M. HANEY, III, has served as a Director of the Company since December 1989 and as its Chairman of the Board, President and Chief Executive Officer since June 1990. In 1989, Mr. Haney founded Energy BioSystems Corporation, a developer of microbial systems for desulfurizing hydrocarbons, and served as a member of its Board of Directors from 1989 to 1993. Mr. Haney serves or has served as a member of the President's Circle of the National Academy of Sciences, on boards for the United States Department of Commerce, the Environmental Protection Agency, Harvard University and the World Resources Institute relating to technology innovation and environmental issues, and on the board of WGBH-Boston. Mr. Haney holds an A.B. degree from Harvard University.

     CHRISTOPHER J. NAGEL, Sc.D., has served as a Director of the Company since November 1989 and as Chief Technical Officer since June 1997. From October 1996 until June 1997, Dr. Nagel served as Vice President of Process
Fundamentals/Founding Scientist. From August 1994 until October 1996, Dr. Nagel served as Executive

Vice President of Science and Technology, and from 1990 until August 1994, Dr. Nagel served as Senior Vice President of Science and Technology. From 1986 until 1991, Dr. Nagel was a doctoral student in the School of Chemical Engineering at Massachusetts Institute of Technology ("M.I.T."). Dr. Nagel holds a Sc.D. in Chemical Engineering from M.I.T. and a B.S. in Chemical Engineering from Michigan Technological University.

     MARIE J. LANGLOIS has served as a Director of the Company since September 1997. Ms. Langlois was a Senior Vice President at Fleet National Bank prior to co-founding Phoenix Investment Management Company, a registered investment advisory firm, in 1988. Ms. Langlois also is a director of the Rhode Island Philharmonic Orchestra, and is a fellow of Brown University. Ms. Langlois holds an M.B.A. from the Harvard University School of Business Administration and a B.A. from Brown University.

     PETER A. LEWIS has served as a Director of the Company since June 1993. Mr. Lewis was a general partner of Lazard Freres & Co. from 1969 until January 1993, concentrating primarily in the area of domestic and international mergers and acquisitions. Since January 1993, Mr. Lewis has been a limited partner of Lazard Freres & Co. and has served as a limited managing director since 1995. From 1966 to 1969, Mr. Lewis served as Deputy Assistant Secretary in the United States Department of Housing and Urban Affairs and Assistant Director of the United States Bureau of the Budget. Mr. Lewis is also a director of Breed Technologies, Inc., a manufacturer of automobile components, and certain privately held companies. Mr. Lewis holds an M.B.A. from the Harvard Graduate School of Business, an M.A. from the Harvard Asian Studies Program and an A.B. from Harvard College.

     JOHN T. PRESTON has served as a Director of the Company since December 1989. Mr. Preston has been the President of Quantum Energy Technologies Corporation, a technology-based startup company working on products to improve energy efficiency in lighting, combustion and other areas, since January 1996. Prior to that, Mr. Preston was the Director of Technology Development at M.I.T. from 1992 to the end of 1995, and the Director of the M.I.T. Technology Licensing Office from 1986 to 1992. Mr. Preston has been a member of the Board of Directors of Energy BioSystems Corporation since 1991 and is a member of the Board of Directors of Clean Harbors, Inc., as well as several privately held companies. Previously, Mr. Preston was a founder of Visual Communication Network and Associate Director of the M.I.T. Industrial Liaison Program. Mr. Preston holds an M.B.A. from Northwestern University and a B.S. in Physics from the University of Wisconsin.

     MAURICE F. STRONG has served as a Director of the Company since 1989 except during the period of May 1990 to September 1992. Mr. Strong currently is the Executive Coordinator for U.N. Reform, and has been the Chairman of Strovest Holdings, Inc. since 1983. From December 1992 to December 1996, Mr. Strong was Chairman of Ontario Hydro, a major Canadian utility, and was its Chief Executive Officer from December 1992 to November 1995. From March 1990 to August 1992, Mr. Strong was Under Secretary General of the United Nations, Secretary-General of the 1992 U.N. Conference on Environment and Development, and Chairman of the Earth Summit. Mr. Strong is currently Senior Adviser to the President of the World Bank, Chairman of Quantum Energy Technologies Corporation, and a member of the Board of Directors of several other companies. Mr. Strong also is Chairman of the Earth Council Institute and the World Resources Institute and is affiliated with numerous environmental, humanitarian and development organizations.

     ROBERT A. SWANSON has served as a Director of the Company since March 1992. Mr. Swanson, a founder of Genentech and its Chief Executive Officer from 1976 to 1990, was its Chairman of the Board from 1990 to 1996. Currently, Mr. Swanson is the Chairman of K&E Management, Ltd., a private investment management company. Prior to forming Genentech, Mr. Swanson was a partner with Kleiner & Perkins, a venture capital partnership, and from 1970 to 1974 he was an investment officer with Citicorp Venture Capital Ltd. Mr. Swanson serves on the Board of Fellows of the Faculty of Medicine at Harvard University, and is a member of the Biology Visiting Committee of, and has served as a Trustee for, M.I.T. Mr. Swanson is a member of the Royal Swedish Academy of Engineering Sciences. Mr. Swanson holds an S.M. from M.I.T.'s Sloan School of Management and a B.S. in Chemistry from M.I.T.

     EUGENE BERMAN joined the company as Vice President of Regulatory and Community Affairs of the Company in May 1992, and now serves as Vice President of Regulatory, Legal and External Affairs. Prior to joining the Company, Mr. Berman was a contract partner responsible for environmental matters, with particular emphasis on permitting and environmental compliance, in the law firm of Gaston & Snow from May 1989 to September 1991 and a partner in the law firm of Mintz, Levin, Cohn, Ferris, Glovsky & Popeo from October 1991 to April 1992. Mr. Berman holds a J.D. from Georgetown University Law Center and holds a B.S. in Chemical Engineering from the University of Pennsylvania.

     F. GORDON BITTER joined the Company in September 1997 as Chief Financial Officer. From May 1996 to February 1997, Mr. Bitter was Vice President, Finance and Chief Financial Officer of Augat, Inc., a $600 million manufacturer of interconnection products. From September 1995 to March 1996, Mr. Bitter was Vice President, Finance and Administration and Chief Financial Officer of Harman International Industries, and from October 1994 to April 1995 Mr. Bitter served as Senior Vice President, Finance and Accounting of Chicago and Northwestern Transportation Company. Mr. Bitter worked at The Perkins-Elmer Corporation from 1988 to 1993 in a number of positions, most recently as Senior Vice President and President of its Metco Division. Mr. Bitter also worked at The Singer Company from 1969 to 1975 and 1977 to 1988, most recently as its Senior Vice President and Chief Financial Officer. Mr. Bitter holds an M.B.A. from The Wharton School of the University of Pennsylvania and a B.S. from Bucknell University.

     BENJAMIN T. DOWNS joined the Company in June 1990 and served as Vice President of Finance and Administration and Treasurer of the Company from August 1990 until May 1995. From May 1995 until September 1997, Mr. Downs served as Executive Vice President of Finance and Administration and Treasurer, and now serves as Executive Vice President of Corporate Development. Mr. Downs was the Vice President of Finance and Administration of Energy BioSystems Corporation, a developer of microbial systems for desulfurizing hydrocarbons, from December 1989 until December 1991. Mr. Downs was a founder of Nexus Development in 1989, a communications software development firm that was sold to Microcom in 1989. Prior to founding Nexus in 1989, Mr. Downs was employed by Intel Corporation from 1984 to 1989 where his responsibilities included financial accounting, budgeting and the development of the corporate financial forecasting system. Mr. Downs holds an A.B. from Harvard University.

     DAVID HOEY joined the Company as Director of Business Development in September 1992 and has served as Vice President of Business Development since April 1996. From December 1991 until September 1992, Mr. Hoey was a consultant to the Company. From 1986 through 1991, Mr. Hoey was a director of Bligh Ventures Limited, a publicly traded venture capital firm in Australia. In 1987, Mr. Hoey founded Rodco Pty Ltd., a holding company for several businesses involved in differing aspects of management consulting, and remained a director of this company through 1991. Mr. Hoey attended the University of Queensland, Australia, studying combined business and law degrees.

     ETHAN E. JACKS has served as Vice President and General Counsel since November 1991 and as Secretary or Assistant Secretary of the Company since August 1990. From 1990 to 1991, Mr. Jacks was a partner in the Corporate and Finance Department of the law firm of McDermott, Will & Emery. Prior to joining McDermott, Will & Emery, he was a partner in the Corporate and Finance Department of Fine & Ambrogne from 1987 to 1990. Mr. Jacks holds a J.D. from Georgetown University Law Center, an S.M. from the Sloan School of Management at M.I.T. and a B.S. from M.I.T.

     KATHARYN F. SANTORO joined the Company as Vice President of Human Resources in January 1994. Ms. Santoro had previously been employed by Thinking Machines Corporation, a supercomputer manufacturer, as Director of Human Resources since 1989 and prior to that was Director of Human Resources for Lotus Development Corporation, a software company. Ms. Santoro holds a B.A. in Psychology from the University of California, Santa Barbara and an M.Ed. in Counseling Psychology from Boston College.

     CHARLES SHAVER joined the Company as Vice President of Manufacturing in August 1996, and is currently the Chief Operating Officer. Mr. Shaver joined MMT after a most recent assignment as leader for the Epoxy Products Business Unit at Dow Chemical. The Epoxy Products Business Unit of Dow represented $1.5 billion in sales and over 20 manufacturing sites around the world, employing over 1200 people. Mr. Shaver had been in a number of management and engineering leadership roles across a wide variety of business and technologies within Dow Chemical from 1980 to 1996. Mr. Shaver hold a B.S. in Chemical Engineering from Texas A&M University.

THE BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

     The Board of Directors is currently set at seven members, each of whom is elected to hold office until the next annual meeting of stockholders, or special meeting in lieu thereof, and until their respective successors are duly elected and qualified.

     The Board of Directors has appointed an Audit Committee and a Compensation Committee. The functions of the Audit Committee include: (1) making recommendations to the Board of Directors with respect to the engagement of the Company's independent accountants; (2) reviewing the audit plans developed by the independent accountants for the annual audit of the Company's books and records and the results of such audit; (3) reviewing the annual financial statements; (4) reviewing the professional services provided by the independent accountants and the accountants' independence; and (5) reviewing the adequacy of the Company's system of internal controls and the responses to management letters issued by the independent accountants. The principal functions of the Compensation Committee are to review and approve salary plans and bonus awards, as well as other forms of compensation, and to administer the Company's Amended and Restated 1989 Long Term Incentive Compensation Plan (the "1989 Plan") and the Company's 1993 Employee Stock Purchase Plan pursuant to the terms of such plans.

     In April 1997, the Board of Directors appointed a committee of three outside directors to review matters concerning the Company's financial statements for the year ended December 31, 1996 and the allegations in the securities class action suits described in "Business - Legal Proceedings" above. The committee has completed its review of matters affecting the presentation of the Company's financial statements, including the restatement of the Company's quarterly results of operations for the periods ended June 30, 1996 and September 30 1996 discussed in Note 17 to the financial statements for the year ended December 31, 1996.

COMPENSATION OF DIRECTORS

     Except for the option grants described below, directors do not receive compensation for services on the Board of Directors or any committee thereof. The Company reimburses directors for expenses incurred in connection with attendance at meetings of the Board of Directors or committees thereof.

     In September 1993, March 1994 and March 1996, the Board of Directors of the Company amended the 1989 Plan to provide for the automatic grant of stock options (the "Formula Grants") to directors who are not officers or employees of the Company ("Non-Employee Directors"). These amendments were approved by the stockholders of the Company at the 1994 Annual Meeting of Stockholders and at the 1996 Annual Meeting of Stockholders. A Formula Grant will be granted to any Non-Employee Director who is elected to the Board of Directors, will be for 25,000 shares of Common Stock, will vest over 20 quarters and will be exercisable at the fair market value as of the date of the Formula Grant. Each Non-Employee Director will be eligible to receive an additional Formula Grant upon his or her reelection to the Board of Directors each time the previous Formula Grant has fully vested.

EXECUTIVE COMPENSATION

     Summary Compensation Table. The table below sets forth certain summary compensation information for the three years ended December 31, 1996 with respect to the Company's Chief Executive Officer and the four other most highly compensated officers of the Company.



                           SUMMARY COMPENSATION TABLE


                                     ANNUAL COMPENSATION             LONG TERM COMPENSATION
                                ----------------------------    -------------------------------
                                                                RESTRICTED  SECURITIES
                                                                  STOCK     UNDERLYING   LTIP     ALL OTHER
NAME AND PRINCIPAL POSITION     YEAR    SALARY (1)     BONUS      AWARDS      OPTIONS   PAYOUTS  COMPENSATION
---------------------------     ----    ----------     -----    ----------  ----------  -------  ------------
William M. Haney, III           1996     $335,000     $  --                    30,100     --     $18,140 (2)
   Chairman, Chief              1995     $289,167 (3)    --          --        14,826     --     $26,777 (5)
   Executive Officer and        1994     $280,000           (4)      --       108,000     --     $17,119 (6)
   President                                                                                          --

Christopher J. Nagel, Sc.D      1996     $201,333     $11,250        --        39,000     --     $69,022 (7)
   Chief Technical Officer      1995     $192,000     $21,600        --           100     --     $24,724 (8)
                                1994     $182,801     $   310        --        54,000     --     $45,897 (9)
Benjamin T. Downs               1996     $190,833     $    --                  35,250     --     $   146(10)
   Executive Vice               1995     $135,993     $19,125        --         7,600     --     $   146(11)
   President of Corporate       1994     $143,310     $32,448        --        43,400     --     $   100(12)
   Development

G. Earl McConchie (13)          1996     $163,457     $ 7,031      40,000      50,000     --     $68,587(14)
   Vice President of Sales
   and Marketing

Victor E. Gatto, Jr             1996     $174,646     $ 6,750        --        45,250     --     $   949(15)
   Vice President of            1995     $151,000     $55,000        --           100     --     $   569(16)
   Government and Nuclear       1994     $143,906     $15,310        --        72,175     --     $   348(17)
   Sales

1.   Salary includes amounts deferred pursuant to the Company's 401(k) Plan.
2. Represents a payment of $17,876 to Mr. Haney to reimburse him for the cost of a personal life insurance policy maintained by him and $264 in term life insurance premiums on a group policy maintained by the Company.
3. Includes $9,167 paid to Mr. Haney in 1996 for a salary increase that was retroactive to 1995.
4. Mr. Haney directed that his bonus for 1995, $100,800, be paid by the Company to a charitable foundation designated by Mr. Haney.
5. Represents a payment of $26,561 to Mr. Haney to reimburse him for the cost of a personal life insurance policy maintained by him and $216 in term life insurance premiums on a group policy maintained by the Company.
6. Represents a payment of $16,903 to Mr. Haney to reimburse him for the cost of a personal life insurance policy maintained by him and $216 in term life insurance premiums on a group policy maintained by the Company.
7. Represents a payment of $24,475 to Dr. Nagel to reimburse him for the cost of a personal life insurance policy maintained by him, $198 in term life insurance premiums on a group policy maintained by the Company and a payment of $44,349 pursuant to a Technical Assignment Agreement between the Company and Dr. Nagel dated May 31, 1990.
8. Represents a payment of $24,526 to Dr. Nagel to reimburse him for the cost of a personal life insurance policy maintained by him, and $198 in term life insurance premiums on a group policy maintained by the Company.
9. Represents a payment of $24,547 to Dr. Nagel to reimburse him for the cost of a personal life insurance policy maintained by him, $187 in term life insurance premiums on a group policy maintained by the Company and $21,163 in interest forgiven by the Company on a $400,000 note, which was paid in full in December 1994.
10. Represents $146 in term life insurance premiums on a group policy maintained by the Company.
11. Represents $146 in term life insurance premiums on a group policy maintained by the Company
12. Represents $100 in term life insurance premiums on a group policy maintained by the Company
13. Mr. McConchie was employed by the Company in April 1996 and ceased to be an employee of the Company in September 1997.
14. Represents $68,067 for reimbursement of relocation expenses, and $522 in term life insurance premiums on a group policy maintained by the Company.
15. Represents $749 in term life insurance premiums on a group policy maintained by the Company, and $200 payment of a life-cycle account maintained by the Company.

16. Represents $369 in term life insurance premiums on a group policy maintained by the Company, and $200 payment of a life-cycle account maintained by the Company.
17. Represents $348 in term life insurance premiums on a group policy maintained by the Company.


         Option Grants in Last Fiscal Year. The following table sets forth information as to stock options granted for the year ended December 31, 1996 to each of the individuals listed in the Summary Compensation Table.

                        OPTION GRANTS IN LAST FISCAL YEAR


                                                   Individual Grants                           Potential Realizable
                              ----------------------------------------------------------         Value of Assumed
                               Number of    % of Total                                         Annual Rates of Stock
                              Securities     Options                                          Price Appreciation for
                              Underlying    Granted to     Exercise                               Option Term (3)
          Name                 Options     Employees in     Price          Expiration         ------------------------
                               Granted     Fiscal Year   ($/Share)(1)        Date(2)              5%           10%
                              ----------   ------------  ------------   ----------------      -----------   ----------
   William M. Haney, III           100(4)      0.01%       $37.25       January 25, 2006       $    2,343   $    5,937
                                60,000(5)      6.44%       $31.75       May 7, 2006            $1,198,044   $3,036,079
   Christopher J. Nagel,           100(4)      0.01%       $37.25       January 25, 2006       $    2,343   $    5,937
      Sc.D.                      8,900(6)      0.95%       $35.75       March 1, 2006          $  200,099   $  507,089
                                30,000(5)      3.22%       $31.75       May 7, 2006            $  599,022   $1,518,040
   Benjamin T. Downs               100(4)      0.01%       $37.25       January 25, 2006       $    2,343   $    5,937
                                 5,150(6)      0.55%       $35.75       March 1, 2006          $  115,787   $  293,428
                                30,000(5)      3.22%       $31.75       May 7, 2006            $  599,022   $1,518,040
   G. Earl McConchie            50,000(7)      5.37%       $34.75       April 15, 2006         $1,092,704   $2,769,128
   Victor E. Gatto, Jr.            100(4)      0.01%       $37.25       January 25, 2006       $    2,343   $    5,937
                                15,150(6)      1.62%       $35.75       March 1, 2006          $  340,617   $  863,191
                                30,000(5)      3.22%       $31.75       May 7, 2006            $  599,055   $1,518,040

------------

(1) The exercise price may be paid in cash or in shares of Common Stock valued at fair market value on the exercise date. On July 30, 1997, the Company's Board of Directors voted to give all employees of the Company (other than Mr. Haney, Dr. Nagel and the other Board members) the opportunity to have their existing stock options repriced to $7.50 per share, approximately 120% of the closing price of the Common Stock on July 30, 1997. The number of shares of Common Stock issuable upon the exercise of each repriced options was reduced by 20%, but all other terms of such options, including the vesting schedule, remained the same. Messrs. Downs, McConchie and Gatto have elected to reprice all of their options listed in the above table.

(2) The term of each option may not exceed 10 years (except that with respect to any optionee who owns more than 10% of the total combined voting power of all classes of stock of the Company, the term may not exceed five years if such option is an "incentive stock option").

(3) There is no assurance provided to any officer or any other holder of the Company's securities that the actual stock price appreciation over the 10-year term will be at the assumed 5% and 10% levels or at any other defined level. Unless the market price of the Common Stock does in fact appreciate over the option term, no value will be realized from the option grants made to the officers.

(4) These stock options, granted in January 1996, were granted to each employee of the Company and were vested at time of grant.

(5) These stock options, granted in May 1996, vest over a 4 year period, with 10% vesting in May 1997, 15% vesting in May 1998, 25% vesting in May 1999, and 50% vesting in May 2000.

(6) These stock options, granted in March 1996, vest over a 5 year period with 20% vesting in each November 1997, November 1998, November 1999, November 2000 and November 2001.

(7) These stock options, granted in April 1996, vest over a 5 year period with 20% vesting in each April 1997, April 1998, April 1999, April 2000 and April 2001.

     Option Exercises in Last Fiscal Year. The following table sets forth information as to options exercised during the year ended December 31, 1996 and as to unexercised options held at the end of such fiscal year by the individuals listed in the Summary Compensation Table.

   OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION VALUES (1)

                                                                 Number of Securities
                                                                Underlying Unexercised          Value of Unexercised
                                                                       Options                  In-the-Money Options
                                     Shares                         At Fiscal Year              at Fiscal Year End (2)
                                   Acquired on    Value       --------------------------      -------------------------
               Name                  Exercise    Realized     Exercisable   Unexercisable     Exercisable Unexercisable
               ----                -----------  ----------    -----------   -------------     ----------- -------------
      William M. Haney, III           86,000    $2,977,400       671,811        91,781        $ 6,474,424      $     --
      Christopher J. Nagel, Sc.D.         --    $       --     2,040,126        60,900        $20,206,349      $     --
      Benjamin T. Downs              105,000    $2,243,100       198,348        98,842        $ 1,988,031      $317,322
      G. Earl McConchie                   --    $       --            --        50,000        $        --      $     --
      Victor E. Gatto, Jr.             2,800    $   92,470        46,827       101,923        $    40,794      $ 95,200

     ------------


(1) Does not reflect repricing of options described in footnote 1 of the previous table.

(2) Calculated on the basis of the closing price of the Common Stock on December 31, 1996 of $11.75 per share, as reported by the Nasdaq National Market, minus the exercise price.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     No member of the Compensation Committee is a former or current officer or employee of the Company or any of its subsidiaries. Peter A. Lewis, a member of the Compensation Committee, is a limited partner of Lazard Freres & Co. ("Lazard") and has served as a limited managing director of Lazard since 1995. During 1996, Lazard was a lead underwriter of an offering of $143,750,000 of convertible notes issued by the Company. The Company and John T. Preston, a member of the Compensation Committee, were parties to a Consulting Agreement pursuant to which Mr. Preston provided advice on technology implementation, business planning, and other projects. Pursuant to the Consulting Agreement, the Company paid Mr. Preston a retainer of $3,334 per month. The Agreement was terminated by the Company as of September 30, 1997. To the Company's knowledge, there were no other relationships involving members of the Committee requiring disclosure in this Prospectus.

     The Company's Compensation Committee currently consists of Messrs. Lewis and Preston.

EXECUTIVE EMPLOYMENT AGREEMENTS

     William M. Haney, III, is employed under an Employment Agreement with the Company effective as of June 30, 1990. Under the terms of the Employment Agreement as amended to date, which includes confidentiality and non-competition provisions, Mr. Haney currently receives an annual salary of $266,000, and is eligible to receive an annual performance bonus. Mr. Haney also received 8,000 vested stock options in lieu of 20% of his base salary for 1997. The agreement also provides for (i) a non-qualified stock option for the purchase of 666,666 shares of Common Stock at an exercise price of $.60 per share which was granted to Mr. Haney in October 1991, (ii) payments towards a personal life insurance policy and (iii) a severance payment, payable in the event Mr. Haney's employment with the Company is terminated without cause or is constructively terminated, equal to the present value of the amount of compensation Mr. Haney would have otherwise received from the Company during the three-year period following such termination. In addition, the agreement provides for certain registration rights in respect of the shares of Common Stock owned by Mr. Haney.

     G. Earl McConchie, the Company's former Vice President of Sales and Marketing, and the Company are parties to an Employment Agreement effective as of April 1996. The Employment Agreement, which includes confidentiality and non-competition provisions, provides that if Mr. McConchie's employment with the Company is terminated without cause, the Company will be required to pay him severance, upon his signing of a severance and release agreement, at his then current salary until the earlier of (i) Mr. McConchie finding alternative employment with compensation equal to at least 50% of his base salary or (ii) five years from the date of termination. In September 1997, Mr. McConchie ceased to be an employee of the Company and will be paid severance in accordance with the terms of his Employment Agreement.

                              CERTAIN TRANSACTIONS

     In October 1996, the Company and Maurice F. Strong, a director of the Company, entered into a Consulting Agreement pursuant to which Mr. Strong provided advice on the design and implementation of international sales and marketing strategy for the Company's products and technology, and assisted in negotiating transactions with international customers. Pursuant to the Consulting Agreement, the Company granted to Mr. Strong a non-qualified option to purchase 10,000 shares of Common Stock at an exercise price of $34.75 per share, which was the closing price of the Common Stock on the date of grant. The stock option vests in five annual installments of 2,000 shares, provided that Mr. Strong is then being retained by the Company under the Consulting Agreement. In addition, the Company paid Mr. Strong a retainer of $5,000 per month. The Company terminated the Agreement as of September 30, 1997.

     The Company and John T. Preston, a director of the Company, were parties to a Consulting Agreement pursuant to which Mr. Preston provided advice on technology implementation, business planning, and other projects. Pursuant to the Consulting Agreement, the Company paid Mr. Preston a retainer of $3,334 per month. The Company terminated the Agreement as of September 30, 1997.

     Peter A. Lewis, a member of the Compensation Committee, is a limited partner of Lazard Freres & Co. ("Lazard") and has served as a limited managing director of Lazard since 1995. During 1996, Lazard was a lead underwriter of an offering of $143,750,000 of convertible notes issued by the Company.

     In August 1996, December 1996 and January 1997, the Company loaned G. Earl McConchie, a former officer of the Company, a total of $60,000, bearing interest at 8.25% per year, payable on the earlier of (a) the sale of Mr. McConchie's previous house, or (b) 30 days after Mr. McConchie's termination of employment with the Company.

     In January 1997, the Company loaned Eugene Berman, an officer of the Company, $60,000, bearing interest at 8.25% per year, payable in December 1997.

     The Company may make loans to affiliates in the future, subject to approval by the Company's Board of Directors.

     During 1996, the Company granted Mr. McConchie 40,000 shares of restricted Common Stock as part of his employment agreement. 30,000 of these shares will be restricted for a period of five years. Restrictions on the remaining 10,000 shares will lapse at a rate of 25% per quarter beginning March 31, 1997.

     During 1996, the Company granted B. J. Garner, an officer of the Company, 10,000 shares of restricted Common Stock as part of his employment agreement. The restrictions on these shares will lapse at a rate of 25% per quarter beginning March 31, 1997. In addition, the Company provided Mr. Garner with a $100,000 signing bonus as an incentive to join the Company and adjust to a higher cost of living in Massachusetts. Should Mr. Garner terminate his employment with the Company during his first year, he would be required to refund the entire amount of the bonus.

     In 1990, the Company purchased the rights to certain patents related to CEP from Christopher J. Nagel, an officer and a director of the Company, and a member of the Company's Technology Advisory Board for $1,500,000. Each of Dr. Nagel and the Technology Advisory Board member are entitled to one-half of the aggregate purchase price. The purchase price is payable in annual payments of 25% of the Company's pre-tax profits, as defined in the purchase agreement; however, the Company may elect to accelerate the payments. As of December 31, 1996, a total of $57,055 had been paid to Dr. Nagel pursuant to this agreement.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information as of September 30, 1997 with respect to the beneficial ownership of the Common Stock by (i) each person known to the Company to be the beneficial owner of more than 5% of the issued and outstanding Common Stock as of September 30, 1997, one of whom is the Chief Executive Officer of the Company, (ii) those persons who were, at December 31, 1996, the other four most highly compensated officers of the Company, (iii) each director of the Company, and (iv) all present executive officers and directors of the Company as a group. As of September 30, 1997, 23,665,443 shares of Common Stock were outstanding.

                                                Amount and Nature of              Percentage of
      Name and Address                          Beneficial Ownership          Outstanding Shares of
      of Beneficial Owner                       of Common Stock (1)           Common Stock Owned (1)
      -------------------                       -------------------           ----------------------

      William M. Haney, III (2)                       5,374,445                       22.07%
      400-2 Totten Pond Road
      Waltham, MA  02154

      John T. Preston (3)                             2,291,807                        9.68%
      238 Main Street
      Cambridge, MA  02141

      Christopher J. Nagel, Sc.D. (4)                 2,049,746                        8.11%
      400-2 Totten Pond Road
      Waltham, MA  02154

      The Travelers Companies (5)                     1,913,917                        8.09%
      One Tower Square
      Hartford, CT  06183

      Benjamin T. Downs (6)                             408,858                        1.71%
      400-2 Totten Pond Road
      Waltham, MA 02154

      Robert A. Swanson (7)                             269,165                        1.13%


      Peter A. Lewis (8)                                115,947                          *


      Victor E. Gatto, Jr. (9)                           83,311                          *


      Maurice F. Strong (10)                             54,916                          *


      G. Earl McConchie (11)                             53,742                          *


      Marie J. Langlois                                   3,500                          *

      All executive officers and directors as        10,961,512                       40.21%
      a group (14 persons) (2)-(4), (6)-(8),
      (10),(12)

         ------------

         *    Less than 1%.

(1) The shares owned, and the shares included in the total number of shares outstanding, have been adjusted, and the percentage owned has been computed, in accordance with Rule 13d-3(d)(1) under the Securities Exchange Act of 1934, as amended. Includes options with respect to shares of Common Stock that can be exercised as of September 30, 1997 (or within 60 days after such date). On July 30, 1997, the Company's Board of Directors voted to give all employees of the Company (other than Mr. Haney, Dr. Nagel and the other Board members) the opportunity to have their existing stock options repriced to $7.50 per share, approximately 120% of the closing price of the Common Stock on July 30, 1997. The shares of Common Stock issuable upon the exercise of any repriced options were reduced by 20%, but all other terms of such options, including the vesting schedule, remained the same. The numbers listed in the table above reflect any options which have been repriced at the election of the executive officers. Except as set forth in these footnotes, such shares are beneficially owned with sole investment and sole voting power.

(2) Includes 688,666 shares of Common Stock issuable upon exercise of outstanding options exercisable as of September 30, 1997 (or within 60 days after such date).

(3) Includes 7,500 shares of Common Stock issuable upon exercise of outstanding options exercisable as of September 30, 1997 (or within 60 days after such date). Also includes 500 shares held of record by Mr. Preston's children. Mr. Preston disclaims beneficial ownership of such shares.

(4) Includes 2,049,746 shares of Common Stock issuable upon exercise of outstanding options exercisable as of September 30, 1997 (or within 60 days after such date).

(5) Represents shares owned by The Travelers Insurance Company; The Travelers Insurance Group, Inc.; PFS Services, Inc.; Associated Madison Companies, Inc.; and the Travelers Group, Inc. Information is based upon a joint
     Schedule 13G dated January 28, 1997 furnished to the Company by such beneficial owners.

(6) Includes 240,144 shares of Common Stock issuable upon exercise of outstanding options exercisable as of September 30, 1997 (or within 60 days after such date).

(7) Includes 229,165 shares of Common Stock issuable upon exercise of outstanding options exercisable as of September 30, 1997 (or within 60 days after such date). Also includes 40,000 shares of Common Stock held of record by the Swanson Family Fund, L. P., of which Mr. Swanson is a general partner and a limited partner.

(8) Includes 21,250 shares of Common Stock issuable upon exercise of outstanding options exercisable as of September 30, 1997 (or within 60 days after such date). Also includes 25,000 shares of Common Stock held of record by Mr. Lewis' wife. Mr. Lewis disclaims beneficial ownership of such shares.

(9) Includes 79,222 shares of Common Stock issuable upon exercise of outstanding options exercisable as of September 30, 1997 (or within 60 days after such date).

(10) Represents 56,166 shares of Common Stock issuable upon exercise of outstanding options exercisable as of September 30, 1997 (or within 60 days after such date). Excludes 12,000 shares owned by Strovest Holdings, Inc., of which Mr. Strong is Chairman, and 209,000 shares owned by Environmental Capital Corporation, a subsidiary of Strovest Holdings, Inc. Mr. Strong disclaims beneficial ownership of such shares.

(11) Includes 9,957 shares of Common Stock issuable upon exercise of outstanding options exercisable as of September 30, 1997 (or within 60 days after such date).

(12) Includes 3,596,333 shares of Common Stock issuable upon exercise of outstanding options exercisable as of September 30, 1997 (or within 60 days after such date).

                          DESCRIPTION OF CAPITAL STOCK

     The Company's authorized capital stock consists of 100,000,000 shares of Common Stock, $.01 par value, and 3,000 shares of Preferred Stock, $.01 par value ("Preferred Stock").

COMMON STOCK

     Holders of Common Stock are entitled to one vote per share for each share held of record on all matters submitted to a vote of stockholders. Accordingly, holders of a majority of the shares of Common Stock entitled to vote in any election of Directors may elect all of the Directors standing for election. Subject to preferential dividend rights with respect to any outstanding Preferred Stock, holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor. Upon liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to share ratably in the assets of the Company legally available, and subject to any prior rights of any outstanding Preferred Stock. Holders of Common Stock have no cumulative voting rights nor any preemptive, subscription, redemption or conversion rights. All outstanding shares of Common Stock are validly issued, fully paid and non-assessable. The rights, preferences and privileges of holders of Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of Preferred Stock which the Company may designate and issue in the future.

     As of September 30, 1997, there were 23,665,443 shares of Common Stock outstanding held by 966 holders of record.

PREFERRED STOCK

     General. The Board of Directors is authorized, without stockholder approval, to issue the Preferred Stock in one or more series, with such rights, preferences and qualifications as the Board of Directors may in its discretion determine. If the Company issues Preferred Stock, the terms of the Preferred Stock may include, among other things, extraordinary voting, dividend, redemption or conversion rights which could discourage unsolicited takeovers of the Company and adversely affect the holders of Common Stock.

     Description of Series A Preferred Stock. On September 8, 1997, the Company completed a private placement with a group of institutional investors (the "Private Placement") whereby the Company sold 800 shares of Series A Preferred Stock for an aggregate purchase price of $20.4 million. The Series A Preferred Stock is convertible into shares of Common Stock on the basis described below.

     The Series A Preferred Stock has a stated value of $25,000 per share and has an annual premium accruing at five percent. Upon any bankruptcy or liquidation of the Company, the holders of the Series A Preferred Stock will be entitled to receive the stated value of the Series A Preferred Stock ($25,000) plus a five percent premium per annum to the date of such bankruptcy or liquidation. The Series A Preferred Stock is non-voting, is subject to voluntary conversion at the option of the holders at any time commencing 120 days after September 8, 1997, and will automatically convert into Common Stock on September 8, 2000. The conversion price per share will be the lower of (i) a fixed price (the "Fixed Price") of $5.83 (110% of the average closing bid prices of the Company's Common Stock over the five trading days ending September 5, 1997), or
(ii) a variable price (the "Variable Price") equal to 85% of the average of the closing bid prices of the Common Stock for the five trading days immediately preceding a notice of conversion. However, during the first year after closing, any holder of Series A Preferred Stock who converts any Series A Preferred Stock based on the Variable Price and sells the underlying shares of Common Stock will pay a legend removal fee to the Company, initially in the amount of 8% and decreasing over time to 0% by September 1998. In addition, until approved by the Company's stockholders in accordance with the rules of The Nasdaq Stock Market, the Company may not issue shares of Common Stock upon conversion of the Series A Preferred Stock equal to or in excess of 20% of the Company's outstanding Common Stock at a price less than the market value of the Common Stock.

     The conversion price of the Series A Preferred Stock is subject to possible upward performance adjustments. If, at the time of conversion, the closing bid price of the Common Stock has increased by more than 40% over the original Fixed Price, the Fixed Price will be automatically increased to equal:

                                        C
                                -----------------
                                [(C/F) + (1.4)]/2

Where: C = the average of the closing bid prices of the Common Stock for the five trading days immediately preceding a notice of conversion; and

       F = the original Fixed Price ($5.83 per share).

     The Series A Preferred Stock is subject to optional redemption by the Company for cash at any time at an amount equal to 140% of the stated value of the Series A Preferred Stock and for Common Stock provided that the closing bid price of the Common Stock for the twenty trading days preceding such redemption has exceeded 140% of the original Fixed Price. Upon the occurrence of certain events specified in the Certificate of Designations, Preferences and Rights for the Series A Preferred Stock (the "Certificate of Designations") (including, among other things, suspension of trading or delisting of the Common Stock, failure of the Company to obtain the effectiveness of the Registration Statement of which this Prospectus forms a part within 180 days after September 8, 1997, and failure by the Company's stockholders to approve the issuance of shares of Common Stock upon conversion of the Series A Preferred Stock in excess of twenty percent of the Common Stock outstanding within 120 days after September 8,
1997), the Series A Preferred Stock may be required to be redeemed by the Company at a redemption price equal to the greater of (i) 140% of the stated value of the Series A Preferred Stock ($25,000) and (ii) the amount determined as follows:

           (SV + Pr)   x   M
            ----------------

                 CP

Where: SV  =  the stated value of the Series A Preferred Stock;
       Pr  =  the accrued premium on the Series A Preferred Stock;
       M   =  the highest closing bid price of the Common Stock from the date of the redemption notice delivered by the Holder requesting redemption through the date of redemption; and
       CP  =  the conversion price of the Series A Preferred Stock at such time.

In lieu of redemption, the Company may elect to pay to each Holder cash in the amount of 5% per week of the sum of the aggregate stated value of the then outstanding Series A Preferred Stock held by such Holder plus any accrued premium, until such event no longer exists. The Company shall not be required to pay more than 25% of such amount in the aggregate to such Holder with respect to any such event.

     Upon the occurrence of certain other events specified in the Certificate of Designations (including, among other things, failure of the Company to remove any restrictive legend on any certificate or any shares issued to the Holders upon conversion of the Series A Preferred Stock, notice by the Company to any Holder of its intention not to issue shares of Common Stock to any Holder upon conversion of the Series A Preferred Stock, determination that any representation or warranty of the Company was false or misleading in any material respect and the Company knew that the representation or warranty was false or misleading, and failure of the Company to issue shares of Common Stock within ten days after the conversion of Series A Preferred Stock), the Series A Preferred Stock must be redeemed by the Company at the amounts set forth above.

     Pursuant to the Private Placement, the Company agreed that, within 20 business days after September 8, 1997, it would file a registration statement with the Securities and Exchange Commission covering the resale of the shares of Common Stock issuable upon the conversion of the Series A Preferred Stock and the exercise of the GEM Warrant described below. In addition, the Company granted the investors in the Private Placement certain piggyback registration rights. If such registration involves an underwriting agreement, such underwriting agreement must include, among other things, customary indemnification and contribution obligations on the part of the Company.

WARRANTS

     In connection with the Private Placement the Company issued a warrant (the "GEM Warrant") to GEM Ventures Ltd. exercisable at any time over a three year period for 566,000 shares of Common Stock at an exercise price of $6.625 per share. The GEM Warrant expires on September 8, 2000. GEM Ventures Ltd. has been granted certain registration rights with respect to the shares of Common Stock issuable upon exercise of the GEM Warrant, as described under "Series A Preferred Stock" above.

     As of September 30, 1997, certain holders affiliated with Oppenheimer & Co. held warrants to purchase an aggregate of up to 43,105 shares of Common Stock at an exercise price of $10.56 per share. The holders of such warrants are entitled to certain registration rights in respect of the shares of Common Stock issuable upon exercise of such warrants. See "--Registration Rights."

     As of September 30, 1997, there were also two outstanding warrants held by Am-Re Services, one of which is a warrant (the "Insurance Warrant") to purchase up to 125,000 shares of Common Stock at $12.25 per share and the other of which is a warrant (the "Project Finance Warrant") to purchase up to 250,000 shares of Common Stock (of which 200,000 shares may be purchased at $12.25 per share and 50,000 shares at $18.37 per share). The shares covered by the Insurance Warrant vest according to a schedule based upon the Company obtaining acceptable environmental impairment insurance for the first five CEP facilities developed by the Company that require environmental impairment insurance. To date, 70,000 shares covered by the Insurance Warrant have vested in connection with the Company obtaining environmental impairment insurance at the Q-CEP Facility and the Bay City CEP Facility. The shares covered by the Project Finance Warrant vest according to a schedule based upon the Company accepting project financing by or through Am-Re Services for the first five CEP plants developed by the Company that require project financing. See "Business--Commercial Developments." Am-Re Services is entitled to certain registration rights in respect of the shares of Common Stock issuable upon exercise of such warrants. See "--Registration Rights."

     As of September 30, 1997, EPRI held an outstanding warrant to purchase up to 100,000 shares of Common Stock at an exercise price of $23.375 per share. The warrant will vest in increments upon the closing of contracts for CEP plants for which EPRI has provided minimum levels of funding and upon customer acceptance of such plants.

DELAWARE LAW AND CERTAIN CHARTER AND BY-LAW PROVISIONS

     Certain anti-takeover provisions. The Company is subject to the provisions of Section 203 of the General Corporation Law of Delaware. Section 203 prohibits certain publicly held Delaware corporations from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an "interested stockholder," unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an "interested stockholder" is a person or entity who, together with affiliates and associates, owns (or within the preceding three years, did own) 15% or more of the corporation's voting stock. This statute contains provisions enabling a corporation to avoid the statute's restrictions if the stockholders holding a majority of the corporation's voting stock approve an amendment to the corporation's Certificate of Incorporation or By-Laws.

     The Amended and Restated Certificate of Incorporation provides that the Board of Directors shall have the authority, without stockholder approval, to issue Preferred Stock in one or more series, with such rights, preferences and qualifications as the Board of Directors may determine in its discretion. See "--Preferred Stock." The Amended and Restated By-laws require that any stockholder proposing to nominate, at any special or annual meeting of stockholders, one or more persons for election to the Board of Directors, must give written notice of his or her intention to do so no later than 80 days prior to the date of such special or annual meeting. The Amended and Restated Certificate of Incorporation and Amended and Restated By-laws further provide that vacancies on the Board of Directors shall be filled by a vote of the majority of the Directors then in office and that any actions requiring approval of the stockholders may only be approved by the stockholders at a meeting or by written consent of the holders of at least 66 2/3% of the outstanding capital stock entitled to vote thereon. The Amended and Restated Certificate of Incorporation allows amendments of certain provisions thereof, and the Amended and Restated By-Laws allow amendments to any provision thereof, only with a 66 2/3% or greater vote of the outstanding Common Stock. These provisions of the Company's Amended and Restated Certificate of Incorporation and Amended and Restated By-Laws could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of the Company and therefore may limit the price that certain investors might be willing to pay in the future for shares of the Company's Common Stock. The provisions described above, although having an anti-takeover effect, are designed primarily to provide time for management of the Company to assess and respond to takeover threats, to encourage any person who might contemplate a takeover to first consult with the Board of Directors and to negotiate the terms of any proposed offer or business combination with the Board of Directors, and to ensure that any takeover is fair to all of the Company's stockholders and other constituencies.

     Elimination of Monetary Liability for Officers and Directors. The Company's Amended and Restated Certificate of Incorporation also incorporates certain provisions permitted under the General Corporation Law of Delaware relating to the liability of Directors. The provisions eliminate a Director's liability for monetary damages for a breach of fiduciary duty, including gross negligence, except in circumstances involving certain wrongful acts, such as the breach of a Director's duty of loyalty or acts or omissions which involve intentional misconduct or a knowing violation of law. These provisions do not eliminate a Director's duty of care. Moreover, the provisions do not apply to claims against a Director for violations of certain laws, including federal securities laws. The Company's Amended and Restated Certificate of Incorporation also contains provisions to indemnify the Directors, officers, employees or other agents to the fullest extent permitted by the General Corporation Law of Delaware. The Company believes that these provisions will assist the Company in attracting or retaining qualified individuals to serve as Directors.

     Indemnification of Officers and Directors. The Company's Amended and Restated Certificate of Incorporation also contains provisions to indemnify the Directors, officers, employees or other agents to the fullest extent permitted by the General Corporation Law of Delaware. These provisions may have the practical effect in certain cases of eliminating the ability of shareholders to collect monetary damages from directors. The Company believes that these provisions will assist the Company in attracting or retaining qualified individuals to serve as Directors.

TRANSFER AGENT AND REGISTRAR

     The Transfer Agent and Registrar for the Common Stock of the Company is The First National Bank of Boston.

REGISTRATION RIGHTS

     In addition to the shares of Common Stock registered pursuant to the registration statement of which this Prospectus is a part, the holders of 5,417,348 shares of Common Stock (the "Registrable Shares") have certain rights to register such shares for sale under the Securities Act. In addition, warrants to purchase 418,105 shares of Common Stock (not including the 566,000 shares of Common Stock issuable to GEM Ventures Ltd. upon exercise of the GEM Warrant) are exercisable for additional Registrable Shares. Holders of Registrable Shares have the right to participate in any registration of securities by the Company in which shares are proposed to be sold by the Company or by selling shareholders. William M. Haney, III also has the right, pursuant to his Employment Agreement, to participate in any such registration of securities by the Company. The Company is required, with respect to each such registration, to notify Mr. Haney and each holder of Registrable Shares in writing of the proposed offering.

     The holders of Registrable Shares have the right to require the Company to register such Registrable Shares under the Securities Act on not more than two occasions. In addition, so long as the Company is eligible to register the Common Stock on Form S-3, the holders may from time to time request the Company to register Registrable Shares on Form S-3, provided that the Company is not required to effect more than three such registrations in any 12-month period.

     Am-Re Services and American Re-Insurance Company have certain registration rights with respect to the 438,885 shares of Common Stock purchased by American Re-Insurance Company and the 375,000 shares issuable upon exercise of the Insurance Warrant and the Project Finance Warrant (collectively, the "Am-Re Registrable Shares"). Holders of the Am-Re Registrable Shares have certain demand registration rights commencing after June 30, 1997 and certain incidental registration rights, subject to acceleration in the event of sales of Common Stock in excess of specified levels by Messrs. Haney, Nagel or Preston or all MMT Directors and officers as a group.

     In connection with the agreement signed by LMC and the Company with respect to the acquisition by M4 of the Retech division of Lockheed Environmental Systems & Technologies Co., the Company has issued to LMC 352,361 shares of Common Stock. MMT has filed a "shelf" registration statement with respect to such shares.

     In connection with the issuance of the Company's 5 1/2% Convertible Subordinated Notes Due 2006 issued in May 1996, the Company has filed a "shelf" registration statement with respect to $142,750,000 of such notes and the shares of Common Stock issuable upon conversion thereof.

                              SELLING STOCKHOLDERS

     The Series A Preferred Stock and the GEM Warrant originally were issued and sold by the Company to the Initial Holders and GEM Ventures, respectively, in a transaction exempt from the registration requirements of the Securities Act pursuant to Regulation D of the Securities Act. The Selling Stockholders (which term includes their transferees, pledgees, donees or their successors) may from time to time offer and sell pursuant to this Prospectus any or all of the Shares.

     The following table sets forth information with respect to the Selling Stockholders and the respective shares of Common Stock (issuable upon conversion of the Series A Preferred Stock or exercise of the GEM Warrant, as the case may
be) beneficially owned by each Selling Stockholder. Such information has been obtained from the Selling Stockholders. Except as otherwise disclosed herein, none of the Selling Stockholders has, or within the past three years has had, any position, office or other material relationship with the Company or any of its predecessors or affiliates. Because the Selling Stockholders may offer all or some portion of the Shares pursuant to this Prospectus, no estimate can be given as to the amount of the Securities that will be held by the Selling Stockholders upon termination of any such sales. In addition, the Selling Stockholders identified below may have sold, transferred or otherwise disposed of all or a portion of their Shares, since the date on which they provided the information regarding their Shares, in transactions exempt from the registration requirements of the Securities Act. With respect to the shares of Common Stock issuable upon conversion of the Series A Preferred Stock, the number of shares included in the registration statement of which this Prospectus is a part is subject to adjustment and could be materially less or more than the estimated amounts listed below depending on factors which cannot be predicted by the Company at this time, including, among others, the future market price of the Common Stock.

                                                         Number of Shares           Number of Shares
                                                       Beneficially Owned            of Common Stock
Selling Stockholder                                    And Offered Hereby 1        Beneficially Owned 2
-------------------                                    --------------------        --------------------
CC Investments, LDC...............................          2,744,425                        --
Stark International...............................          1,029,160                   104,000 3
Olympus Securities................................          1,132,075                        --
Sheperd Investments International, Ltd............          1,029,160                   190,968 5
Nelson Partners...................................            926,244                        --
GEM Ventures Ltd..................................            566,000                        --


  TOTALS..........................................          7,427,064                   294,968

----------


1 Except with respect to GEM Ventures Ltd., represents shares of Common Stock issuable upon conversion of such Holder's Series A Preferred Stock, assuming 200% of the shares of Common Stock issuable based on the fixed conversion price of $5.83 per share, and does not include the 5% premium payable with respect to such stock or any legend removal fee which may be incurred by such Holder if it converts and sells its shares of Common Stock prior to the first anniversary of the issuance date of the Series A Preferred Stock. With respect to GEM Ventures Ltd., assumes exercise of the GEM Warrant.


2 Does not include shares of Common Stock issuable upon conversion of the Series A Preferred Stock or upon exercise of the GEM Warrant.

3 Represents shares issuable upon the conversion of $4,030,000 principal amount of the Company's 5 1/2% Convertible Subordinated Notes Due 2006 at a conversion price of $38.75 per share.

4 Represents shares issuable upon the conversion of $7,400,000 principal amount of the Company's 5 1/2% Convertible Subordinated Notes Due 2006 at a conversion price of $38.75 per share.

                              PLAN OF DISTRIBUTION

     The Company has been advised by the Selling Stockholders that the Shares offered hereby may be sold from time to time to purchasers directly by the Selling Stockholders. Alternatively, the Selling Stockholders may from time to time offer the Shares to or through underwriters, broker/dealers or agents, who may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Stockholders or the purchasers of Shares for whom they may act as agents. The Selling Stockholders and any underwriters, broker/dealers or agents that participate in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act and any profit realized by them on the sale of such Shares and any discounts, commissions, concessions or other compensation received by any such underwriter, broker/dealer or agent may be deemed to be underwriting discounts and commissions under the Securities Act.

     The Company has been advised by the Selling Stockholders that the Shares may be sold from time to time in one or more transactions at fixed prices, at market prices prevailing at the time of sale, at varying prices determined at the time of sale or at negotiated prices. The sale of Shares may be effected in transactions (which may involve crosses or block transactions) (i) on any national securities exchange or quotation service on which the Shares may be listed or quoted at the time of sale, (ii) in the over-the-counter market, (iii) in transactions otherwise than on such exchanges or in the over-the-counter market or (iv) through the writing of options. At the time a particular offering of Shares is made, a supplement to this Prospectus, if required, will be distributed which will set forth the aggregate amount and type of Shares being offered and the terms of such offering, including the name or names of any underwriters, broker/dealers or agents, any discounts, commissions and other terms constituting compensation from the Selling Stockholders and any discounts, commissions or concessions allowed or reallowed to be paid to broker/dealers.

     To comply with the securities laws of certain jurisdictions, if applicable, the Shares will be offered or sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain jurisdictions the Shares may not be offered or sold unless they have been registered or qualified for sale in such jurisdictions or an exemption from registration or qualification is available and complied with.

     Under Regulation M of the Exchange Act, any person engaged in a distribution of the Shares may be prohibited, with certain exceptions, from bidding for or purchasing any security which is the subject of such distribution until its participation in that distribution is completed. In addition, Regulation M prohibits any stabilizing bid or stabilizing purchase for the purpose of pegging, fixing or stabilizing the price of the Common Stock in connection with the offering of the Shares pursuant to this Prospectus.

     Pursuant to the Registration Rights Agreement, all expenses of the registration of the Shares will be paid by the Company, including without limitation Commission filing fees and expenses of compliance with state securities or "blue sky" laws; provided, however, that the Selling Stockholders will pay all underwriting discounts and selling commissions, if any. The Selling Stockholders will be indemnified by the Company against certain civil liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection therewith. The Company will be indemnified by the Selling Stockholders against certain civil liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection therewith.

                             CHANGES IN ACCOUNTANTS

     On March 27, 1997, M4 engaged Price Waterhouse LLP ("Price Waterhouse") to audit M4's financial statements for the fiscal years ended December 31, 1996 and 1995. Price Waterhouse was engaged by M4 after Coopers & Lybrand L.L.P., the previous accountants for M4, resigned as M4's accountants on March 6, 1997. Coopers & Lybrand advised M4 that it had resigned as M4's accountants mainly because Price Waterhouse proposed to refer to Coopers & Lybrand's report on M4's financial statements in Price Waterhouse's audit of the Company's financial statements, and Coopers & Lybrand did not want to consent to such association. In its capacity as the Company's independent accountants, Price Waterhouse has not expressed reliance on any audit report of Coopers & Lybrand relating to M4. Coopers & Lybrand's audit reports for M4 for the period from inception (August
1994) through the date of resignation did not contain any adverse opinions or disclaimer of opinions or qualifications or modifications as to uncertainty, audit scope or accounting principles, and there were no disagreements or reportable events (within the meaning of Item 304 of Regulation S-K) between M4 and Coopers & Lybrand during such period. Prior to the engagement of Price Waterhouse, M4 had not consulted with Price Waterhouse regarding the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on M4's financial statements. The Company has consulted with Price Waterhouse, in Price Waterhouse's capacity as the Company's independent accountants, on various occasions with respect to transactions between the Company and M4.


                                  LEGAL MATTERS

     The validity of the Shares offered hereby is being passed upon by Elliot J. Mark, Esq., Associate General Counsel to the Company.


                                     EXPERTS

     The consolidated financial statements of Molten Metal Technology, Inc. as of December 31, 1996 and 1995 and for each of the three years in the period ended December 31, 1996 included in this Prospectus have been so included in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting. The consolidated financial statements of M4 Environmental L.P. as of December 31, 1996 and 1995 and for each of the two years in the period ended December 31, 1996 included in this Prospectus have been so included in the reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                          MOLTEN METAL TECHNOLOGY, INC.

                          INDEX TO FINANCIAL STATEMENTS



Consolidated Balance Sheet at June 30, 1997
  and December 31, 1996.................................................  F-1

Consolidated Statement of Operations for the
  quarters ended June 30, 1997 and 1996 and for
  the six months ended June 30, 1997 and 1996...........................  F-2

Consolidated Statement of Cash Flows for the six
  months ended June 30, 1997 and 1996...................................  F-3

Notes to Consolidated Financial Statements..............................  F-4

Report of Independent Accountants.......................................  F-9

Consolidated Balance Sheet at December 31, 1996 and 1995................  F-10

Consolidated Statement of Operations for the years ended
  December 31, 1996, 1995 and 1994......................................  F-11

Consolidated Statement of Changes in Stockholders' Equity
  for the years ended December 31, 1996, 1995 and 1994..................  F-12

Consolidated Statement of Cash Flows for the years ended
  December 31, 1996, 1995 and 1994......................................  F-13

Notes to Consolidated Financial Statements..............................  F-14

                 MOLTEN METAL TECHNOLOGY, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET


                                                           JUNE 30,          DECEMBER 31,
                                                            1997                1996
                                                        -------------       -------------
ASSETS

Current assets:
  Cash and cash equivalents                             $   8,408,046       $  19,679,104
  Short-term investments                                   36,147,185         109,388,659
  Accounts receivable, net of allowance for
    doubtful accounts of $150,000 at June 30, 1997          4,434,221           2,573,306
  Unbilled accounts receivable                                783,057                  --
  Accounts receivable from affiliates                              --           5,525,491
  Unbilled accounts receivable from affiliates                783,937             798,980
  Other receivables                                         6,291,667                  --
  Prepaid expenses and other current assets                 6,204,300           6,300,727
                                                        -------------       -------------
          Total current assets                             63,052,413         144,266,267

Restricted cash                                             1,798,220           2,592,925
Fixed assets, net                                         150,265,646         103,553,945
Intangible assets, net                                     18,539,779          16,363,201
Long-term receivable                                       19,000,000                  --
Other assets                                                8,403,182           5,968,911
                                                        -------------       -------------
                                                        $ 261,059,240       $ 272,745,249
                                                        =============       =============


LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Current portion of long-term debt                     $   1,792,949       $   1,884,486
  Accounts payable                                         13,895,425          19,273,058
  Accrued expenses                                         19,164,219           6,082,746
  Accrued interest                                          2,107,391           2,161,297
  Deferred revenue                                          3,218,769           1,647,472
  Deferred income from affiliate                                   --           4,586,870
                                                        -------------       -------------
          Total current liabilities                        40,178,753          35,635,929
                                                        -------------       -------------

Long-term debt                                            202,750,000         164,753,334
                                                        -------------       -------------
Due to related parties                                      1,385,889           1,385,889
                                                        -------------       -------------
Deferred income from affiliate                              2,383,918           2,437,500
                                                        -------------       -------------
Accumulated losses of affiliate in
    excess of investment                                           --           5,020,765
                                                        -------------       -------------

Stockholders' equity:
  Preferred stock, $.01 par value, 3,000 shares
     authorized, no shares issued or outstanding                   --                  --
  Common stock, $.01 par value, 100,000,000 shares
     authorized; 23,713,380 shares issued and
     23,602,980 outstanding at June 30, 1997 and
     23,643,707 shares issued and 23,603,707
     outstanding at December 31, 1996                         237,134             236,437
  Additional paid-in capital                              163,545,308         163,124,587
  Valuation allowance for short-term investments               33,128             (86,653)
  Accumulated deficit                                    (147,159,078)        (97,820,411)
                                                        -------------       -------------
                                                           16,656,492          65,453,960
  Less: Treasury stock, 110,400 shares at June 30,
     1997 and 40,000 shares at December 31,
     1996, at cost                                         (1,251,319)           (482,504)
  Less: Deferred compensation                              (1,044,493)         (1,459,624)
                                                        -------------       -------------
          Total stockholders' equity                       14,360,680          63,511,832
                                                        -------------       -------------
                                                        $ 261,059,240       $ 272,745,249
                                                        =============       =============



                See notes to consolidated financial statements.

                 MOLTEN METAL TECHNOLOGY, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF OPERATIONS


                                                          Quarter ended June 30,               Six Months ended June 30,
                                                      -------------------------------       -------------------------------
                                                           1997              1996               1997               1996
                                                      ------------       ------------       ------------       ------------

Revenue:
    Waste services                                    $  5,093,368       $         --       $  9,038,330       $         --
    Equipment sales                                        485,663                 --          1,193,024                 --
    Research and development ("R&D")                       318,750          3,785,488            518,750          5,043,297
    Construction, R&D and consulting
      from affiliates                                      663,039         10,318,596            783,937         27,684,332
    Technology transfer and success
      fees from affiliate                                       --          3,750,000                 --          7,500,000
                                                      ------------       ------------       ------------       ------------
                                                         6,560,820         17,854,084         11,534,041         40,227,629
                                                      ------------       ------------       ------------       ------------

Operating expenses:
    Cost of revenue - Waste services                     9,971,873                 --         17,463,543                 --
    Cost of revenue - Equipment sales                      337,133                 --            592,287                 --
    Cost of revenue - R&D                                  181,789          3,724,952            287,669          4,903,283
    Cost of revenue - construction, R&D,
      consulting, technology transfer and
      success fees from affiliates                         552,245         10,669,969            658,804         25,814,910
    R&D                                                  6,416,452          4,618,838         15,547,991          9,327,001
    Selling, general and administrative ("SG&A")         7,723,670          2,210,886         14,663,727          4,629,218
                                                      ------------       ------------       ------------       ------------
                                                        25,183,162         21,224,645         49,214,021         44,674,412
Equity income (loss) from affiliate                     (6,062,612)         2,306,724         (9,740,565)         2,676,036
                                                      ------------       ------------       ------------       ------------
Loss from operations                                   (24,684,954)        (1,063,837)       (47,420,545)        (1,770,747)

Other income (expense):
    Interest income                                        909,380          2,230,649          2,480,617          3,585,378
    Interest expense                                    (2,089,765)        (1,675,308)        (4,398,739)        (2,107,699)
                                                      ------------       ------------       ------------       ------------
Net income (loss)                                     $(25,865,339)      $   (508,496)      $(49,338,667)      $   (293,068)
                                                      ============       ============       ============       ============


Net income (loss) per share                           $      (1.10)      $      (0.02)      $      (2.09)      $      (0.01)
                                                      ============       ============       ============       ============

Weighted average common and common
 equivalent shares outstanding                          23,600,212         23,336,091         23,591,090         23,098,323
                                                      ============       ============       ============       ============



                See notes to consolidated financial statements.

                 MOLTEN METAL TECHNOLOGY, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF CASH FLOWS


                                                             Six Months ended June 30,
                                                         --------------------------------
                                                             1997               1996
                                                         ------------       -------------

Cash flows from operating activities:
 Net loss                                                $(49,338,667)      $    (293,068)
 Adjustments to reconcile net income (loss) to
   net cash provided by (used in) operating
   activities (net of assets acquired from VECTRA):
   Depreciation and amortization                            5,770,975           2,750,868
   Equity loss (income) from affiliate                      9,740,565          (2,676,036)
   Compensation expense related to restricted
      stock and common stock options                          415,131             120,903
   Increase in accounts receivable                         (2,149,464)         (3,014,234)
   Decrease (increase) in accounts receivable
      from affiliate                                        5,540,534         (10,623,612)
   Decrease (increase) in prepaid expenses
      and other current assets                              1,027,004          (3,283,467)
   Increase in other assets                                  (489,958)           (411,846)
   Decrease in accounts payable                            (7,070,863)         (2,353,347)
   Increase in accrued expenses                             1,627,091           1,275,106
   Increase (decrease) in accrued interest                    (53,906)          1,317,699
   Increase (decrease) in deferred revenue                  1,571,297          (3,500,001)
   Increase (decrease) in deferred income
      from affiliate                                         (206,145)          2,144,875
                                                         ------------       -------------
       Net cash provided by (used in)
         operating activities                             (33,616,406)        (18,546,160)
                                                         ------------       -------------

Cash flows from investing activities:
  Expenditures for fixed assets                           (37,969,438)        (13,251,320)
  Purchase of intangible assets                              (539,294)         (1,055,031)
  Cash paid for acquisition of VECTRA assets               (3,950,559)                 --
  Cash investments in affiliates                           (9,180,521)                 --
  Cash received from M4 restructuring                         271,468                  --
  Redemption of short-term investments, net                73,361,255         (50,480,958)
  Decrease in restricted cash                                 794,705           1,670,583
                                                         ------------       -------------
      Net cash provided by investing activities            22,787,616         (63,116,726)
                                                         ------------       -------------

Cash flows from financing activities:
  Proceeds from issuances of common stock                     421,418           2,459,358
  Purchase of treasury stock                                 (768,815)                 --
  Net proceeds from issuance of long-term debt                     --         139,338,826
  Payments to related parties                                      --             (88,697)
  Principal repayments of long-term debt                      (94,871)            (95,592)
                                                         ------------       -------------
      Net cash provided by (used in)
        financing activities                                 (442,268)        141,613,895
                                                         ------------       -------------
Increase (decrease) in cash and cash equivalents          (11,271,058)         59,951,009
Cash and cash equivalents at beginning of period           19,679,104           6,644,856
                                                         ------------       -------------
Cash and cash equivalents at end of period               $  8,408,046       $  66,595,865
                                                         ============       =============


Additional disclosure of non-cash investing
  and financing activities:
  Issuance of common stock in exchange for
    investment in affiliate                              $         --       $   9,770,587
                                                         ============       =============


As a result of the restructuring of M4 and the consolidation of M4 with the Company for financial reporting purposes, the Company assumed liabilities of $51,147,612 and obtained assets of $45,133,064 which consisted primarily of receivables from LMC and fixed and intangible assets.

In conjuction with the restructuring, the Company offset deferred income of $4,434,307 against fixed assets obtained from M4.




                See notes to consolidated financial statements.

                 MOLTEN METAL TECHNOLOGY, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1. BASIS OF PRESENTATION

Molten Metal Technology, Inc. (the "Company" or "MMT") is an environmental technology company engaged in the commercialization and continued development of its proprietary processing technology, Catalytic Extraction Processing ("CEP"). The core of CEP is a molten metal bath into which feedstocks and selected chemicals can be introduced. The catalytic and solvent effects of the molten metal bath causes feedstocks to break down into their constituent elements and dissolve in the molten metal. The addition of various selected chemicals to the molten metal bath allows feedstocks to reform and be recovered as different materials which generally can be re-used as a raw material by the feedstock generator or can be sold to other users.

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

Net loss per share is determined by dividing net loss by the weighted average number of common shares outstanding during the period. Common share equivalents, which consist of common stock that may be issuable upon exercise of outstanding stock options and warrants, have been excluded from the weighted average number of common shares since their effect is anti-dilutive. The effect of the assumed conversion of the Company's 5 1/2% Convertible Subordinated Notes Due 2006 was anti-dilutive for the periods presented.

In February 1997, Financial Accounting Standards No. 128 "Earnings Per Share" ("FAS 128") was issued by the Financial Accounting Standards Board. FAS 128 specifies modifications to the calculation of earnings per share from that currently used by the Company. Under FAS 128, "basic earnings per share" will be calculated based upon the weighted average number of common shares actually outstanding, and "diluted earnings per share" will be calculated based upon the weighted average number of common shares outstanding and other potential common shares (stock options, warrants and convertible debt) if they are dilutive. FAS 128 is effective for the Company's fourth quarter of 1997 and will be adopted at that time. Had the Company determined earnings per share in accordance with FAS 128, basic earnings (loss) per share and diluted earnings (loss) per share for the periods ended June 30, 1997 and 1996 would not have been materially different from the net income (loss) per share reported by the Company.

Certain reclassifications have been made for consistent presentation. The reclassifications have no effect on the net loss for the periods ended June 30, 1996.

The information furnished is unaudited and reflects all adjustments (consisting of only normal recurring adjustments) which, in the opinion of management, are necessary for a fair presentation of the financial position and results of operations for the interim periods. The accompanying financial statements should be read in conjunction with the Company's audited financial statements and related footnotes for the year ended December 31, 1996 which are included in the Company's annual report on Form 10-K for the year ended December 31, 1996. The results of operations for the quarter ended June 30, 1997 are not necessarily indicative of the results to be expected for the full year.

NOTE 2. EQUITY TRANSACTIONS

During the quarter ended June 30, 1997, 6,316 shares of common stock were issued upon the exercise of options.

NOTE 3. RESTRUCTURING OF M4

On June 16, 1997, the Company and Lockheed Martin Corporation ("LMC") executed agreements to restructure their relationship embodied in M4 Environmental L.P. ("M4"). The agreement stipulates the following: (1) LMC has the exclusive right to lead and pursue contracts for the clean up of the US Department of Energy's ("DOE") tanked waste site in Hanford, Washington, and the Company will provide directly to LMC certain construction and development services with respect to Q-CEP(R). (2) The Company has the exclusive right to lead and pursue the worldwide opportunities for processing UF6 and LMC has the right to participate in this market on a case-by-case basis, subject to mutual agreement of the parties. (3) The Company and LMC formed a new limited liability company to be their exclusive vehicle to pursue the processing of chemical weapons worldwide.
(4) Retech was transferred to LMC. (5) The Company became the sole owner of M4 of which the principal asset is the Technology Center in Oak Ridge, Tennessee (the "M4 Technology Center"). The Company is responsible for the operation of the M4 Technology Center and is entitled to all future revenue from such operations. The Company and LMC have agreed to share equally the debt service of the $38 million of bonds issued by the Industrial Development Board of Oak Ridge relating to the M4 Technology Center. (6) LMC terminated its line of credit with M4 and deemed the approximately $15.8 million aggregate principal and accrued interest outstanding thereunder to have been paid in full and the Company contributed $14.6 million in outstanding accounts receivable to the capital of M4. (7) LMC and the Company generally share equally in substantially all of the costs of the restructuring. (8) All existing agreements between the Company, LMC and M4 are terminated, including the CEP license to M4. (9) LMC and the Company established a first offer process pursuant to which they will jointly discuss new market opportunities within the DOE and US Department of Defense ("DoD") markets prior to pursuing them individually.

Prior to the restructuring, the Company accounted for its investment in M4 using the equity method. Under the M4 limited partnership agreement, the Company and LMC shared equally in M4's revenues and other income and all expenses were allocated to LMC until the capital accounts of the Company and LMC became equal. The capital accounts became equal in the fourth quarter of 1996, and from that date until March 26, 1997 the Company and LMC shared equally in the losses of M4. On March 26, 1997, the Company and LMC executed a letter of intent that contemplated the restructuring described above. After the date of the letter of intent, the Company and LMC agreed to fund the operations of M4 in a manner consistent with the terms of the restructuring agreements and the Company recognized losses from M4 in accordance with its funding obligation. Summarized income statement information of M4 is presented below:

                                         Period April 1, 1997    Period January 1, 1997
                                         through June 16, 1997    through June 16, 1997
                                         ---------------------   ----------------------

Revenue                                      $  7,261,000             $ 15,995,000
Expenses                                     $(15,281,000)            $(31,370,000)
Net loss                                     $ (8,020,000)            $(15,375,000)

The Company's share of M4's loss             $ (6,063,000)            $ (9,741,000)

                                              Quarter ended          Six months ended
                                              June 30, 1996           June 30, 1996
                                         ---------------------   ----------------------

Revenue                                      $  4,409,000             $  4,809,000
Other income                                      251,000                  597,000
                                             ------------             ------------
  Total revenue and other income             $  4,660,000             $  5,406,000
Expenses                                     $(15,369,000)            $(20,731,000)
                                             ------------             ------------
Net loss                                     $(10,709,000)            $(15,325,000)

The Company's share of M4's
  total revenue and other income             $ 2,307,000              $  2,676,000
                                             ===========              ============

Effective on June 16, 1997, M4 became a wholly owned subsidiary of the Company. Accordingly, use of the equity method of accounting for the Company's investment in M4 ceased as of that date and M4 was consolidated with the Company for financial reporting purposes from that date forward. As a result of the restructuring, the Company assumed liabilities of $51,147,612 and obtained assets of $45,133,064 which consisted primarily of receivables from LMC and fixed and intangible assets.

In periods prior to the restructuring, the Company provided M4 with construction services. For items that were capitalized by M4, the Company deferred the portion of the gross profit representing the Company's designated ownership interest related to such sales. The deferred income was being recognized by the Company as the related assets were depreciated by M4. The deferred income balance at June 16, 1997 related to assets that, as a result of the restructuring, are now owned by the Company has been offset against the carrying value of such assets.

In 1996, the Company sold the rights to the Japanese chemical weapons market to M4 and deferred the portion of the gross profit representing the Company's designated ownership interest. As a result of the restructuring, these rights are now held by the new limited liability company (the "LLC") which will pursue the worldwide chemical weapons market. Accordingly, the deferred income related to the sale of the rights to the Japanese chemical weapons market will be recognized as a reduction of cost of revenue as the rights are amortized by the LLC.

The net amount of funding due from LMC under the restructuring agreements is recorded as short-term and long-term receivables of $6,292,000 and $19,000,000, respectively.

NOTE 4. JAPANESE JOINT VENTURE

In February 1996, MMT, Nichimen Corporation, one of Japan's major trading companies, and NKK Plant Engineering Corporation, one of Japan's largest engineering providers of municipal waste systems ("NKP"), signed a letter of intent to form a joint venture to process fly ash produced by Japanese municipal solid waste incinerators. A definitive agreement to form this joint venture was executed in October 1996 by the Company, Nichimen and NKP. The agreement grants the joint venture the exclusive right to introduce CEP to the Japanese municipal incinerator ash market. The joint venture will employ MMT's proprietary Cerex-CEP technology to process and recycle incinerator ash to recover ceramic and metal products. Under the agreement, the Company owns 49% of the joint venture, will receive a two percent royalty on all revenues of the joint venture, and will receive a $12.5 million licensing fee, to be paid from the joint venture's profits. The Company and the joint venture have entered into an agreement pursuant to which the joint venture will purchase an initial CEP system from MMT. The CEP system is to be delivered in the first quarter of 1998 for a fixed price of $7.9 million. During the six months ended June 30, 1997, the Company recognized revenue of $784,000 for engineering and construction work performed under the agreement. Revenue under this agreement is being recognized using the percentage of completion method based on the ratio that costs incurred to date bear to estimated total costs at completion. The parties expect that the joint venture will purchase a minimum of 29 CEP systems from the Company over the first ten years of the joint venture's operations, including the initial CEP system. There can be no assurances that the joint venture will order any additional CEP systems from MMT or that such systems, if ordered and delivered to Japan, will be able to successfully process and recycle incinerator ash.

NOTE 5. LITIGATION

In February and March 1997, purchasers of the Company's common stock filed five purported class action suits against the Company and certain of its present and former directors and executive officers in the United States District Court for the District of Massachusetts. The complaints variously allege that defendants made false and misleading statements and disseminated financial statements not prepared in accordance with generally accepted accounting principles, in violation of federal securities laws and state law, in order to enhance the value of the Company's common stock and to enable the Company to issue securities and the individual defendants to sell shares of the Company's common stock at inflated prices. Each of the suits seeks compensatory damages for unspecified alleged losses during the class periods, the longest of which extends from September 26, 1995 through October 21, 1996. These actions are at an early procedural stage. While the Company has not yet filed answers to the complaints, the Company intends to deny liability with respect to these actions. However, the ultimate outcome cannot be determined at present. As such, no provision for liability from these suits has been made in the financial statements as of June 30, 1997.

The Company has certain contingent liabilities resulting from other litigation and claims incident to the ordinary course of business. Management believes that the probable resolution of such contingencies will not materially affect the financial condition or results of operations of the Company.

                       REPORT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors and Stockholders of Molten Metal Technology, Inc.



In our opinion, the accompanying consolidated balance sheet in the related consolidated statements of operation, of cash flows and of changes in stockholders equity present fairly, in all material respects, the financial position of Molten Metal Technology, Inc. and its subsidiaries at December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.




Price Waterhouse LLP
Boston, Massachusetts
May 23, 1997

                 MOLTEN METAL TECHNOLOGY, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET

                                                                                                 DECEMBER 31,
                                                                                     -----------------------------------
                                                                                          1996                  1995
                                                                                     -------------         -------------
ASSETS

Current assets:
  Cash and cash equivalents                                                          $  19,679,104         $   6,644,856
  Short-term investments                                                               109,388,659            79,631,394
  Accounts receivable                                                                    2,573,306             1,282,915
  Unbilled accounts receivable                                                                  --               634,943
  Accounts receivable from affiliate                                                     5,525,491             7,846,987
  Unbilled accounts receivable from affiliate                                              798,980             7,565,209
  Prepaid expenses and other current assets                                              6,300,727             2,309,398
                                                                                     -------------         -------------
          Total current assets                                                         144,266,267           105,915,702

Restricted cash                                                                          2,592,925             7,432,817
Fixed assets, net                                                                      103,553,945            34,679,390
Intangible assets, net                                                                  16,363,201             3,501,680
Investment in affiliate                                                                         --               834,794
Other assets                                                                             5,968,911               971,618
                                                                                     -------------         -------------
                                                                                     $ 272,745,249         $ 153,336,001
                                                                                     =============         =============

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Current portion of long-term debt                                                  $   1,884,486         $     195,043
  Accounts payable                                                                      19,273,058             9,827,490
  Accrued expenses                                                                       6,082,746             1,713,557
  Accrued interest                                                                       2,161,297               789,455
  Deferred revenue                                                                       1,647,472                    --
  Deferred income from affiliate                                                         4,586,870                    --
  Deferred revenue from affiliate                                                               --             4,083,334
                                                                                     -------------         -------------
          Total current liabilities                                                     35,635,929            16,608,879
                                                                                     -------------         -------------

Long-term debt                                                                         164,753,334            22,883,962
                                                                                     -------------         -------------
Due to related parties                                                                   1,385,889             1,474,586
                                                                                     -------------         -------------
Deferred income from affiliate                                                           2,437,500             2,459,918
                                                                                     -------------         -------------
Accumulated losses of affiliate in excess of investment                                  5,020,765                    --
                                                                                     -------------         -------------

Stockholders' equity:
  Preferred stock, $.01 par value, 3,000 shares authorized, no shares
     issued or outstanding                                                                      --                    --
  Common stock, $.01 par value, 100,000,000 shares authorized;
     23,643,707 shares issued and 23,603,707 outstanding at December 31, 1996
     and 22,746,854 shares issued and outstanding at December 31, 1995                     236,437               227,469
  Additional paid-in capital                                                           163,124,587           146,641,721
  Valuation allowance for short-term investments                                           (86,653)             (311,163)
  Accumulated deficit                                                                  (97,820,411)          (36,638,947)
                                                                                     -------------         -------------
                                                                                        65,453,960           109,919,080
  Less: Treasury stock, 40,000 shares at cost                                             (482,504)                   --
  Less: Deferred compensation                                                           (1,459,624)              (10,424)
                                                                                     -------------         -------------
          Total stockholders' equity                                                    63,511,832           109,908,656
                                                                                     -------------         -------------
                                                                                     $ 272,745,249         $ 153,336,001
                                                                                     =============         =============



                 See notes to consolidated financial statements

                 MOLTEN METAL TECHNOLOGY, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS


                                                                              YEAR ENDED DECEMBER 31,
                                                               ------------------------------------------------------
                                                                    1996                 1995                  1994
                                                               ------------         -------------        ------------
Revenue:
    Research and development ("R&D")                           $  8,307,140         $ 13,613,416         $ 11,263,197
    Construction, R&D and consulting from affiliate              42,120,717           21,567,982              218,965
    Technology transfer and success fees from affiliate          13,083,333            9,000,000            2,916,667
                                                               ------------         ------------         ------------
                                                                 63,511,190           44,181,398           14,398,829
                                                               ------------         ------------         ------------
Operating expenses:
    Cost of revenue - R&D                                         8,247,081           13,699,110           10,838,198
    Cost of revenue - construction, R&D, consulting,
    technology transfer and success fees from affiliate          42,231,549           21,202,794              218,965
    R&D                                                          26,183,268           10,986,234           14,417,327
    Selling, general and administrative ("SG&A")                 18,708,514            2,877,371            7,132,256
                                                               ------------         ------------         ------------
                                                                 95,370,412           48,765,509           32,606,746
Equity income (loss) from affiliate                             (31,612,891)             834,294                   --
                                                               ------------         ------------         ------------
Loss from operations                                            (63,472,113)          (3,749,817)         (18,207,917)

Other income (expense):
    Interest income                                               8,812,303            5,559,690            4,376,403
    Interest expense                                             (6,521,654)          (1,455,084)            (737,741)
                                                               ------------         ------------         ------------
Net income (loss)                                              $(61,181,464)        $    354,789         $(14,569,255)
                                                               ============         ============         ============


Net income (loss) per share                                    $      (2.62)        $       0.01         $      (0.67)
                                                               ============         ============         ============

Weighted average common and common equivalent
 shares outstanding                                              23,313,243           24,710,423           21,904,213
                                                               ============         ============         ============


                 See notes to consolidated financial statements

                 MOLTEN METAL TECHNOLOGY, INC. AND SUBSIDIARIES
           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY



                                                                COMMON STOCK
                                                    ---------------------------------           ADDITIONAL
                                                       NUMBER OF                                 PAID-IN            VALUATION
                                                        SHARES               AMOUNT              CAPITAL            ALLOWANCE
                                                        ------               ------              -------            ---------
Balance at December 31, 1993                          21,740,927              217,409          138,679,471                  --

Issuance of common stock                                 148,719                1,488            1,998,067
Issuance of stock pursuant to
    exercise of options                                  276,317                2,763              631,499
Compensation expense related to
    common stock option
Valuation allowance for
    short-term investments                                                                                          (2,328,784)
Net loss
                                                      ----------         ------------         ------------        ------------
Balance at December 31, 1994                          22,165,963              221,660          141,309,037          (2,328,784)

Issuance of common stock                                 139,098                1,391            3,199,056
Issuance of stock pursuant to
    exercise of options                                  424,793                4,248            1,785,843
Issuance of stock pursuant to
    employee stock purchase plan                          17,000                  170              306,850
Compensation expense related to
    common stock options                                                                            40,935
Valuation allowance for
    short-term investments                                                                                           2,017,621
Net income
                                                      ----------         ------------         ------------        ------------
Balance at December 31, 1995                          22,746,854              227,469          146,641,721            (311,163)


Issuance of common stock in exchange
     for investment in affiliate                         352,361                3,524           11,183,938
Issuance of stock pursuant to
    exercise of options                                  526,630                5,266            2,951,157
Issuance of stock pursuant to
    employee stock purchase plan                          17,862                  178              341,521
Deferred compensation related to
    issuance of restricted stock                                                                 2,006,250
Compensation expense related to
    restricted stock and common stock options
Purchase of treasury stock
Valuation allowance for
    short-term investments                                                                                             224,510
Net loss
                                                      ----------         ------------         ------------        ------------
Balance at December 31, 1996                          23,643,707         $    236,437         $163,124,587        $    (86,653)
                                                      ==========         ============         ============        ============


                                                                                                                     TOTAL
                                                        ACCUMULATED         TREASURY            DEFERRED          STOCKHOLDERS'
                                                          DEFICIT             STOCK           COMPENSATION           EQUITY
                                                          -------             -----           ------------           ------
Balance at December 31, 1993                            (22,424,481)                              (139,091)        116,333,308

Issuance of common stock                                                                                             1,999,555
Issuance of stock pursuant to
    exercise of options                                                                                                634,262
Compensation expense related to
    common stock option                                                                              66,171             66,171
Valuation allowance for
    short-term investments                                                                                          (2,328,784)
Net loss                                                (14,569,255)                                               (14,569,255)
                                                       ------------         ---------         -------------       ------------
Balance at December 31, 1994                            (36,993,736)               --               (72,920)       102,135,257

Issuance of common stock                                                                                             3,200,447
Issuance of stock pursuant to
    exercise of options                                                                                              1,790,091
Issuance of stock pursuant to
    employee stock purchase plan                                                                                       307,020
Compensation expense related to
    common stock options                                                                             62,496            103,431
Valuation allowance for
    short-term investments                                                                                           2,017,621
Net income                                                  354,789                                                    354,789
                                                       ------------         ---------         -------------       ------------
Balance at December 31, 1995                            (36,638,947)               --               (10,424)       109,908,656

Issuance of common stock in exchange
     for investment in affiliate                                                                                    11,187,462
Issuance of stock pursuant to
    exercise of options                                                                                              2,956,423
Issuance of stock pursuant to
    employee stock purchase plan                                                                                       341,699
Deferred compensation related to
    issuance of restricted stock                                                                 (2,006,250)                --
Compensation expense related to
    restricted stock and common stock options                                                       557,050            557,050
Purchase of treasury stock                                                   (482,504)                                (482,504)
Valuation allowance for
    short-term investments                                                                                             224,510
Net loss                                                (61,181,464)                                               (61,181,464)
                                                       ------------         ---------         -------------       ------------
Balance at December 31, 1996                           $(97,820,411)        $(482,504)        $  (1,459,624)      $ 63,511,832
                                                       ============         =========         =============       ============


                 See notes to consolidated financial statements

                 MOLTEN METAL TECHNOLOGY, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                                                YEAR ENDED DECEMBER 31,
                                                                                   -----------------------------------------------
                                                                                         1996              1995            1994
                                                                                         ----              ----            ----
Cash flows from operating activities:
 Net income (loss)                                                                 $ (61,181,464)    $    354,789     $(14,569,255)
 Adjustments to reconcile net income (loss) to net cash provided by (used in)
   operating activities (net of assets acquired from SEG):
   Depreciation and amortization                                                       6,745,580        4,874,191        3,694,839
   Equity loss (income) from affiliate                                                31,612,891         (834,294)              --
   Compensation expense related to restricted stock and common stock options             557,050          103,431           66,171
   Decrease (increase) in accounts receivable                                           (655,448)          20,339         (220,818)
   Increase in accounts receivable from affiliate                                     (5,482,145)     (15,193,231)        (218,965)
   Increase in prepaid expenses and other current assets                              (4,011,329)        (611,613)        (602,581)
   Decrease (increase) in other assets                                                  (860,409)          74,009          399,500
   Increase in accounts payable                                                        9,445,568       11,371,244          426,519
   Increase in accrued expenses                                                        4,369,189          383,112          774,900
   Increase (decrease) in accrued interest                                             1,371,842          (16,383)         733,259
   Increase (decrease) in deferred revenue from affiliate                             (4,083,334)        (499,999)       4,583,333
   Decrease in due to related parties                                                    (88,697)              --               --
   Increase in deferred income from affiliate                                          4,564,452        2,459,918               --
                                                                                   -------------     ------------     ------------
       Net cash provided by (used in) operating activities                           (17,696,254)       2,485,513       (4,933,098)
                                                                                   -------------     ------------     ------------

Cash flows from investing activities:
  Expenditures for fixed assets                                                      (55,125,535)     (21,114,446)      (7,518,420)
  Purchase of intangible assets                                                       (1,904,752)      (1,368,290)        (644,630)
  Cash paid for acquisition of SEG assets, net of cash received                      (29,434,528)              --               --
  Redemption (purchase) of short-term investments, net                               (29,532,755)      10,518,819      (18,574,339)
  Decrease (increase) in restricted cash and investments                               4,839,892        2,438,633       (9,285,850)
                                                                                   -------------     ------------     ------------
      Net cash used in investing activities                                         (111,157,678)      (9,525,284)     (36,023,239)
                                                                                   -------------     ------------     ------------

Cash flows from financing activities:
  Proceeds from issuances of common stock, net                                         3,298,122        2,097,111          634,262
  Purchase of treasury stock                                                            (482,504)              --               --
  Proceeds from issuance of long-term debt                                           143,750,000               --       21,000,000
  Debt issuance costs                                                                 (4,486,253)              --         (977,371)
  Principal repayments of long-term debt                                                (191,185)        (476,367)        (172,671)
                                                                                   -------------     ------------     ------------
      Net cash provided by financing activities                                      141,888,180        1,620,744       20,484,220
                                                                                   -------------     ------------     ------------
Increase (decrease) in cash and cash equivalents                                      13,034,248       (5,419,027)     (20,472,117)
Cash and cash equivalents at beginning of year                                         6,644,856       12,063,883       32,536,000
                                                                                   -------------     ------------     ------------
Cash and cash equivalents at end of year                                           $  19,679,104     $  6,644,856     $ 12,063,883
                                                                                   =============     ============     ============

Additional disclosure of non-cash investing and financing activities:
  Purchase of fixed assets under capital leases                                    $          --     $         --     $    453,555
                                                                                   =============     ============     ============
  Issuance of common stock in exchange for engineering services                    $          --     $  3,200,447     $  1,999,555
                                                                                   =============     ============     ============
  Issuance of common stock in exchange for investment in affiliate                 $  11,187,462     $         --     $         --
                                                                                   =============     ============     ============
  Reclass of accounts receivable from affiliate to accumulated losses
    of affiliate in excess of investment                                           $  14,569,870     $         --     $         --
                                                                                   =============     ============     ============
  In 1996, the Company acquired certain assets from The Scientific Ecology
   Group, Inc. for approximately $31 million. In conjuction with the acquisition, liabilities were assumed as follows:
          Fair value of assets acquired                                            $  32,927,472
          Cash paid for assets                                                       (31,280,000)
                                                                                   -------------
          Liabilities assumed                                                      $   1,647,472
                                                                                   =============

Supplemental disclosure of cash flow information:
  Interest paid                                                                    $   5,874,922     $  1,759,770     $    182,544
                                                                                   =============     ============     ============


                 See notes to consolidated financial statements

                 MOLTEN METAL TECHNOLOGY, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1--NATURE OF OPERATIONS AND RISKS AND UNCERTAINTIES

Molten Metal Technology, Inc. (the "Company") is an environmental technology company engaged in the commercialization and continued development of its proprietary processing technology, Catalytic Extraction Processing ("CEP"). The core of CEP is a molten metal bath into which feedstocks and selected chemicals can be introduced. The catalytic and solvent effects of the molten metal bath causes feedstocks to break down into their constituent elements and dissolve in the molten metal. The addition of various selected chemicals to the molten metal bath allows feedstocks to reform and be recovered as different materials which generally can be re-used as a raw material by the feedstock generator or can be sold to other users.

The Company is subject to certain risks and uncertainties because of the nature and status of its operations, including uncertainty of market acceptance and sustained commercial operations of CEP technology, limited revenue from unaffiliated third parties, and uncertainty of future profitability.

During the years ended December 31, 1996, 1995 and 1994, revenue from M4 Environmental L.P. ("M4") accounted for approximately 87%, 69% and 22%, respectively, of the Company's total revenue. M4 is a joint venture between the Company and Lockheed Martin Corporation ("LMC"). As described in Note 13, in March 1997, the Company and LMC entered into a Letter of Intent to restructure their relationship currently embodied in M4. Although the Company may earn revenue in the future pursuant to the proposed new agreements with LMC, no assurances as to the amount and timing of such revenue, if any, can be made.

The Company's results of operations have varied significantly in the past and may continue to vary significantly in the future. The Company's results of operations in the past have been dependent largely on revenue from M4 and the Department of Energy ("DOE"). During 1996, the Company's cost-share contract with the DOE reached its funding limit and no additional amounts were authorized by the DOE. The Company's future profitability is dependent upon its ability to commercialize successfully its CEP technology and to find alternative sources of revenue. There can be no assurance that the Company will generate sufficient revenue to achieve profitability.

The Company has made substantial investments in fixed and intangible assets (Notes 4, 5 and 6). While the Company has begun initial operations at Company-owned and operated facilities, the Company has not yet demonstrated that a commercial CEP system, once installed and operated at a customer's location, will process customer's feedstocks and recover commodity and specialty products of commercial quality and in significant quantities. If the Company is unable to operate CEP systems profitably on a sustained basis in commercial scale use, the Company will not be able to recover its investments in such fixed and intangible assets.

In 1996, the Company incurred a net loss of $61 million and at December 31, 1996, had an accumulated deficit of $98 million. In addition, the Company incurred a substantial net loss for the quarter ended March 31, 1997. The Company's current business plan indicates that the Company will require additional financing to be used for completion of its planned capital expenditures through the end of 1997 and to continue its research, development and other efforts necessary to commercialize its CEP technology. Accordingly, the Company intends to raise additional financing during 1997, and has retained several investment banking firms to assist it in these efforts. If the Company does not obtain additional financing during 1997, it would have a materially adverse effect on the Company's operations.

                 MOLTEN METAL TECHNOLOGY, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation. Certain reclassifications have been made for consistent presentation.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The more significant estimates made by management include future cash flows associated with long-lived assets (Note 4), useful lives for depreciation and amortization (Notes 5 and 6) and estimated losses on lease commitments (Note
16). Actual results could differ from these estimates.

Concentrations

During the year ended December 31, 1996, revenue from M4 and the DOE totaled approximately $55,204,000 and $8,000,000, or approximately 87% and 13% of revenue, respectively. During the year ended December 31, 1995, revenue from M4 and the DOE totaled approximately $30,568,000 and $13,162,000, or approximately 69% and 30% of revenue, respectively. During the year ended December 31, 1994, revenue from M4 and the DOE totaled approximately $3,136,000 and $10,838,000, or approximately 22% and 75% of revenue, respectively.

Cash Equivalents and Short-term Investments

The Company considers all investments purchased with an original maturity of three months or less to be cash equivalents. Cash equivalents consist of investments in money market funds, U.S. treasury bills and high grade commercial paper. Accordingly, these investments are subject to minimal credit and market risk. At December 31, 1996 and 1995, all of the Company's cash equivalents are classified as held to maturity and all costs approximate fair value.

Short-term investments consist of high grade commercial paper, U.S. government securities and commercial bonds with original maturities of greater than three months and mutual funds that invest in government securities. At December 31, 1996 and 1995, all of the Company's short-term investments are classified as available-for-sale. Securities under this classification are recorded at fair market value and unrealized gains and losses are recorded as a separate component of stockholders' equity. The following table summarizes short-term investments as of December 31, 1996:

                                            Amortized Cost   Unrealized Gains(Losses)    Market Value
                                            --------------   ------------------------    ------------
U.S. government securities
(Maturities less than 3 years)              $  40,557,324         $    (131,571)        $ 40,425,753
Commercial paper and corporate bonds
(Maturities less than 3 years)                 68,917,988                44,918           68,962,906
                                            -------------         -------------         ------------
                                            $ 109,475,312         $     (86,653)        $109,388,659
                                            =============         =============         ============

                 MOLTEN METAL TECHNOLOGY, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table summarizes short-term investments as of December 31, 1995:

                                           Amortized Cost     Unrealized Losses       Market Value
                                           --------------     -----------------       ------------
U.S. government securities
(Maturities less than 3 years)              $ 37,735,706         $   (214,553)        $37,521,153
Commercial paper and corporate bonds
(Maturities less than 3 years)                42,206,851              (96,610)         42,110,241
                                            ------------         ------------         -----------
                                            $ 79,942,557         $   (311,163)        $79,631,394
                                            ============         ============         ===========

The proceeds from sales of available-for-sale securities during the years ended December 31, 1996, 1995 and 1994 were approximately $41 million, $23 million and $2 million, respectively. Gross realized gains or losses on these sales were immaterial.

Restricted Cash

Restricted cash includes certificates of deposit and investments in money market funds. At December 31, 1996 and 1995, the Company's restricted cash is classified as held-to-maturity and is recorded at cost which approximates fair value. At December 31, 1996 and 1995, the balances in restricted cash consist of $807,325 and $6,847,217, respectively, held in trust funds required in connection with the issuance of tax-exempt bonds (Note 7) and $1,785,600 and $585,600, respectively, required as security for letters of credit (Notes 6 and 7).

Revenue Recognition

Revenue to date consists of fees charged for the following; licenses, engineering and construction of CEP systems, research and development contracts and cost-sharing contracts with the U.S. government.

Revenue from research and development contracts and engineering and construction services is recognized as services are rendered. Revenue earned on cost-plus contracts is recognized as the work is performed. Revenue from license fees is recognized when the Company becomes contractually entitled to receipt of the fees and upon fulfillment of any significant obligations. Revenue under cost-sharing contracts with the U.S. government is recorded as costs are incurred and fees are earned. Payments received in excess of amounts recognized as revenue are recorded as deferred revenue.

Accounts Receivable

Accounts receivable (other than from affiliates) consist of amounts due to the Company under commercial and government contracts. At December 31, 1996 and 1995, the balances include $2,548,188 and $1,628,227, respectively, due from cost-sharing arrangements with the U.S. government.

Fixed Assets

Fixed assets are stated at cost. Depreciation and amortization are provided using the straight-line method based on estimated useful lives or, in the case of leasehold improvements, over the lesser of the useful lives or the remaining lease terms. Maintenance and repair expenditures are charged to expense as incurred.

                 MOLTEN METAL TECHNOLOGY, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Intangible Assets

Intangible assets include the excess of costs over acquired assets and costs associated with obtaining patents, trademarks, licenses, permits and engineering drawings. These costs are amortized using the straight-line method over the estimated useful lives of the related assets or, in the case of patents, trademarks, licenses and permits, over the shorter of the legal terms or the estimated economic lives.

Impairment of Long-Lived Assets

The Company periodically assesses whether any events or changes in circumstances have occurred that would indicate that the carrying amount of a long-lived asset may not be recoverable. When such an event or change in circumstance occurs, the Company evaluates whether the carrying amount of such asset is recoverable by comparing the net book value of the asset to estimated future undiscounted cash flows, excluding interest charges, attributable to such asset. If it is determined that the carrying amount is not recoverable, the Company recognizes an impairment loss equal to the excess of the carrying amount of the asset over the estimated fair value of such asset.

Accounting for Stock-based Compensation

Employee stock awards under the Company's compensation plans are accounted for in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees", and related interpretations. In January 1996, the Company adopted the disclosure requirements of Statement of Financial Accounting Standards No. 123 ("FAS 123"), "Accounting for Stock-Based Compensation".

Net Income (Loss) Per Share

Net income (loss) per share is determined by dividing net income (loss) by the weighted average number of common and common equivalent shares outstanding during the period. Common share equivalents consist of common stock which may be issuable upon exercise of outstanding stock options and warrants (Notes 10, 11 and 14). Common share equivalents have been excluded from weighted average number of common shares in loss periods since their effect is anti-dilutive. The effect of the assumed conversion of the convertible debt (Note 7) was anti-dilutive for the periods presented.

In February 1997, Financial Accounting Standards No. 128 "Earnings Per Share" ("FAS 128") was issued by the Financial Accounting Standards Board. FAS 128 specifies modifications to the calculation of earnings per share from that currently used by the Company. Under FAS 128, "basic earnings per share" will be calculated based upon the weighted average number of common shares actually outstanding, and "diluted earnings per share" will be calculated based upon the weighted average number of common shares outstanding and other potential common shares (stock options, warrants and convertible debt) if they are dilutive. FAS 128 is effective for the Company's fourth quarter of 1997 and will be adopted at that time. Had the Company determined earnings per share in accordance with FAS 128, basic earnings (loss) per share and diluted earnings (loss) per share for 1996, 1995 and 1994 would not have been materially different from the net income
(loss) per share reported by the Company.

Reclassifications

Certain reclassifications have been made to prior year balances to conform to the current year presentation. The reclassifications have no effect on prior year operating results.

                 MOLTEN METAL TECHNOLOGY, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 3 -- ACQUISITIONS

During December 1996, MMT of Tennessee Inc., a wholly-owned subsidiary of the Company ("MMT Tennessee") signed a series of agreements to become the full owner of the Quantum Catalytic Extraction Processing ("Q-CEP(TM)") facility it had jointly owned with The Scientific Ecology Group, Inc. ("SEG") in Oak Ridge, Tennessee (the "Q-CEP Facility") and to acquire certain assets used for handling and processing radioactive "wet waste." SEG was a wholly-owned subsidiary of Westinghouse Electric Corporation ("Westinghouse"). The Q-CEP Facility is designed to process radioactive ion exchange resins from nuclear power plants. Pursuant to those agreements, on December 10, 1996, MMT Tennessee acquired SEG's interest in the Q-CEP Facility and certain assets of SEG and Westinghouse used in the "wet waste" business. These assets include contracts, equipment, services and personnel for processing radioactive waste streams at the Q-CEP Facility.

The cost to the Company of the acquisition of these assets was the purchase price of $31 million in cash plus acquisition related costs of $280,000. The acquisition was accounted for as a purchase and, accordingly, operating results of this business subsequent to the date of acquisition were included in the Company's consolidated financial statements. The excess of cost over the fair value of the net assets acquired was allocated to goodwill and is being amortized on a straight-line basis over a period of ten years.

The following unaudited pro forma summary combines the consolidated results of operations of the Company and the wet waste business as if the acquisition had occurred at the beginning of 1996 and 1995, after giving effect to certain adjustments, including amortization of intangible assets, additional depreciation resulting from increased basis of property and equipment acquired and reduction in interest income resulting from the payment of the purchase price and acquisition costs. The pro forma summary does not necessarily reflect the results of operations as they would have been if the Company and the wet waste business had constituted a single entity during such periods.

                                       Year ended
                                       December 31,
                                       (unaudited)
                          ---------------------------------
                              1996                 1995
                          ---------------------------------
Revenue                   $ 73,778,000         $ 53,228,000
Net loss                  $(62,986,000)        $ (2,382,000)
Net loss per share        $      (2.70)        $      (0.10)


On January 29, 1997, MMT Tennessee acquired certain low-level radioactive waste processing assets of VECTRA Technologies, Inc., a spent nuclear fuel and radioactive waste services company located in San Ramon, California. MMT Tennessee paid $3.9 million in cash for the VECTRA waste-handling assets, which include machinery, equipment, spare parts, intellectual property and customer contracts. The acquisition will be accounted for as a purchase. In accordance with APB Opinion No. 16, the purchase price will be allocated to the net assets acquired based upon their estimated fair values.

NOTE 4 -- IMPAIRMENT OF LONG-LIVED ASSETS

In accordance with FAS 121, the Company reviews long-lived assets for potential impairment when events or changes in circumstances indicate that an asset's carrying value may not be recoverable.

                 MOLTEN METAL TECHNOLOGY, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


In October 1996, the Company announced that government funded research and development revenues would not meet the Company's expectations and, as a result, fourth quarter revenue and earnings would be adversely affected. In the fourth quarter of 1996, management reassessed the focus of the Company's development and commercialization efforts. As a result of this evaluation, the Company implemented a restructuring to pursue opportunities in priority markets more efficiently, to focus the Company's efforts on certain core initiatives, and to delay certain development projects. In addition, in the fourth quarter of 1996, the Company and LMC commenced negotiations to restructure their joint venture relationship. These negotiations culminated in the execution of a letter of intent, the significant terms of which are described in Note 13. As a result of these changes in the Company's business and the significant loss for the quarter ended December 31, 1996, management performed an assessment of the recoverability of all of the Company's long-lived assets (including fixed assets and intangible assets) as of December 31, 1996.

In connection with the assessment, management prepared forecasts of the expected future cash flows related to these assets on an undiscounted basis and without interest charges. For purposes of these forecasts, assets were grouped at the lowest level for which there are expected to be identifiable cash flows that are largely independent of expected cash flows related to other groups of assets. The Company retained independent valuation experts to assist with this process. These forecasts were developed based on assumptions developed by management using management's best estimates of future trends and events. The Company commenced commercial processing using CEP at its first plant in January 1997 and has not yet demonstrated sustained commercial operations. Accordingly, management's estimates of future cash flows are based largely on expected future trends and events, rather than historical experience. In estimating future cash flows, management considered a range of the amount and timing of future cash flows and the likelihood of possible outcomes. The range and likelihood of possible outcomes considered by management were based on assumptions regarding various factors, including the likelihood of the CEP plants operating at the levels required to produce such cash flows, the ranges of prices the Company is likely to be able to charge for its services, the percentage of the market that the Company is likely to capture, the likelihood of an emergence of a competing technology, anticipated capital improvements, and the regulatory environment. Considering the above assumptions, management assigned a probability percentage to each of the estimated cash flow scenarios within the range of estimates and computed a weighted average estimated cash flow for each grouping of assets.

For each grouping of long-lived assets, the sum of the weighted average forecasted cash flows from management's models exceeded the carrying amount of the Company's long-lived assets. Accordingly, the Company has not recorded any adjustments to the carrying amount of these assets. Management's estimates of forecasted cash flows required an evaluation of various risks and uncertainties, including those described in Note 1. Although management has made its best estimate of these factors based on current conditions and expected trends and events, it is reasonably possible that changes could occur in the near term which could adversely affect management's estimates of forecasted cash flows. If such changes occur, asset impairment write-downs could be required in the future and such write-downs could be material to the Company's financial statements.

                 MOLTEN METAL TECHNOLOGY, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 5--FIXED ASSETS

Fixed assets consist of the following:

                                                                                               December 31,
                                                                 Estimated useful              ------------
                                                                  life (years)           1996                 1995
                                                                  ------------           ----                 ----
Land and improvements                                                   --         $     460,295         $        --
Buildings                                                               30            10,210,069                  --
CEP  units                                                             5-7            21,387,294          13,834,177
Leasehold improvements                                                3-10             6,280,349           5,366,501
Furniture and equipment                                                  5            10,289,769           5,385,923
Furniture and equipment held under capital leases                        5               453,555             453,555
Machinery and equipment                                                  5             4,750,179           1,336,442
Construction in progress                                                --            64,855,097          17,769,631
                                                                                   -------------         -----------
                                                                                     118,686,607          44,146,229
Less -- Accumulated depreciation and amortization                                    (15,132,662)         (9,466,839)
                                                                                   -------------         -----------
                                                                                   $ 103,553,945         $34,679,390
                                                                                   =============         ===========

Costs of the construction of certain long-term assets include capitalized interest which is amortized over the estimated useful life of the related asset. The Company capitalized interest costs of $701,945 and $482,149 in 1996 and 1995, respectively.

Depreciation and amortization expense for the years ended December 31, 1996, 1995 and 1994 was approximately $5,850,000, $4,555,000 and $3,362,000, respectively. Depreciation expense relating to furniture and equipment held under capital leases for the years ended December 31, 1996, 1995 and 1994 was approximately $91,000, $91,000 and $45,000, respectively.

NOTE 6--INTANGIBLE ASSETS

Intangible assets consist of the following:

                                               Estimated                December 31,
                                              useful life               ------------
                                                (years)             1996               1995
                                                -------             ----               ----
Patents and trademarks                           10-17         $  3,617,151         $2,480,603
Engineering drawings                               1-2              567,000             69,178
Licenses and permits                              1-10            3,873,799          1,455,589
Non-compete agreement                                5            2,768,000                 --
Goodwill                                            10            6,517,748                 --
                                                               ------------         ----------
                                                                 17,343,698          4,005,370
Less -- Accumulated amortization                                   (980,497)          (503,690)
                                                               ------------         ----------
                                                               $ 16,363,201         $3,501,680
                                                               ============         ==========

During 1993, the Company was granted a recycling permit for its research, development, testing and demonstration facility in Fall River, Massachusetts (the "Fall River Facility"). In conjunction with obtaining this permit, the Company obtained a $100,000 letter of credit to cover potential environmental liability, if any, incurred upon the closure of the Fall River Facility.

During 1996, MMT Tennessee acquired a radiological license for the Q-CEP facility in Oak Ridge, Tennessee. In conjunction with obtaining this license, MMT Tennessee obtained a $1,400,000 letter of credit to cover the estimated costs related to the decommissioning of the Q-CEP facility upon its closure.

                 MOLTEN METAL TECHNOLOGY, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 7--LONG-TERM DEBT

Long-term debt consists of the following:

                                                                 December 31,
                                                                 ------------
                                                             1996             1995
                                                             ----             ----
Convertible debt                                        $ 143,750,000     $         --
Tax-exempt bonds                                           21,000,000       21,000,000
Loan agreements                                             1,787,334        1,827,333
Capital lease obligations, including current portion
  of $100,486 in 1996 and $155,043 in 1995 (Note 16)          100,486          251,672
                                                        -------------     ------------
                                                          166,637,820       23,079,005
Less -- Current portion                                    (1,884,486)        (195,043)
                                                        -------------     ------------
                                                        $ 164,753,334     $ 22,883,962
                                                        =============     ============

Convertible Debt

In May 1996, the Company issued $143,750,000 of Convertible Subordinated Notes Due 2006 (the "Notes"). The Notes have a term of ten years and are payable in full on May 1, 2006. The Notes bear interest at the rate of 5.50% per year payable semi-annually. The Notes are convertible, at the option of the holder, into shares of the Company's common stock at an initial conversion price of $38.75 per share. Beginning in May 1999, the Notes become redeemable at the option of the Company at an initial redemption price of 102.75% of the principal amount plus any accrued interest. Upon a change of control (as defined in the indenture under which the Notes were issued) or in the event the Company's common stock is neither listed on a U.S. national securities exchange nor approved for trading on an established automated over-the-counter U.S. trading market, each holder of the Notes will have the right to require the Company to repurchase all or a portion of such holder's Notes at a price equal to 100% of the principal amount plus any accrued interest. The Notes are subordinated in right of payment to the Company's other existing debt.

Tax-Exempt Bonds

In 1994, the Company completed a tax-exempt bond financing in connection with its Fall River Facility. Pursuant to the financing, the Company entered into a loan agreement with the Massachusetts Industrial Finance Agency which issued $21,000,000 aggregate principal amount of its Solid Waste Disposal Facility Revenue Bonds. The bonds are payable in annual sinking fund installments beginning in 1998 and ending in 2014 and bear interest at 8.25% per annum payable semi-annually. The loan agreement requires compliance with certain covenants, which include restrictions on future indebtedness and consolidations or mergers. As of December 31, 1996, the Company had received the entire $21 million in cash for qualified expenditures.

Loan Agreements

In 1993, the Company borrowed $1,944,000 from the Town of Fall River, Massachusetts pursuant to certain loan agreements. The loans bear interest at an effective annual rate of 8.5%, payable in monthly or semi-annual installments. The loans are due in August 1997 and are secured by certain equipment and a letter of credit in the amount of $210,000.

Debt Issuance Costs

Unamortized debt issuance costs were $5,043,000 and $906,000 at December 31, 1996 and 1995, respectively. These costs are being amortized over the term of the debt using the effective interest

                 MOLTEN METAL TECHNOLOGY, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



method.

Maturities of Long-Term Debt

The amount of long-term debt, including sinking fund installment requirements and excluding capital lease obligations, maturing in the next five years is as follows:

1997                        $1,784,000
1998                           603,333
1999                           700,000
2000                           700,000
2001                           800,000

Line of Credit

In 1994, the Company entered into a revolving line of credit agreement with a bank. The agreement provides for a maximum of $1.5 million to be borrowed and repaid upon demand. Interest accrues at the bank's prime rate plus .50% and is payable monthly. As of December 31, 1996, the Company had not borrowed against the line of credit.

NOTE 8--RELATED PARTY TRANSACTIONS

Technology Purchase Agreement

During 1990, the Company purchased the rights to patented technologies related to CEP from an employee and a member of the Company's Technical Advisory Board for $1,500,000. The purchased technology was expensed as research and development in process and the Company recorded a corresponding liability for $1,500,000. The amount is payable in annual payments of 25% of the Company's pre-tax profits, as defined; however, the Company may elect to accelerate the payments. As of December 31, 1996, $114,111 has been paid related to this agreement.

NOTE 9--RETIREMENT SAVINGS PLAN

The Company has a retirement savings plan under Section 401(k) of the Internal Revenue Code. This plan covers substantially all employees who meet minimum age and service requirements and allows participants to defer a portion of their annual compensation on a pre-tax basis. In addition, Company contributions to the plan may be made at the discretion of the Board of Directors. No Company contributions were authorized during the years ended December 31, 1996, 1995 and 1994.

NOTE 10--PREFERRED STOCK

Preferred stock may be issued at the discretion of the Board of Directors of the Company (without stockholder approval) with such designations, rights and preferences as the Board of Directors may determine from time to time. The preferred stock may have dividend, liquidation, conversion, voting or other rights which may be more expansive than the rights of the holders of the common stock.

In connection with the issuance of preferred stock in 1993, the Company issued a warrant to the placement agent to purchase up to 129,317 shares of Series C convertible preferred stock at $3.52 per share. This warrant converted into a warrant to purchase up to 43,105 shares of common stock at $10.56 per share upon completion of the Company's initial public offering. This warrant expires in January 1998.

                 MOLTEN METAL TECHNOLOGY, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



NOTE 11 -- COMMON STOCK

1989 Long Term Incentive Plan

The Company's 1989 Long Term Incentive Plan (the "1989 Plan") provides for the granting of incentive stock options, nonqualified stock options, restricted stock and stock appreciation rights to employees, directors and consultants of the Company. The Plan allows for the issuance of up to 8,299,383 shares of common stock through November 1999. The Board of Directors determines the term of each option, the option price, the number of shares for which each option is granted and the rate at which each option is exercisable. The exercise price of incentive stock options shall not be less than 100% of the fair market value of the common stock at the date of grant (110% for options granted to holders of more than 10% of the voting stock of the Company).

In 1993 and 1996, the Board of Directors of the Company amended the Plan to provide for the automatic grant of stock options (the "Automatic Grants") to directors who are not officers or employees of the Company ("Non-Employee Directors"). The Plan provides that each Automatic Grant will be made to any Non-Employee Director who is elected or reelected to the Board of Directors, will be for 25,000 shares of common stock, will vest over 20 quarters and will be exercisable at the fair market value as of the date of the Automatic Grant. Each Non-Employee Director will be eligible to receive additional Automatic Grants upon his or her reelection to the Board of Directors once their previous Automatic Grant has fully vested.

During 1996, the Company issued 60,000 shares of restricted common stock under the 1989 Plan to certain of its employees These shares vest at various times over the five year period following the grant date. Unvested shares are restricted as to disposition and subject to forfeiture under certain circumstances. Upon issuance of the restricted shares, unearned compensation was charged for the market value of the shares (which totaled approximately $2,006,000) and is being amortized ratably over the vesting period. The amount of compensation expense recognized in 1996 was $546,626. The weighted average grant date fair value of the shares was equal to the market price per share at the date of grant of $33.44.

A summary of stock option activity under the Company's stock option plans for the three years ended December 31, 1996 is as follows:

                                                                       WEIGHTED AVERAGE
                                                        SHARES          EXERCISE PRICE
Outstanding, December 31, 1993                         5,338,385          $    3.17

Granted                                                  923,169              20.81
Exercised                                               (254,499)             22.39
Canceled                                                (101,162)             18.09
                                                       ---------
Outstanding,  December 31, 1994                        5,905,893               5.75

Granted                                                  591,311              25.11
Exercised                                               (424,792)             28.30
Canceled                                                (179,193)             10.08
                                                       ---------
Outstanding, December 31, 1995                         5,893,219               7.67

Granted                                                  930,664              30.37

                 MOLTEN METAL TECHNOLOGY, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS




Exercised                                               (526,630)          31.24
Canceled                                                (252,369)          20.65
                                                       ---------
Outstanding,  December 31, 1996                        6,044,884          $10.80
                                                       =========
Exercisable,  December 31, 1996                        4,158,900          $ 5.48

Available for future grant, December 31, 1996          1,059,907


The following table summarizes information about stock options outstanding at December 31, 1996:

                           Options  Outstanding                                Options  Exercisable
                                       Weighted                                            Weighted
                        Number          average          Weighted           Number          average
Range of exercise   outstanding at     remaining          average       exercisable at   exercise price
prices                 12/31/96     contractual life   exercise price      12/31/96
$  .03 - $  .60       1,935,519        3.8 years           $  .28          1,932,019       $     .28
$ 2.10 - $ 3.00       1,625,164        3.9 years             3.00          1,340,095            3.00
$ 6.90 - $10.58         158,602        5.2 years             9.15            119,687            8.95
$12.00 - $18.00         442,269        7.3 years            15.40            147,384           15.59
$18.25 - $27.25         954,426        6.9 years            21.82            510,043           21.50
$27.75 - $38.50         928,904        8.8 years            33.17            109,672           35.43
                      ---------                                            ---------
                      6,044,884                                            4,158,900

The fair value of each option grant was estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions:

                                                1996           1995
                                             --------------------------
Expected dividend yield                              0%              0%
Expected stock price volatility                  72.99%          65.29%
Risk-free interest rate                      5.36-6.69%      5.51-7.76%
Expected option term                           5 years         5 years

The weighted average fair value of options granted was $19.82 and $15.17 for 1996 and 1995, respectively.

1993 Employee Stock Purchase Plan

In 1993, the Company adopted the 1993 Employee Stock Purchase Plan (the "1993 Plan"). Under the 1993 Plan, 500,000 shares of common stock are reserved for issuance to eligible employees at a purchase price of 85% of the lower of the closing price at the beginning or end of the six month option period. Payment for the shares to be purchased is made through payroll deductions, which may not exceed 15% of an employee's base compensation. In addition, no employee may purchase shares in any one year having a market value (determined at the beginning of the one year option period) greater than $25,000. Pursuant to the 1993 Plan, 17,862, 17,000 and 21,818 shares were purchased during 1996, 1995 and 1994, respectively, at prices of $19.13, $18.06 and $14.45, respectively.

                 MOLTEN METAL TECHNOLOGY, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS




The fair value of each stock purchase right under the 1993 Plan was estimated using the Black-Scholes option pricing model with the following assumptions:

                                                    1996             1995
                                                  ------------------------
Expected dividend yield                                  0%              0%
Expected stock price volatility                      118.8%           61.0%
Risk-free interest rate                                5.5%            5.7%
Expected option term                              6 months          1 year

The weighted average fair value of the stock purchase rights granted in 1996 and 1995 was $19.06 and $9.59, respectively.

Fair Value Disclosures

Had compensation cost for the 1989 Plan and the 1993 Plan been determined in accordance with FAS 123, the Company's net income (loss) and net income (loss) per share would have been as follows:

                                              Year ended
                                             December 31,
                                      1996                  1995
                                   ----------            ----------
Net income (loss)
   As reported                    $ (61,181,000)       $    355,000
   Pro forma                      $ (66,206,000)       $ (2,188,000)

Net income (loss) per share
  As reported                     $       (2.62)       $       0.01
  Pro forma                       $       (2.84)       $      (0.10)

The provisions of FAS 123 do not apply to options granted prior to January 1, 1995. Since options vest over several years and additional option grants are expected to be made in future years, the above pro forma disclosures are not necessarily representative of the pro forma effects of reported income for future years.

Stock Repurchase Program

In October 1996, the Board of Directors authorized the Company to repurchase up to 2,000,000 shares of its common stock. Under this authorization, 40,000 shares were repurchased by the Company in 1996.

Reserved Shares

At December 31, 1996, the Company had reserved 11,835,893 shares of its common stock for issuance under the 1989 Plan, under the 1993 Plan, upon conversion of the Notes and upon exercise of outstanding warrants.

                 MOLTEN METAL TECHNOLOGY, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS




NOTE 12--INCOME TAXES

Components of deferred taxes consist of the following:

                                                                            December 31,
                                                                     1996                   1995
                                                                     ----                   ----
Assets:
Net operating loss and tax credit carryforwards                  $ 33,704,000           $ 18,235,000
Accumulated losses of affiliate in excess of investment            14,174,000                     --
Accrued expenses                                                      768,000                405,000
Deferred compensation                                                 344,000                121,000
Deferred revenue                                                    2,810,000              2,617,000
Due to related parties                                                554,000                590,000
                                                                 ------------           ------------
    Gross deferred tax asset                                       52,354,000             21,968,000
Deferred tax asset valuation allowance                            (51,517,000)           (20,972,000)
                                                                 ------------           ------------
                                                                      837,000                996,000
Liabilities:
Depreciation and amortization                                        (837,000)              (996,000)
                                                                 ------------           ------------
                                                                           --                     --
                                                                 ============           ============


The Company has provided a full valuation allowance for deferred tax assets since the realization of these future benefits cannot be reasonably assured as of the end of each related year. The amount of the deferred tax asset considered realizable is subject to change based on estimates of future taxable income during the carryforward period. If the Company achieves sustained profitability, these deferred tax assets would be available to offset future income taxes, subject to potential limitation relating to ownership changes as discussed below. The Company will assess the need for the valuation allowance at each balance sheet date based on all available evidence.

At December 31, 1996, the Company had net operating loss carryforwards available to reduce taxable income, and research and development tax credit carryforwards available to reduce future tax liabilities, which expire as follows:

                                                       Research and
     Year of               Net operating              development tax
    expiration          loss carryforwards          credit carryforwards
    ----------          ------------------          --------------------
       2005                 $   349,000                 $    4,000
       2006                     103,000                     20,000
       2007                   6,288,000                    150,000
       2008                  16,569,000                    355,000
       2009                  15,123,000                    396,000
       2010                   4,275,000                    314,000
       2011                  37,906,000                    220,000
                            -----------                 ----------
                            $80,613,000                 $1,459,000
                            ===========                 ==========

A portion of the net operating loss carryforward totaling approximately $24,440,000, relating to deductions for incentive stock option disqualifying dispositions and exercises of non-qualified stock options, would be credited to additional paid-in capital upon realization. Ownership changes, as defined in the Internal Revenue Code, resulting from the issuances of stock may limit the amount of net operating loss and tax credit carryforwards that can be utilized annually to offset future taxable income or tax liability. The amount of the annual limitation is determined based upon the Company's value

                 MOLTEN METAL TECHNOLOGY, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS




immediately prior to the ownership change. Subsequent significant ownership changes could further limit the utilization of these carryforwards in future years.

NOTE 13 -- INVESTMENT IN JOINT VENTURE

In August 1994, the Company entered into a series of related agreements with Martin Marietta Corporation ("MMC") to form M4 Environmental L.P. ("M4"). MMC has since merged into Lockheed Martin Corporation ("LMC"), with LMC as the surviving corporation. M4 was formed to commercialize CEP to service the environmental remediation, waste management, decontamination, and decommissioning needs of the U.S. Department of Defense and U.S. Department of Energy (the "Market"). In December 1994, the Company and M4 entered into an agreement to include the United States Enrichment Corporation in the Market. In March 1996, MMT and LMC executed an agreement to expand M4 through the acquisition by M4 of the Retech division of a subsidiary of LMC. Under the terms of this expansion, LMC contributed certain of the assets of the Retech division to M4. The Company purchased substantially all of the remaining assets in exchange for 352,361 shares of its common stock, and then immediately contributed these assets to M4.

The Company and LMC, through wholly-owned subsidiaries, each own a 49.5% designated interest in M4 and a 50% interest in the corporation acting as the 1% general partner. Pursuant to the agreements with LMC, as amended in March 1996, LMC has agreed to fund M4's operations through August 1, 1999, including license fees payable to the Company and any equity required in order to obtain project financing for a CEP plant. However, this funding obligation is limited to $20 million in any fiscal year and $75 million over the life of M4. Also, in connection with the agreements executed in March 1996, LMC agreed to provide M4 with a $15 million working capital line of credit.

Pursuant to the agreements with LMC, the Company granted M4 an exclusive license, subject to certain exceptions, to use the CEP technology for the Market and to sublicense the CEP technology to qualified third parties for use in the Market for a period of 25 years. In 1995 and 1994, M4 paid the Company $6.5 million and $7.5 million, respectively, in license fees. Due to obligations of the Company pursuant to the agreements with LMC, the Company recognized revenue and income on the license fees over the two year period beginning in August 1994, the period over which those obligations were fulfilled. During 1996, 1995 and 1994, the Company recognized $4,083,000, $7,000,000 and $2,917,000, respectively, in revenue relating to the license fees. In September 1996, the Company, LMC and M4 entered into an agreement which expanded M4's license to include the demilitarization of Japanese chemical weapons. In return for the expansion of the license, the Company received a $5,000,000 license fee. Additionally, M4 was obligated to pay the Company a $2,000,000 success fee upon the start-up of each of the first three CEP plants developed by M4. During 1996 and 1995, the Company recognized $4,000,000 and $2,000,000, respectively, of revenue attributable to such fees.

The Company also has agreed to provide research and development and certain other technical services to M4 and its sublicensees and to sell certain CEP systems and components. During 1996, 1995 and 1994, the Company recognized revenue of approximately $42,121,000 , $21,568,000 and $219,000, respectively, related to such services and sales, which consist of the following:

                                                  1996                 1995                1994
                                                  ----                 ----                ----
Engineering and construction services          $37,768,000          $20,265,000          $     --
Research, development and
consulting services                              4,353,000            1,303,000           219,000
                                               -----------          -----------          --------
                                               $42,121,000          $21,568,000          $219,000
                                               ===========          ===========          ========

                 MOLTEN METAL TECHNOLOGY, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS




During 1996, 1995 and 1994, the Company recognized cost of revenue of approximately $42,232,000, $21,203,000 and $219,000, relating to such services and sales, which consists of the following:

                                                           1996                1995                1994
                                                           ----                ----                ----
Engineering and construction services                  $38,725,000          $19,873,000          $     --
Research, development and consulting services            3,507,000            1,330,000           219,000
                                                       -----------          -----------          --------
                                                       $42,232,000          $21,203,000          $219,000
                                                       ===========          ===========          ========

For items that are capitalized by M4, the portion of the gross profit representing the Company's designated ownership interest related to such sales has been deferred and included in cost of revenue from affiliate. The Company will recognize the deferred income over the period the related assets are depreciated or amortized by M4. At December 31, 1996 and 1995, approximately $7,024,000 and $2,460,000, respectively, are recorded as deferred income relating to such sales.

The Company accounts for its investment in M4 and the corporation acting as the general partner using the equity method. Under the M4 limited partnership agreement, the Company and LMC share equally in M4's revenues and other income and all expenses are allocated to LMC until the capital accounts of the Company and LMC are equal. Thereafter, as long as the capital accounts of the Company and LMC are equal, the Company and LMC share equally in the profits or losses of M4. The capital accounts became equal in the fourth quarter of 1996. Condensed financial information of M4 at December 31, 1996 and 1995 and for the years then ended is summarized below:

                                                      1996                    1995
                                                      ----                    ----
Current assets                                   $  16,059,000           $  5,879,000
Non-current assets                                  41,740,000             41,009,000
Total liabilities                                   92,397,000             20,694,000
Partners' capital (deficit)                        (34,597,000)            26,194,000
Revenue                                             19,158,000              1,510,000
Impairment charge for long-lived assets            (60,851,000)                    --
Net loss                                          (107,049,000)           (11,993,000)

Proposed Restructuring of M4

In March 1997, the Company and LMC executed a letter of intent to restructure their relationship currently embodied in M4. The letter of intent contemplates the following: (1) LMC would have the exclusive right to lead and pursue contracts for the clean up of the DOE's tanked waste site in Hanford, Washington, and the Company would provide directly to LMC certain construction and development services with respect to CEP. (2) The Company would have the exclusive right to lead and pursue the worldwide opportunities for processing UF6 and LMC would have the right to participate in this market on a case-by-case basis, subject to mutual agreement of the parties. (3) The Company and LMC would form a new limited liability company to pursue the processing of chemical weapons worldwide. (4) Retech would be transferred to LMC. (5) The Company would become the sole owner of M4. After giving effect to the restructuring, M4's principal asset would be the Technology Center in Oak Ridge, Tennessee (the "M4 Technology Center"). The Company would be responsible for the operation of the M4 Technology Center and would be entitled all future revenue from such operations. The Company and LMC have agreed to share equally the debt service of the $38 million of bonds issued by the Industrial

                 MOLTEN METAL TECHNOLOGY, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS




Development Board of Oak Ridge relating to the M4 Technology Center. (6) LMC would forgive $15 million outstanding on M4's line of credit, and the Company would contribute outstanding accounts receivable of $14.6 million to M4's capital. This amount is included in accumulated losses of affiliate in excess of investment at December 31, 1996. (7) LMC and the Company generally would share equally in substantially all of the costs of the restructuring. (8) All existing agreements between the Company, LMC and M4 would be terminated, including the CEP license to M4. (9) LMC and the Company would establish a first offer process pursuant to which they will jointly discuss new market opportunities within the Market prior to pursuing them individually.

NOTE 14--COLLABORATIVE AGREEMENTS

Agreement with the Electric Power Research Institute, Inc.

In 1995, the Company entered into an agreement with the Electric Power Research Institute, Inc. ("EPRI"), a nonprofit organization dedicated to fostering research and development of technologies that support the electric power industry. Pursuant to the agreement, EPRI agreed to fund certain research and development programs and to provide marketing and financing support for future CEP projects. In exchange for the marketing and financing support, EPRI received a warrant to purchase up to 100,000 shares of the Company's common stock at an exercise price of $23.375 per share. The warrant will vest in increments if, as a result of the agreement with EPRI, the Company closes a contract for a CEP plant for which EPRI has provided minimum levels of funding and upon customer acceptance of such plants. The warrant expires on July 7, 2015.

Pursuant to the Securities and Exchange Commission Staff Accounting Bulletin No. 57 Topic 5-K, an expense is to be recorded by the Company in the amount equal to the aggregate difference between the exercise price of the warrant and the market price of the common stock as of the dates the warrant vests. This expense, if any, will be recognized as the warrant vests. The Company has not recorded any expense related to these warrants through December 31, 1996.

Collaborative Relationship with Rollins Environmental Services, Inc.

In 1991, the Company entered into a joint development and commercialization agreement with Rollins Environmental Services, Inc. ("Rollins"). The agreement provides that the Company will analyze the application of CEP to specific Rollins waste streams for fees based on the hours worked by the Company.

In 1992, the agreement was superseded. Under the revised terms, Rollins agreed to pay the Company $50,000 per month for two years beginning September 1, 1992. In consideration for these payments, the Company provided research and development and other services to Rollins and Rollins obtained an option to license the Company's technology for CEP systems at any of Rollins' three waste processing facilities existing on September 1, 1992. If Rollins decides to license a CEP system at any of these existing facilities, Rollins will be entitled to set off against payments due to the Company all amounts paid under the original and amended agreements, provided that in any year, no reduction shall exceed 25% of the amounts payable by Rollins to the Company. Such right of set off is conditioned on the commercialization and licensing of a CEP system at one of Rollins' three facilities existing on September 1, 1992. Revenue of $400,000 was recognized under the revised agreement during 1994.

Development Services Agreement with Fluor Daniel Environmental Services, Inc.

In 1992, the Company entered into a Development Services Agreement with Fluor Daniel Environmental

                 MOLTEN METAL TECHNOLOGY, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS




Services, Inc. ("Fluor Daniel"), an affiliate of Fluor Daniel, Inc., an international engineering and construction firm. Under the terms of the agreement, Fluor Daniel provided $1.2 million in feasibility studies, designs, cost estimation and other services in support of commercial plant evaluations, designs, front-end engineering and other services for potential CEP applications during 1992 and 1993. During 1994, Fluor Daniel exercised its option to invest the $1.2 million in shares of common stock, par value $.01 ("Common Stock") of the Company at an agreed upon price of $10.56 per share. Also during 1994, Fluor Daniel and the Company extended the agreement for up to five years. Pursuant to this agreement, Fluor Daniel provided an additional $4 million in services to the Company during 1994 and 1995. In consideration for such services, Fluor Daniel received additional Common Stock of the Company at a price equal to the average market price of the stock in the 10 trading days prior to the end of each calendar quarter during which the services were provided. In addition, during the term of the agreement, Fluor Daniel shall be the primary provider of engineering, procurement, construction and implementation services for CEP plants owned and operated by the Company and shall be entitled to receive project fees based upon the cost of such services for specific CEP facilities managed by Fluor Daniel. The Company will be obligated to pay Fluor Daniel 2% of certain licensing fees and royalty payments received by the Company during the term of the agreement as a result of the licensing of CEP technology.

During the years ended December 31, 1995 and 1994, Fluor Daniel provided $2,542,000 and $1,158,000 respectively, in services to the Company under this agreement. During the years ended December 31, 1995 and 1994, Fluor Daniel received 139,098 and 148,719 shares of Common Stock of the Company, respectively, for payment of services performed under the agreement. During 1996, all services provided by Fluor Daniel were paid for in cash by the Company.

Sales Representative Agreement with Am-Re Services, Inc.

Am-Re Services, Inc. ("Am-Re") has agreed to provide services to the Company relating to obtaining environmental impairment liability insurance and project financing for the first five commercial CEP facilities to be developed by the Company. In exchange for providing these services, and subject to certain vesting requirements, Am-Re Services was granted a warrant (the "Insurance Warrant") to purchase up to 125,000 shares of common stock at $12.25 per share and a second warrant (the "Project Finance Warrant") to purchase up to 250,000 shares of common stock (of which 200,000 shares may be purchased at $12.25 per share and 50,000 shares at $18.37 per share). The Insurance Warrant vests according to a schedule based upon the Company obtaining acceptable environmental impairment insurance for the first five CEP facilities developed by the Company. The Project Finance Warrant vests according to a schedule based upon the Company obtaining acceptable project financing by or through Am-Re Services for the first five CEP plants which are developed by the Company and require project financing. The Insurance Warrant and the Project Finance Warrant expire in 2013.

Pursuant to the Securities and Exchange Commission Staff Accounting Bulletin No. 57 Topic 5-K, an expense is to be recorded by the Company in the amount equal to the aggregate difference between the exercise price of the warrants and the market price of the common stock as of the dates the warrants vest. This expense, if any, will be recognized over the term of the environmental impairment insurance or project financing that causes vesting of the applicable warrant. The Company has not recorded any expense related to these warrants through December 31, 1996.

Collaborative Relationship with E.I. Du Pont de Nemours and Company

Pursuant to an agreement dated October 25, 1991, E.I. Du Pont de Nemours and Company ("Du Pont") agreed to provide $1,500,000 to the Company for the design and development of the Fall River Facility.

                 MOLTEN METAL TECHNOLOGY, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS




In consideration for the funding provided, Du Pont has received a right for priority usage of the facility for the five-year period beginning in September 1993. The Company will receive consideration from Du Pont at market rates for such priority usage. Subject to the terms of the agreement, if the Company gains or has gained a commercial installation for a specified waste stream with a right to receive royalties, tolling income or their equivalent by December 31, 1997, the Company will be obligated to repay the $1,500,000.

The obligation of the Company to repay Du Pont is conditioned on the commercialization and sale of CEP systems for specified waste streams. In the event that such CEP systems are not commercialized, the Company shall have no obligation to repay Du Pont.

NOTE 15 - FINANCIAL INSTRUMENTS FAIR VALUE DISCLOSURE

The following summary disclosures are made in accordance with the provisions of Statement of Financial Accounting Standards No. 107, "Disclosures About Fair Value of Financial Instruments" ("FAS 107"), which requires the disclosure of fair value information about financial instruments when it is practicable to estimate the value.

                                   December   31, 1996                December   31, 1995
                                   -------------------                -------------------
                               Carrying          Estimated          Carrying         Estimated
                                Amount           Fair Value          Amount          Fair Value
                                ------           ----------          ------          ----------
Assets:
Cash and cash
equivalents                  $ 19,679,104       $ 19,679,104       $ 6,644,856       $ 6,644,856
Short-term
investments                   109,388,659        109,388,659        79,631,394        79,631,394

Liabilities:
Convertible debt              143,750,000        100,860,000                --                --
Other long-term
debt                           22,887,820         24,032,210        23,079,005        23,079,005

The following methods and assumptions were used in estimating the fair values of financial instruments:

Cash and cash equivalents - The carrying amounts reported in the balance sheet for cash and cash equivalents approximate their estimated fair values.

Short-term investments and convertible debt - The fair values of short-term investments and convertible debt are based on quoted market prices.

Other long-term debt - The fair value of the remaining long-term-debt, including current portion, approximates the carrying value at December 31, 1996 and 1995. Rates currently available to the Company for debt with similar terms are used to estimate fair value of existing debt.

                 MOLTEN METAL TECHNOLOGY, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS




NOTE 16 -- COMMITMENTS AND CONTINGENCIES

Leases

The Company leases equipment and office space under noncancelable operating leases which expire on various dates through 2005. The Company also leases certain fixed assets under noncancelable capital leases which expire on various dates through 1997. Future minimum payments under these leases are as follows:

                                                   Operating            Capital
Year                                                 Leases             Leases
----                                                 ------             ------
1997                                             $  4,934,000           $118,000
1998                                                5,044,000                 --
1999                                                4,582,000                 --
2000                                                4,071,000                 --
2001                                                4,049,000                 --
Thereafter                                          7,267,000                 --
                                                 ------------           --------
Total minimum lease payments                     $ 29,947,000            118,000
                                                 ============
Less--Amount representing interest                                       (18,000)
                                                                        --------
Present value of minimum lease payments                                 $100,000
                                                                        ========

Total rent expense under noncancelable operating leases was $2,206,000, $1,389,000, and $1,022,000 during the years ended December 31, 1996, 1995 and 1994, respectively. In September 1996, the Company entered into a seven year lease for additional office space in Waltham, Massachusetts that will be used for future growth, if necessary. The lease term begins March 1, 1997 and amounts representing future minimum payments under the lease are included above. The Company intends to sublease this space until it is needed. Based on information currently available to the Company, $1,300,000 was accrued as of December 31, 1996 for the excess of lease payments due during the term of the lease over estimated sublease income. However, there are no assurances that the Company will be able to locate subtenants for this space or enter into satisfactory subleases under the terms assumed for purposes of estimating this accrual. It is reasonably possible that the estimates made by management of anticipated sublease income will change significantly in the near term and the result of any such change could be material to future results of operations.

Litigation

In February and March 1997, purchasers of the Company's common stock filed five purported class action suits against the Company and certain of its present and former directors and executive officers in the United States District Court for the District of Massachusetts. The complaints variously allege that defendants made false and misleading statements and disseminated financial statements not prepared in accordance with generally accepted accounting principles, in violation of federal securities laws and state law, in order to enhance the value of the Company's common stock and to enable the Company to issue securities and the individual defendants to sell shares of the Company's common stock at inflated prices. Each of the suits seeks compensatory damages for unspecified alleged losses during the class periods, the longest of which extends from September 26, 1995 through October 21, 1996. These actions are at an early procedural stage. While the Company has not yet filed answers to the complaints, the Company intends to deny liability with respect to these actions. However, the ultimate outcome cannot be determined at present. As such, no provision for liability from these suits has been made in the financial statements as of December 31, 1996.

                 MOLTEN METAL TECHNOLOGY, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS




The Company has certain contingent liabilities resulting from other litigation and claims incident to the ordinary course of business. Management believes that the probable resolution of such contingencies will not materially affect the financial condition or results of operations of the Company.

Contingent Payment Related to Purchase of Intangible Assets

Pursuant to an agreement to purchase certain intangible assets (Note 6), if the Company constructs and operates, or licenses to a third party to construct and operate, a coal gasification system that uses a molten metal bath as the reaction medium, then after the first year of profitable commercial operation of such system, the Company will pay $500,000 to the seller of the intangible assets. Such payment will be required only if the plant is completed prior to December 31, 1998.

NOTE 17--QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

Certain billings by the Company to M4 for engineering and construction, research and development and consulting services were disputed by M4 and were not paid by M4. The Company has investigated the circumstances of these disputes and has determined that the Company's quarterly results of operations should be restated for the periods ended June 30, 1996 and September 30, 1996. Revenue of $2.593 million has been reversed in the quarter ended June 30, 1996 because of a dispute regarding the obligation underlying billings in that amount for that quarter. Revenue of $481,000 has been reversed and a charge to bad debt expense in the amount of $1.484 million has been recorded in the quarter ended September 30, 1996 to reflect the doubtful collection, because of an additional dispute arising prior to the close of the Company's third quarter accounts, of billings for $1.965 million for the third and prior quarters. The Company is not pursuing collection of these disputed amounts. The Company intends to amend its prior filings on Form 10-Q for the quarters ended June 30, 1996 and September 30, 1996 to reflect these adjustments. In the opinion of management, all adjustments necessary to revise the quarterly financial statements have been recorded. Following is a summary of the unaudited quarterly results of operations for these quarters:

                                                 Quarter Ended
As Previously Reported:               June 30, 1996      September 30, 1996
                                      -------------      ------------------
Revenue                                $20,447,000          $ 15,557,000
Income (loss) from operations            1,529,000            (3,886,000)
Net income (loss)                        2,084,000            (3,308,000)
Net income (loss) per share            $      0.08          $      (0.14)


                                                 Quarter Ended
As Restated:                          June 30, 1996      September 30, 1996
                                      -------------      ------------------
Revenue                                $ 17,854,000         $ 15,076,000
Loss from operations                     (1,064,000)          (5,851,000)
Net loss                                   (509,000)          (5,273,000)
Net loss per share                     $      (0.02)        $      (0.22)

================================================================================


     NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY.

     THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE COMMON STOCK TO WHICH IT RELATES OR OF SUCH COMMON STOCK IN ANY STATE OR OTHER JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL. EXCEPT WHERE OTHERWISE INDICATED HEREIN, THIS PROSPECTUS SPEAKS AS OF ITS DATE AND NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.


                             ********************



                               TABLE OF CONTENTS

               Risk Factors................................    3
               The Company.................................    8
               Use of Proceeds.............................    8
               Price Range of Common Stock.................    8
               Dividend Policy.............................    8
               Capitalization..............................    9
               Selected Consolidated Financial Data........   10
               Management's Discussion and Analysis
                of Financial Condition and Results of
                Operations.................................   11
               Business....................................   22
               Management..................................   39
               Certain Transactions........................   46
               Principal Stockholders......................   47
               Description of Capital Stock................   50
               Selling Stockholders........................   55
               Plan of Distribution........................   56
               Changes in Accountants......................   57
               Legal Matters...............................   57
               Experts.....................................   57







                                7,427,064 SHARES

                                  COMMON STOCK





                        [MOLTEN METAL TECHNOLOGY LOGO]
                             MOLTEN METAL TECHNOLOGY




                             --------------------

                                   PROSPECTUS

                             --------------------






                                __________, 1997


================================================================================

                 PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The expenses in connection with the issuance and distribution of the securities being registered are set forth in the following table (all amounts except the registration fee are estimated):

       Registration fee......................................................      $   14,085.81
       Accountants' fees and expenses........................................      $   25,000
       Legal fees and expenses...............................................      $   95,000
       Placement Agent's and Advisory Fees...................................      $1,300,000

  Total......................................................................      $1,434,085.81

     All expenses in connection with the issuance and distribution of the securities being offered shall be borne by the Company.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 ("Section 145") of the Delaware General Corporation Law provides a detailed statutory framework covering indemnification of directors and officers against liabilities and expenses arising out of legal proceedings brought against them by reason of their status or service as directors or officers. Article Seven of the Registrant's By-Laws provides for indemnification of directors and officers to the full extent permitted by Section 145. Section 145 generally provides that a director or officer of a corporation (i) shall be indemnified by the corporation for all expenses of such legal proceedings when he/she is successful on the merits, (ii) may be indemnified by the corporation for the expenses, judgments, fines and amounts paid in settlement of such proceedings (other than a derivative suit), even if he/she is not successful on the merits, if he/she acted in good faith and in a manner he/she reasonably believed to be in or not opposed to the best interests of the corporation (and, in the case of criminal proceeding, had no reasonable cause to believe his/her conduct was unlawful), and (iii) may be indemnified by the corporation for expenses of a derivative suit (a suit by a shareholder alleging a breach by a director or officer of a duty owed to the corporation), even if he/she is not successful on the merits, if he/she acted in good faith and in a manner he/she reasonably believed to be in or not opposed to the best interests of the corporation. No indemnification may be made under clause (iii) above, however, if the director or officer is adjudged liable for negligence or misconduct in the performance of his/her duties to the corporation, unless a court determines that, despite such adjudication, but in view of all of the circumstances, he/she is entitled to indemnification. The indemnification described in clauses (ii) and (iii) above may be made only upon a determination that indemnification is proper because the applicable standard of conduct has been met. Such a determination may be made by a majority of a quorum of disinterested directors, independent legal counsel, the stockholders or a court of competent jurisdiction. The board of directors may authorize advancing litigation expenses to a director or officer upon receipt of an undertaking by such director or officer to repay such expenses if it is ultimately determined that he/she is not entitled to be indemnified for them.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

     In September 1997, the Company issued $20.4 million of its Series A Convertible Participating Preferred Stock, $.01 par value per share (the "Series A Preferred Stock") and warrants to purchase 566,000 shares of Common Stock. Based on representations made by the purchasers, the Series A Preferred Stock was offered and sold to a limited number of institutional accredited investors in accordance with the exemption from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), provided by Regulation D. The Series A Preferred Stock is convertible into shares of the Company's Common Stock. The warrants were issued to the placement agent for such Series A Preferred Stock in a private placement which, based on representations made by the placement agent, was made in accordance with the exemption from the registration requirements of the Securities Act provided in Section 4(2) of the Securities Act. The warrants are exercisable at any time over a three year period at an exercise price of $6.625 per share.

     In May 1996, the Company issued $143,750,000 of its 5.50% Convertible Subordinated Notes Due 2006 (the "Notes"). The Notes are convertible at the option of the holder into shares of the Company's Common Stock at a conversion price of $38.75 per share. The Notes were offered and sold to qualified institutional buyers in accordance with the exemption from the registration requirements of the Securities Act provided by Rule 144A and to a limited number of other institutional accredited investors (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act) that executed and delivered a representation letter to the Company. In addition, certain of the Notes were sold outside the United States in accordance with procedures intended to support the Company's reliance on the exemption from the registration requirements of the Securities Act provided by Regulation S. The principal underwriters for this offering were Lazard Freres & Co. LLC, Alex. Brown & Sons Incorporated and Oppenheimer & Co., Inc. The Notes were purchased by these underwriters at a purchase price of 100% of principal amount less an aggregate offering discount of 3.0% of the principal amount.

     In connection with the acquisition of certain assets of the Retech division by M4, MMT issued a total of 352,361 shares of its Common Stock to LMC on April 30, 1996, and December 18, 1996. These shares were acquired by Lockheed Environmental Systems & Technologies Co. ("LESAT"), an indirect wholly-owned subsidiary of LMC, as consideration for the sale of certain assets of Retech and were then transferred by LESAT to LMC. The assets purchased by MMT were deemed to have a value of approximately $11.2 million. The shares were issued in accordance with the exemption from the registration requirements of the Securities Act provided in Section 4(2) of the Securities Act.

     Pursuant to an agreement between the Company and the Electric Power Research Institute, Inc. ("EPRI"), EPRI agreed to fund certain research and development programs and to provide marketing and financing support for future CEP projects. In exchange for the marketing and financing support, EPRI received a warrant to purchase up to 100,000 shares of the Company's Common Stock at an exercise price of $23.375 per share. The warrant will vest in increments if, as a result of the agreement with EPRI, the Company closes a contract for a CEP plant for which EPRI has provided minimum levels of funding and upon customer acceptance of such plants. The warrant expires on July 7, 2015. The warrant was issued in accordance with the exemption from the registration requirements of the Securities Act provided in Section 4(2) of the Securities Act.

     As payment for the provision of feasibility studies, designs, cost estimations and other services by Fluor Daniel Environmental Services, Inc. ("Fluor Daniel") during 1992 and 1993, the Company issued 113,636 shares of its Common Stock to Fluor Daniel in 1994 at a price of $10.56 per share. As payment for the provision of engineering and other services by Fluor Daniel, the Company issued an aggregate of 35,083 shares of its Common Stock at prices ranging from $19.64 per share to $24.10 per share during 1994, and issued an aggregate of 139,098 shares of its Common Stock at prices ranging from $18.30 per share to $27.04 per share during 1995. The shares were issued in accordance with the exemption from the registration requirements of the Securities Act provided in
Section 4(2) of the Securities Act.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

        (a)      Exhibits:

Exhibit No.                                 Description
-----------                                 -----------

z 2.1      -    Master Restructuring Agreement dated as of June 16, 1997 between the Company and Lockheed Martin
                Corporation.  *15* (2.1).
  3.1      -    Amended and Restated Certificate of Incorporation of the Registrant.  *4* (3.1).
  3.2      -    Amended and Restated By-Laws of Registrant.  *4* (3.2)
  4.1      -    Specimen Certificate for Shares of the Registrant's Common Stock, $.01 par value.  *1* (4.1)
* 5        -    Opinion of Elliot J. Mark, Esq. with respect to the validity of the shares being registered.
s 10.1     -    Pilot Plant Agreement dated as of October 25, 1991 between the Registrant and E.I. du Pont de
                Nemours and Company, as amended by the Pilot Plant Funding Agreement Addendum dated as of February
                10, 1992.  *1* (10.2)
  10.2     -    Agreement dated as of December 20, 1991 between the Registrant and L'Air Liquide S.A.  *1* (10.4)
  10.3     -    Lease dated as of July, 1993 for Two University Office Park, Waltham, Massachusetts.  #2# (10.8)
  10.4     -    Lease dated as of June 29, 1992 between the Greater Fall River Development Corporation and the
                Registrant for the property located at 421 Currant Road, Fall River, Massachusetts.  *1* (10.6)
  10.5     -    Strategic Alliance and Investment Agreement dated as of May 3, 1993 between the Registrant and
                Am-Re Services, Inc.  #1# (19(a))
  10.6     -    Environmental Impairment Insurance Common Stock Warrant issued by the Registrant to Am-Re
                Services, Inc.  #1# (19(b))

  10.7     -    Project Financing Common Stock Warrant issued by the Registrant to Am-Re Services, Inc.  #1#
                (19(c))
  10.8     -    Registration Rights Agreement dated as of May 3, 1993 among the Registrant, Am-Re Services, Inc.
                and American Reinsurance Company.  #1# (19(d))
s 10.9     -    Asset Purchase Agreement dated as of July 7, 1992 between the Registrant and IPS Interproject
                Service AB and IPS Interproject Processteknik AB.  *2* (10.8)
  10.10    -    Technology Assignment Agreement dated as of May 31, 1990 between the Registrant and Christopher J.
                Nagel and Robert D. Bach, as clarified by the Clarification Agreement dated as of May 31, 1990 and as amended by the Amendment to Technology Assignment Agreement dated as of October 12, 1990.  *1*
                (10.9)
> 10.11    -    Employment Agreement dated as of June 30, 1990 between the Registrant and William M. Haney, III.
                *1* (10.11)
> 10.12    -    Letter Agreement dated as of October 1, 1991 from the Registrant to William M. Haney, III regarding employment.  *1* (10.12)
> 10.13    -    Employment Agreement dated as of May, 1993 between the Registrant and Eugene Berman.  *4* (10.16)
> 10.14    -    Employment Agreement dated as of April 1, 1996 between the Registrant and G. Earl McConchie.  #14#
                (10.14)
> 10.15    -    Registrant's Amended and Restated 1989 Long Term Incentive Compensation Plan, as amended effective
                March 27, 1996.  #14# (10.15)
> 10.16    -    Registrant's 1993 Employee Stock Purchase Plan.  *3* (28.2)
> 10.17    -    Registrant's 1992 Restricted Common Stock Award Plan.  *1* (10.14)
  10.18    -    Form of Employee Non-Disclosure, Development and Non-Competition Agreement of the Registrant.  *1*
                (10.16)
  10.19    -    Loan Agreement dated February 4, 1993 between the Registrant and Jobs for Fall River, Inc.  *1*
                (10.18)
  10.20    -    $1,800,000 Promissory Note, dated February 4, 1993, made by the Registrant in favor of Jobs for
                Fall River, Inc.  *1* (10.19)
  10.21    -    $50,000 Promissory Note, dated February 4, 1993, made by the Registrant in favor of Jobs for Fall
                River, Inc.  *1* (10.20)
  10.22    -    $150,000 Promissory Note, dated February 4, 1993, made by the Registrant in favor of Jobs for Fall
                River, Inc.  *1* (10.21)
  10.23    -    Security Agreement dated February 4, 1993 between the Registrant and Jobs for Fall River, Inc.
                *1* (10.22)
  10.24    -    Letter Agreement dated February 4, 1993 between the Registrant and Jobs for Fall River, Inc.
                regarding security for loan made by Jobs for Fall River, Inc. to the Registrant.  *1* (10.23)
  10.25    -    Contract No. DE-AC21-9MC30171 dated September 30, 1993 between the Registrant and the United
                States Department of Energy, Morgantown Energy Technology Center.  *4* (10.31)
t 10.26    -    Modification to Contract No. DE-AC21-9MC30171 dated March 24, 1994  between the Registrant and the
                United States Department of Energy, Morgantown Energy Technology Center.  #3# (10.32)
  10.27    -    First Amendment to Lease, dated September 21, 1994, between the Registrant and Connecticut General
                Life Insurance Company.  #5# (10.1)
  10.28    -    Lease dated as of July 1, 1994 by and between the Registrant and the Greater Fall River
                Development Corporation.  #5# (10.2)
u 10.29    -    Master Agreement For Government Market Development and Commercialization of CEP Technology, dated as of August 9, 1994, between the Registrant and Martin Marietta Corporation.  #5# (10.3)
  10.30    -    Loan Agreement, dated as of August 1, 1994, between the Registrant and the Massachusetts
                Industrial Finance Agency.  #5# (10.4)
  10.31    -    Underwriting Agreement dated as of August 26, 1994, between the Massachusetts Industrial Finance
                Agency and CS First Boston Corporation, and approved by the Registrant.  #5# (10.5)
  10.32    -    Letter of representation dated as of August 26, 1994 from Molten Metal Technology, Inc. to the
                Massachusetts Industrial Finance Agency and CS First Boston Corporation.  #5# (10.6)
v 10.33    -    Development Agreement dated as of May 3, 1995 between the Registrant and Hoechst Celanese Chemical
                Group, Inc. ("HCC").  #7# (10.1)
v 10.34    -    Feedstock Supply Agreement dated as of May 3, 1995 between the Registrant and HCC.  #7# (10.2)


v 10.35    -    Synthesis Gas Purchase and Sale Agreement dated as of May 3, 1995 between the Registrant and HCC.
                #7# (10.3)
w 10.36    -    Sales Representative and Master Services Agreement dated as of February 29, 1996 between the
                Registrant and Uhde.  #8# (10.1)
w 10.37    -    Partnership Restructuring Agreement dated as of March 15, 1996 between the Registrant, LMC and
                M4.  #8# (10.2)
  10.38    -    Purchase Agreement dated as of April 25, 1996 between the Company and Lazard Freres & Co. LLC.*
                #8# (10.3)
  10.39    -    Indenture dated as of May 1, 1996 between the Company and The Bank of New York, as Trustee.*  #8#
                (10.4)
x 10.40    -    Commercial Mixed Waste Processing Agreement dated as of December 12, 1995 between the Registrant and M4 Environmental L.P.  #9# (10.38)
  10.41    -    Lease dated as of March 4, 1996 for 400-2 Totten Pond Road, Waltham, Massachusetts.  #9#(10.3)
  10.42    -    Agreement for Expansion of License (Japanese Chemical Weapons) dated as of September 26, 1996 between the Registrant and M4.  #10# (10.1)
  10.43    -    Lease dated as of September 16, 1996 for 400-1 Totten Pond Road, Waltham, Massachusetts.  #10#
                (10.2)
  10.44    -    Asset Purchase Agreement dated as of December 10, 1996 between the Registrant, MMT of Tennessee
                Inc., Westinghouse Electric Corporation and The Scientific Ecology Group, Inc.  #11# (10.1)
  10.45    -    Asset Purchase Agreement dated as of January 29, 1997 between MMT of Tennessee Inc. and VECTRA
                Technologies, Inc.  #12# (10.1)
z 10.46    -    Joint Venture Master Agreement dated as of October 30, 1996 between Nichimen Corporation, NKK
                Plant Engineering Corporation.  #14# (10.46)
  10.47    -    Limited Liability Company Agreement of Lockheed Martin Chemical Demilitarization Systems LLC dated as of June 16, 1997.  #15#(10.1)
  10.48    -    License Agreement dated as of June 16, 1997 between the Company, Lockheed Martin Chemical
                Demilitarization Systems LLC, and Lockheed Martin Corporation.  #15#(10.2)
z 10.49    -    Asset Transfer Agreement dated as of June 16, 1997 between the Company, Lockheed Martin Advanced
                Environmental Systems, Inc., M4 Environmental L.P., and Lockheed Martin Corporation.  #15#(10.3)
  11       -    Computation of Primary, Fully Diluted and Supplementary Net Income (Loss) Per Share.  #14# (11)
  16       -    Letter re:  Change of Accountants.  #13# (A)
  21       -    Subsidiaries of the Registrant.  #14# (21)
 *23.1     -    Consent of Price Waterhouse LLP re:  financial statements of the Registrant.
 *23.2     -    Consent of Price Waterhouse LLP re:  financial statements of M4 Environmental L.P.
 *27       -    Financial Data Sheet for 1996 10-K
  99.1     -    Securities Purchase Agreement, dated as of September 5, 1997, by and among the Company, CC
                Investments, LDC, Stark International, Sheperd Investments International, Ltd., Nelson Partners
                and Olympus Securities, Ltd. (the "Purchasers").  #16# (99.1)
  99.2     -    Certificate of Designations, Preferences and Rights of Series A Convertible Participating
                Preferred Stock.  #16# (99.2)
  99.3     -    Warrant, dated September 8, 1997, by and between the Company and GEM Ventures Ltd.  #16# (99.3)
  99.4     -    Registration Rights Agreement, dated as of September 5, 1997 by and among the Company, the
                Purchasers and GEM Ventures Ltd.  #16# (99.4)

----------------

*        Filed herewith.

>        Management contract or compensatory plan filed pursuant to item 14(c) of Form 10-K.
s        An unexpired order granting confidential treatment to deleted portions of Exhibits 10.1 and 10.9 was issued on February 9, 1993.
t        An unexpired order granting confidential treatment to deleted portions of Exhibit 10.26 was issued on May
         11, 1994.
u        An unexpired order granting confidential treatment to deleted portions of Exhibit 10.29 was issued on January 6, 1995.



v        An unexpired order granting confidential treatment to deleted portions of Exhibits 10.33, 10.34 and 10.35 was issued on October 20, 1995.
w        An unexpired order granting confidential treatment to deleted portions of Exhibits 10.36 and 10.37 was issued on September 26, 1996.
x        An unexpired order granting confidential treatment to deleted portions of Exhibit 10.40 was issued on July 30, 1996.
y        An unexpired order granting confidential treatment to deleted portions of Exhibit 10.46 was issued on September 8, 1997.
z        Certain portions of Exhibits 2.1 and 10.49 have been omitted and confidential treatment has been requested for such portions. Complete copies of these Exhibits have been filed separately with the Securities and Exchange Commission.

*1*      Incorporated by reference to the designated exhibit to the Registration Statement on Form S-1 of the
         Registrant (Registration No. 33-56392) filed on December 24, 1992.
*2*      Incorporated by reference to the designated exhibit to Amendment No. 3 to the Registration Statement on
         Form S-1 of the Registrant (Registration No. 33-56392) filed on February 8, 1993.
*3*      Incorporated by reference to the designated exhibit to the Registration Statement on Form S-8 of the
         Registrant (Registration No. 33-65688) filed on July 6, 1993.
*4*      Incorporated by reference to the designated exhibit to Amendment No. 1 to the Registration Statement on
         Form S-1 of the Registrant (Registration No. 33-70210) filed on November 30, 1993.
#1#      Incorporated by reference to the designated exhibit to the Registrant's
         Quarterly Report on Form 10-Q for the quarter ended March 31, 1993.
#2#      Incorporated by reference to the designated exhibit to the Registrant's
         Quarterly Report on Form 10-Q for the quarter ended June 30, 1993.
#3#      Incorporated by reference to the designated exhibit to the Registrant's
         Annual Report on Form 10-K for the year ended December 31, 1993.
#4#      Incorporated by reference to the designated exhibit to the Registrant's
         Quarterly Report on Form 10-Q for the quarter ended June 30, 1994.
#5#      Incorporated by reference to the designated exhibit to the Registrant's
         Quarterly Report on Form 10-Q for the quarter ended September 30, 1994.
#6#      Incorporated by reference to the designated exhibit to the Registrant's
         Annual Report on Form 10-K for the year ended December 31, 1994.
#7#      Incorporated by reference to the designated exhibit to the Registrant's
         Quarterly Report on Form 10-Q for the quarter ended June 30, 1995.
#8#      Incorporated by reference to the designated exhibit to the Registrant's
         Quarterly Report on Form 10-Q for the quarter ended June 30, 1996.
#9#      Incorporated by reference to the designated exhibit to the Registrant's
         Annual Report on Form 10-K for the year ended December 31, 1995.
#10#     Incorporated by reference to the designated exhibit to the Registrant's
         Quarterly Report on Form 10-Q for the quarter ended September 30, 1996.
#11#     Incorporated by reference to the designated exhibit to the Registrant's
         Current Report on Form 8-K filed on January 3, 1997.
#12#     Incorporated by reference to the designated exhibit to the Registrant's
         Current Report on Form 8-K filed on February 13, 1997.
#13#     Incorporated by reference to the designated exhibit to the Registrant's
         Current Report on Form 8-K filed on April 3, 1997.
#14#     Incorporated by reference to the designated exhibit to the Registrant's
         Annual Report on Form 10-K for the year ended December 31, 1996.
#15#     Incorporated by reference to the designated exhibit to the Registrant's
         Current Report on Form 8-K filed on June 25, 1997.
#16#     Incorporated by reference to the designated exhibit to the Registrant's
         Current Report on Form 8-K filed on September 11, 1997.

     (b) Financial Statement Schedules and Financial Statements of M4

          (1)  For the three years ended December 31, 1996:

               II   - Valuation and Qualifying Accounts

          (2) The financial statements of M4 Environmental L.P. set forth in the list below are incorporated herein by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 1996.

               Report of Independent Accountants
               Balance Sheet at December 31, 1996 and 1995
               Statement of Operations for the years ended December 31, 1996 and 1995 and the period from inception (August 8, 1994) through December 31, 1994 (unaudited)
               Statement of Changes in Partners' Capital (Deficit) for the
                   period from inception (August 8, 1994) through December 31, 1996
               Statements of Cash Flows for the years ended December 31, 1996 and 1995 and the period from inception (August 8, 1994) through December 31, 1994(unaudited)
               Notes to Financial Statements


ITEM 17. UNDERTAKINGS.

     The Company hereby undertakes:

          (1) To file, during any period in which offers or sales are being made pursuant to this Registration Statement, a post-effective amendment to this Registration Statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Waltham, Commonwealth of Massachusetts, on October 3, 1997.

                                           MOLTEN METAL TECHNOLOGY, INC.


                                           By: /s/ William M. Haney, III
                                               -------------------------------
                                                William M. Haney, III
                                                President and
                                                Chief Executive Officer

                                POWER OF ATTORNEY

     We, the undersigned officers and Directors of Molten Metal Technology, Inc., hereby severally constitute and appoint William M. Haney, III, Benjamin T. Downs and Ethan E. Jacks and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the Registration Statement on Form S-1 filed herewith and any and all post-effective amendments to said Registration Statement, and generally to do all such things in our names and on our behalf in our capacities as officers and Directors to enable Molten Metal Technology, Inc. to comply with the provisions of the Securities Act of 1933, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys or any of them, to said Registration Statement and any and all amendments thereto.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

         Signature                                   Title                                 Date
         ---------                                   -----                                 ----


/s/ William M. Haney, III                   President, Chief Executive                October 3, 1997
-----------------------------------
William M. Haney, III                       Officer and Director (Principal
                                            Executive Officer)

/s/ Christopher J. Nagel, Sc.D.             Chief Technical Officer and               October 3, 1997
-----------------------------------
Christopher J. Nagel, Sc.D.                 Director

/s/ F. Gordon Bitter                        Chief Financial Officer                   October 3, 1997
-----------------------------------         (Principal Financial and
F. Gordon Bitter                            Accounting Officer)

/s/ Marie J. Langlois                       Director                                  October 3, 1997
-----------------------------------
Marie J. Langlois

/s/ Peter A. Lewis                          Director                                  October 3, 1997
-----------------------------------
Peter A. Lewis

/s/ John T. Preston                         Director                                  October 3, 1997
-----------------------------------
John T. Preston

/s/ Maurice F. Strong                       Director                                  October 3, 1997
-----------------------------------
Maurice F. Strong

/s/ Robert A. Swanson                       Director                                  October 3, 1997
-----------------------------------
Robert A. Swanson

                                      II-7